UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)_December 3, 2008_
DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     This Form 8-K updates the Annual Report on Form 10-K for the year ended December 31, 2007, which was filed on February 29, 2008 (the “Form 10-K”), of Developers Diversified Realty Corporation (the “Company”).
     This Form 8-K reflects the impact of the classification of discontinued operations of properties sold after January 1, 2008, pursuant to the requirements of Statement of Financial Accounting Standards 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), for the three years ended December 31, 2007, 2006 and 2005. During the period from January 1, 2008 to September 30, 2008, the Company disposed of ten shopping center properties and one business center (including one property held for sale at December 31, 2007), aggregating 0.9 million square feet. In compliance with SFAS 144, the Company has reported revenues, expenses and gains on the disposition of these properties as income from discontinued operations for each period presented in its quarterly reports filed since the properties were disposed of (including the comparable period of the prior year). The same retrospective adjustment of discontinued operations required by SFAS 144 is required for previously issued annual financial statements, if those financial statements are incorporated by reference in subsequent filings with the Securities and Exchange Commission under the Securities Act of 1933 even though those financial statements relate to periods prior to the dates of the sales. Accordingly, the Company has reflected these retrospective adjustments in, and is amending the following portions of, the above referenced Form 10-K: Item 6 – Selected Financial Data, Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 8 – Financial Statements and Supplementary Data and Item 15(a)(1) – Financial Statements (including the Company’s Consolidated Financial Statements for the three years ended December 31, 2007, 2006 and 2005, Notes to the Consolidated Financial Statements and the Report of Independent Registered Public Accounting Firm). These retrospective adjustments have no effect on the Company’s previously reported net income available to common shareholders.
     All other items of the Form 10-K remain unchanged, and no attempt has been made to update matters in the Form 10-K, except to the extent expressly provided above. Refer to the Company’s quarterly reports on Form 10-Q for periods subsequent to December 31, 2007.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
(23) Consent of PricewaterhouseCoopers LLP

Item 6. SELECTED FINANCIAL DATA

The consolidated financial data included in the following table has been derived from the financial statements for the last five years and includes the information required by Item 301 of Regulation S-K. The following selected consolidated financial data should be read in conjunction with the Company’s consolidated financial statements and related notes and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
(Amounts in thousands, except per share data)

	For the Years Ended December 31,
	2007 (1)	2006 (1)	2005 (1)	2004 (1)	2003 (1)

Operating Data:
Revenues	$936,862	$774,273	$674,163	$527,002	$412,353

Expenses:
Rental operations	321,220	256,886	224,453	175,641	142,550
Depreciation & amortization	215,150	180,625	152,741	114,954	82,141

	536,370	437,511	377,194	290,595	224,691

Interest income	8,772	9,050	9,974	4,198	5,076
Interest expense	(258,493)	(207,124)	(169,588)	(114,750)	(78,471)
Other expense, net	(3,019)	(446)	(2,532)	(1,779)	(10,119)

	(252,740)	(198,520)	(162,146)	(112,331)	(83,514)

Income before equity in net income of joint ventures, gain on disposition of joint venture interests, minority equity interests, income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes, discontinued operations, gain on disposition of real estate and cumulative effect of adoption of a new accounting standard	147,752	138,242	134,823	124,076	104,148
Equity in net income of joint ventures	43,229	30,337	34,873	40,895	44,967
Gain on disposition of joint venture interests	—	—	—	—	7,950
Minority equity interests	(18,218)	(8,893)	(6,852)	(4,332)	(4,067)
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes	14,655	2,497	(276)	(1,467)	(1,618)

Income from continuing operations	187,418	162,183	162,568	159,172	151,380
Discontinued operations:
Income from discontinued operations	7,519	8,007	15,268	20,388	14,489
Gain on disposition of real estate, net of tax	12,259	11,051	16,667	8,561	460

	19,778	19,058	31,935	28,949	14,949

Income before gain on disposition of real estate	207,196	181,241	194,503	188,121	166,329
Gain on disposition of real estate	68,851	72,023	88,140	84,642	73,932
Cumulative effect of adoption of a new accounting standard	—	—	—	(3,001)	—

Net income	$276,047	$253,264	$282,643	$269,762	$240,261

Net income applicable to common shareholders	$225,113	$198,095	$227,474	$219,056	$189,056

	For the Years Ended December 31,
	2007 (1)	2006 (1)	2005 (1)	2004 (1)	2003 (1)

Earnings per share data — Basic:
Income from continuing operations	$1.70	$1.65	$1.81	$2.00	$2.13
Income from discontinued operations	0.16	0.17	0.29	0.30	0.18
Cumulative effect of adoption of a new accounting standard	—	—	—	(0.03)	—

Net income applicable to common shareholders	$1.86	$1.82	$2.10	$2.27	$2.31

Weighted average number of common shares	120,879	109,002	108,310	96,638	81,903
Earnings per share data — Diluted:
Income from continuing operations	$1.69	$1.64	$1.79	$1.98	$2.09
Income from discontinued operations	0.16	0.17	0.29	0.29	0.18
Cumulative effect of adoption of a new accounting standard	—	—	—	(0.03)	—

Net income applicable to common shareholders	$1.85	$1.81	$2.08	$2.24	$2.27

Weighted average number of common shares	121,497	109,613	109,142	99,024	84,188
Cash dividends declared	$2.64	$2.36	$2.16	$1.94	$1.69

	At December 31,
	2007	2006	2005	2004	2003

Balance Sheet Data:
Real estate (at cost)	$8,984,671	$7,447,459	$7,029,337	$5,603,424	$3,884,911
Real estate, net of accumulated depreciation	7,960,623	6,586,193	6,336,514	5,035,193	3,426,698
Investments in and advances to joint ventures	638,111	291,685	275,136	288,020	260,143
Total assets	9,089,816	7,179,753	6,862,977	5,583,547	3,941,151
Total debt	5,591,014	4,248,812	3,891,001	2,718,690	2,083,131
Shareholders’ equity	2,998,825	2,496,183	2,570,281	2,554,319	1,614,070

	For the Years Ended December 31,
	2007 (1)	2006 (1)	2005 (1)	2004 (1)	2003 (1)

Cash Flow Data:
Cash flow provided by (used for):
Operating activities	$414,616	$340,692	$355,423	$292,226	$263,129
Investing activities	(1,148,316)	(203,047)	(339,443)	(1,134,601)	(16,246)
Financing activities	755,491	(139,922)	(35,196)	880,553	(251,561)
Other Data:
Funds from operations (2):
Net income applicable to common shareholders	$225,113	$198,095	$227,474	$219,056	$189,056
Depreciation and amortization of real estate investments	214,396	185,449	169,117	130,536	93,174
Equity in net income from joint ventures	(43,229)	(30,337)	(34,873)	(40,895)	(44,967)
Gain on disposition of joint venture interests	—	—	—	—	(7,950)
Joint ventures’ funds from operations (2)	84,423	44,473	49,302	46,209	47,942
Minority equity interests (OP Units)	2,275	2,116	2,916	2,607	1,769
Gain on disposition of depreciable real estate investments, net	(17,956)	(21,987)	(58,834)	(68,179)	(67,352)
Cumulative effect of adoption of a new accounting standard	—	—	—	3,001	—

Funds from operations applicable to common shareholders (2)	465,022	377,809	355,102	292,335	211,672
Preferred share dividends	50,934	55,169	55,169	50,706	51,205

	$515,956	$432,978	$410,271	$343,041	$262,877

Weighted average shares and OP Units (Diluted) (3)	122,716	110,826	110,700	99,147	84,319

(1)	As described in the consolidated financial statements, the Company acquired 317 properties in 2007 (including 68 of which were acquired through unconsolidated joint ventures), 20 properties in 2006 (including 15 of which were acquired through unconsolidated joint ventures and four of which the Company acquired its joint venture partners’ interest), 52 properties in 2005 (including 36 of which were acquired through unconsolidated joint ventures and one of which the Company acquired its joint venture partner’s interest), 112 properties in 2004 (18 of which were acquired through unconsolidated joint ventures and one of which the Company acquired its joint venture partner’s interest) and 124 properties in 2003 (three of which the Company acquired its joint venture partners’ interest). The Company sold 74 properties in 2007 (seven of which were owned through unconsolidated joint ventures), 15 properties in 2006 (nine of which were owned through unconsolidated joint ventures), 47 properties in 2005 (12 of which were owned through unconsolidated joint ventures), 28 properties in 2004 (13 of which were owned through unconsolidated joint ventures) and 38 properties in 2003 (12 of which were owned through unconsolidated joint ventures). All amounts have been presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with that standard, long-lived assets that were sold or classified as held for sale as a result of disposal activities, have been classified as discontinued operations for all periods presented.

(2)	Management believes that Funds From Operations (“FFO”), which is a non-GAAP financial measure, provides an additional and useful means to assess the financial performance of a REIT. It is frequently used by securities analysts, investors and other interested parties to evaluate the performance of REITs, most of which present FFO along with net income as calculated in accordance with GAAP. FFO applicable to common shareholders is generally defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation, equity income from joint ventures and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures, determined on a consistent basis. Management believes that FFO provides the Company and investors with an important indicator of the Company’s operating performance. This measure of performance is used by the Company for several business purposes and for REITs it provides a recognized measure of performance other than GAAP net income, which may include non-cash items (often significant). Other real estate companies may calculate FFO in a different manner.

(3)	Represents weighted average shares and operating partnership units, or OP Units, at the end of the respective period.

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements, the notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and percentage relationships set forth in the consolidated financial statements, including trends that might appear, should not be taken as indicative of future operations. The Company considers portions of this information to be “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectations for future periods. Forward-looking statements include, without limitation, statements related to acquisitions (including any related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of environmental and other regulations. Although the Company believes that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. Readers should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could cause actual results to differ materially from those expressed or implied in the forward-looking statements and could materially affect the Company’s actual results, performance or achievements.

Factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

•	The Company is subject to general risks affecting the real estate industry, including the need to enter into new leases or renew leases on favorable terms to generate rental revenues;

•	The Company could be adversely affected by changes in the local markets where its properties are located, as well as by adverse changes in national economic and market conditions;

•	The Company may fail to anticipate the effects on its properties of changes in consumer buying practices, including sales over the Internet and the resulting retailing practices and space needs of its tenants;

•	The Company is subject to competition for tenants from other owners of retail properties, and its tenants are subject to competition from other retailers and methods of distribution. The Company is dependent upon the successful operations and financial condition of its tenants, in particular of its major tenants, and could be adversely affected by the bankruptcy of those tenants;

•	The Company may not realize the intended benefits of acquisition or merger transactions. The acquired assets may not perform as well as the Company anticipated, or the Company may not successfully integrate the assets and realize the improvements in occupancy and operating results that the Company anticipates. The acquisition of certain assets may subject the Company to liabilities, including environmental liabilities;

•	The Company may fail to identify, acquire, construct or develop additional properties that produce a desired yield on invested capital, or may fail to effectively integrate acquisitions of properties or portfolios of properties. In addition, the Company may be limited in its acquisition opportunities due to competition and other factors;

•	The Company may fail to dispose of properties on favorable terms. In addition, real estate investments can be illiquid and limit the Company’s ability to promptly make changes to its portfolio to respond to economic and other conditions;

•	The Company may abandon a development opportunity after expending resources if it determines that the development opportunity is not feasible, or if it is unable to obtain all necessary zoning and other required governmental permits and authorizations;

•	The Company may not complete development projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions, governmental approvals, material shortages, or general economic downturn resulting in increased debt service expense and construction costs and decreases in revenue;

•	The Company’s financial condition may be affected by required debt service payments, the risk of default and restrictions on its ability to incur additional debt or enter into certain transactions under its credit facilities and other documents governing its debt obligations. In addition, the Company may encounter difficulties in obtaining permanent financing;

•	Debt and/or equity financing necessary for the Company to continue to grow and operate its business may not be available or may not be available on favorable terms;

•	The Company is subject to complex regulations related to its status as a real estate investment trust (“REIT”) and would be adversely affected if it failed to qualify as a REIT;

•	The Company must make distributions to shareholders to continue to qualify as a REIT, and if the Company borrows funds to make distributions, those borrowings may not be available on favorable terms;

•	Joint venture investments may involve risks not otherwise present for investments made solely by the Company, including the possibility that a partner or co-venturer may become bankrupt, may at any time have different interests or goals than those of the Company and may take action contrary to the Company’s instructions, requests, policies or objectives, including the Company’s policy with respect to maintaining its qualification as a REIT;

•	The Company may not realize anticipated returns from its real estate assets outside the United States. The Company expects to continue to pursue international opportunities that may subject the Company to different or greater risks than those associated with its domestic operations. The Company owns assets in Puerto Rico, an interest in an unconsolidated joint venture that owns properties in Brazil and an interest in recently formed consolidated joint ventures that will develop and own properties in Canada, Russia and Ukraine;

•	International development and ownership activities carry risks that are different from those the Company faces with the Company’s domestic properties and operations. These risks include:

•	Adverse effects of changes in exchange rates for foreign currencies;

•	Changes in foreign political or economic environments;

•	Challenges of complying with a wide variety of foreign laws including taxes, addressing different practices and customs relating to corporate governance, operations and litigation;

•	Different lending practices;

•	Cultural and consumer differences;

•	Changes in applicable laws and regulations in the United States that affect foreign operations;

•	Difficulties in managing international operations and

•	Obstacles to the repatriation of earnings and cash;

•	Although the Company’s international activities are currently a relatively small portion of its business, to the extent the Company expands its international activities, these risks could significantly increase and adversely affect its results of operations and financial condition;

•	The Company is subject to potential environmental liabilities;

•	The Company may incur losses that are uninsured or exceed policy coverage due to its liability for certain injuries to persons, property or the environment occurring on its properties;

•	The Company could incur additional expenses in order to comply with or respond to claims under the Americans with Disabilities Act or otherwise be adversely affected by changes in government regulations, including changes in environmental, zoning, tax and other regulations and

•	Changes in interest rates could adversely affect the market price of the Company’s common shares, as well as its performance and cash flow.

Executive Summary

The Company is a self-administered and self-managed real estate investment trust, a (“REIT”), in the business of acquiring, developing, redeveloping, owning, leasing and managing shopping centers. As of December 31, 2007, the Company’s portfolio consisted of 710 shopping centers and seven business centers (including 357 properties owned through unconsolidated joint ventures and 40 properties owned through consolidated joint ventures). These properties consist of shopping centers, lifestyle centers and enclosed malls. At December 31, 2007, the Company owned and/or managed approximately 150 million total square feet of Gross Leasable Area (“GLA”), which includes all of the aforementioned properties and 12 properties owned by third parties. The Company also has assets under development in Canada and Russia. The Company believes that its portfolio of shopping center properties is one of the largest (measured by the amount of total GLA) currently held by any publicly-traded REIT. At December 31, 2007, the aggregate occupancy of the Company’s shopping center portfolio was 94.9%, as compared to 95.2% at December 31, 2006. The Company owned 710 shopping centers at December 31, 2007 as compared to 467 shopping centers at December 31, 2006. The average annualized base rent per occupied square foot was $12.24 at December 31, 2007, as compared to $11.56 at December 31, 2006.

Investment Strategy

The Company utilizes the following investment strategy to enhance its competitive position, capture emerging trends and maximize long-term shareholder value. Such initiatives are as follows:

•	Invest in a core portfolio of shopping centers that provide above average returns and regularly review each asset’s return prospects;

•	Develop new shopping centers with expected yields that meaningfully exceed those available in the acquisition market;

•	Acquire under-managed assets where initial returns can be enhanced by the Company’s leasing and redevelopment platforms;

•	Grow assets under management and fee income by structuring funds that can provide investors attractive risk-adjusted returns and

•	Explore international markets and selectively invest where the greatest value creation opportunities exist.

The Company employs its unique set of core competencies in the implementation of its investment strategy. Such core competencies include:

•	Strong leasing relationships with the nation’s leading retailers;

•	National asset management platform focused on maximizing portfolio profitability through strategic leasing and efficient operations;

•	Comprehensive in-house development and redevelopment capability;

•	Dedicated ancillary income and peripheral land development departments;

•	Broad access to capital through diverse banking and institutional relationships and

•	Proven performance as a real estate fund manager and investment partner to an extensive group of well-capitalized domestic and international institutions.

The Company intends to leverage its core competencies and national platform in an efficient and profitable manner that will enable growth in long-term earnings, dividends and asset value.

Retail Environment

Retail sales in the United States have increased consistently for decades. The graph below illustrates the current growth and projected growth in retail sales since 1949.

The most important drivers associated with this increase in retail sales include population growth, job growth, wage growth and consistently increasing net worth.

Since 1960 the population has grown in the United States from just under 200 million to nearly 300 million today and is projected to reach over 400 million by 2050. The graph below illustrates the growth in population and growth rate by decade.

Since 1947 the number of jobs has grown from just under 50 million to over 130 million while unemployment has ranged from approximately 3% to nearly 10%, as illustrated below:

Wages have increased consistently in recent decades. United States wages and benefits have grown from approximately $3 trillion in 1983 to nearly $8 trillion in 2007 which represents a compound annual growth rate of approximately 4%.

Household net worth has also steadily increased with and without dependence on home price appreciation. The graph below illustrates the increase in household net worth without home price appreciation of approximately $2 trillion in 1972 to over $30 trillion in 2007 and including home price appreciation to just under $60 trillion.

The retail sales market continues to shift to the Company’s tenants as illustrated in the graph below:

Market Position

The Company’s real estate portfolio is composed primarily of open-air community center assets and includes other retail formats such as lifestyle centers, hybrid community/lifestyle centers and enclosed malls. These properties draw shoppers from a regional trade area and are typically located within major retail markets and proximate to major highways or thoroughfares. Retailers located in these properties offer a broad array of merchandise, primarily non-discretionary everyday goods, in an environment that appeals to consumers’ shopping preferences for value and convenience.

As part of its long-term objectives, the Company continues to improve the quality of its retail portfolio through strategic acquisitions, dispositions and redevelopments of certain properties, as well as the ground-up development of new properties. Furthermore, the Company’s real estate portfolio, tenant base and business model continually evolve to reflect the evolutionary nature of retailers and retail real estate.

With respect to underlying real estate fundamentals, such as occupancy, rental increases achieved through re-leasing or lease renewal, and average portfolio rental rates, the Company’s portfolio has demonstrated limited volatility during past economic downturns, with little direct relationship to the residential housing market. This consistent performance is attributable to the long-term nature of retail leases, geographic and tenant diversity of the portfolio, and the high credit quality of the national retailers that make up the majority of base rental revenues. The aggregate occupancy of the Company’s portfolio was approximately 95% at December 31, 2007, which is consistent with the Company’s long-term average occupancy rate since 1987. This performance underscores the portfolio’s ability to withstand economic fluctuations, retailer bankruptcies and store closures, which, in turn, produce highly stable and consistent cash flow.

Since 1997, the Company’s shopping center occupancy rate has ranged from 94% to 96% as illustrated below:

The average base rental rate per square foot has continued to increase since 1993, the year of the Company’s initial public offering, as illustrated below:

The cash flow stability of the portfolio, combined with accretive acquisitions, value created through new property development and increased net operating income from its core operations, have contributed to the

Company’s increased annual per share dividends from $1.69 in 2003 to $2.64 in 2007. The Company anticipates the 2008 annual per share dividend to be $2.76.

The following table lists the Company’s ten largest tenants based on total annualized rental revenues and Company-owned GLA of the wholly-owned properties and the Company’s proportionate share of joint venture properties combined as of December 31, 2007:

	% of Total
	Shopping Center	% of Company-Owned
Tenant	Base Rental Revenues	Shopping Center GLA

1. Wal-Mart/Sam’s Club	4.3%	7.3%
2. Mervyns	2.4	2.2
3. PetSmart	2.0	1.6
4. T.J. Maxx/Marshalls/A.J. Wright/Homegoods	2.0	2.4
5. Lowe’s Home Improvement	1.9	3.3
6. Bed Bath & Beyond	1.6	1.4
7. Circuit City	1.6	1.2
8. Kohl’s	1.3	2.1
9. Michaels	1.3	1.3
10. Eckerd Drug	1.3	0.6

The following table lists the Company’s largest tenants based on total annualized rental revenues and Company-owned GLA of the wholly-owned properties and the Company’s joint venture properties as of December 31, 2007:

	Wholly-Owned Properties		Joint Venture Properties
	% of	% of	% of	% of
	Shopping Center	Company-Owned	Shopping Center	Company-Owned
	Base Rental	Shopping Center	Base Rental	Shopping Center
Tenant	Revenues	GLA	Revenues	GLA

Wal-Mart/Sam’s Club	5.2%	8.5%	1.8%	3.3%
Lowe’s Home Improvement	2.3	3.9	0.7	1.1
PetSmart	2.0	1.6	2.4	2.3
T.J. Maxx/Marshalls/A.J. Wright/Homegoods	1.9	2.4	2.6	3.3
Eckerd Drug	1.7	0.8	—	—
Circuit City	1.7	1.2	1.4	1.3
Bed, Bath, & Beyond	1.6	1.4	1.6	1.8
Home Depot	1.3	1.8	0.3	0.5
Ahold USA	1.3	1.1	1.5	1.7
Michaels	1.3	1.2	1.5	1.7
Kohl’s	1.2	1.8	2.1	3.6
Mervyns	0.2	0.1	4.4	4.7
Publix Supermarkets	0.4	0.6	2.6	3.6
Linens ’n Things	0.8	0.5	1.6	1.6
Ross Dress For Less	0.9	0.8	1.6	1.9

Growth Opportunities

Property Development

The Company currently views property development as the most attractive investment on a risk-adjusted return basis. The Company is currently developing 17 projects at an aggregate cost of $1.4 billion. The Company has also identified a pipeline of development opportunities reflecting an aggregate estimated cost of over $1 billion.

In addition to these developments, the Company believes its core competencies will enable it to capitalize in the current economy on select opportunities in which other private retail real estate developers may experience distress related to leasing or their ability to access capital. While there are no assurances any of these projects will be pursued or completed, they provide a source of potential development projects over the next several years.

Disposition Strategy

As part of its ongoing portfolio management and capital recycling strategies to improve overall portfolio performance and operating efficiency, the Company expects to continue to sell assets that are not consistent with its long-term investment objectives. The Company also expects to sell certain core assets with stable cash flows to joint ventures with institutional investment partners. Proceeds from these sales will be redeployed to fund higher-yielding investments.

Fund Management

The Company continues to receive positive interest from diverse international and domestic private capital investors to co-invest with the Company in retail real estate. The Company has a history of successful partnerships with such institutional investors and has an established portfolio of large, long-term retail real estate investment funds. To the extent that capital market volatility creates attractive investment opportunities, the Company believes it is well-positioned to capitalize on such opportunities, based on its successful sponsorship record and broad institutional relationships.

International Investment

The Company believes that as certain international economies develop and as more retailers expand their international operations, there is opportunity for value-creation through retail real estate investment in select foreign markets with particular focus on emerging markets that are meaningfully underserved by high quality, modern shopping centers. The Company believes its best opportunities are those which enable the Company to export its core competencies, particularly its development capability. The Company believes it can create value through the development process and gain access to high quality centers in countries that have more rapid economic growth than the United States. To that end, the Company has joint venture investments in Brazil, Canada, and Russia and continues to evaluate opportunities for prudent expansion in other international markets.

Year in Review — 2007

Net income for the year ended December 31, 2007, was $276.0 million, or $1.85 per share (diluted), compared to net income of $253.3 million, or $1.81 per share (diluted), for the prior year. Funds From Operations (“FFO”) applicable to common shareholders for the year ended December 31, 2007, was $465.0 million compared to $377.8 million for the year ended December 31, 2006, an increase of 23.1%. The increase in FFO applicable to common shareholders of approximately $87.2 million is due to (i) the merger with Inland Retail Real Estate Trust, Inc. (“IRRETI”), (ii) the release of certain tax valuation reserves, (iii) income earned from recently formed joint ventures and promoted income related to the sale of joint venture assets and (iv) a reduction in the Company’s weighted average interest rate from 5.8% in 2006 to 5.4% in 2007. These increases were partially offset by (i) a non-cash charge relating to the redemption of preferred shares, (ii) IRRETI merger integration related costs and (iii) a charge relating to the former president’s resignation as an executive officer.

The most significant achievement during the year was the successful closing of the merger with IRRETI, including the financing and integration of the asset portfolio. This transaction included the simultaneous formation of the joint venture with TIAA-CREF with respect to a portfolio of IRRETI community shopping centers with a value of approximately $3.0 billion. The Company prioritized identifying and securing permanent financing using appropriate levels of long-term debt and equity. Of the $6.2 billion in financing necessary to complete the IRRETI acquisition, $4.5 billion was permanent financing in place at closing and the remaining $1.7 billion was completed by the end of the second quarter.

In addition to closing the TIAA-CREF joint venture on the same date as the closing of the merger with IRRETI, the Company issued 5.7 million common shares to the IRRETI shareholders for a total consideration of approximately $394.2 million. The Company also settled forward-sale agreements and issued an aggregate of 11.6 million of its common shares for approximately $746.6 million. In addition, the Company assumed

$446.5 million of secured debt, and prior to the closing of the merger, expanded its existing secured term loan by $150.0 million. In March, the Company issued $600.0 million of 3.0% convertible debt due in 2012.

In June, the Company contributed a $1.5 billion portfolio of primarily grocery anchored shopping centers, a majority of which were acquired from IRRETI, to DDR Domestic Retail Fund I, a long-term, core, commingled fund that combined new institutional investors with existing partners. In May, the Company established a new joint venture relationship with TRT DDR Venture I General Partnership (“Dividend Capital Total Realty Trust Joint Venture”) and contributed three recently developed wholly-owned assets for $161.5 million, recognizing a merchant building gain of $45.7 million, net of tax. In August, the Company contributed three IRRETI assets to DDR Macquarie Fund LLC for $49.8 million. The Company also sold non-core assets for nearly $600 million throughout 2007. The proceeds from the March convertible debt issuance, asset sales to joint ventures and asset sales to third parties were used to repay $750 million of bridge financing, $485 million of preferred operating partnership units (“OP Units”) and borrowings on the Company’s revolving credit facilities and, as discussed below, to repurchase approximately $260 million shares of the Company.

The Company’s Board of Directors approved a share repurchase program of up to a maximum value of $500 million in its common shares. As of December 31, 2007, the Company had repurchased 5.6 million of its common shares at a weighted average cost of $46.66 per share. The Company will continue to evaluate this investment option as a use of proceeds from asset sales in relation to market returns available on developments, acquisitions and other liquidity needs the Company may have, including the repayment of debt.

During 2007, the Company and its joint ventures commenced development on 17 projects aggregating over 9 million square feet of total GLA for a projected cost of $1.4 billion. The Company and its joint ventures also placed into service approximately $206 million of development projects in 2007. In addition, during 2007, the Company entered into a consolidated joint venture with ECE Projektmanagement G.m.b.H. & Co.KG (“ECE”), in which the Company will have a 75% ownership interest and committed to invest approximately $300 million in equity over five years to fund investments in new retail developments in western Russia and Ukraine. The joint venture has commenced two developments in western Russia. The developments are located in Yaroslavl, Russia and Togliatti, Russia at an aggregate projected cost of $430 million over the next three years.

The Company also entered into two joint ventures involving two development projects in Canada, in which the Company will have a 50% ownership interest, at an aggregate projected cost of approximately $280 million over the next three years. These projects are located in Toronto, Ontario, Canada and Brampton, Ontario, Canada. The Company’s joint venture in Brazil is also developing a project located in Manaus, Brazil, in which the Company will have a 47.4% ownership interest, at a projected cost of approximately $100 million.

In previous years, the Company’s portfolio has weathered difficult economic cycles with stable and consistent cash flows primarily attributable to the credit quality and long-term nature of the Company’s tenant leases. Fundamentals of the business are still healthy. Although the Company remains very attuned to the current challenges in the capital markets environment, the Company remains focused on the fact that consumers are still shopping, tenants are still leasing space, including opening new stores, and private capital is still investing in shopping centers.

The Company continues to believe that in a price deflationary environment for most retail sectors, top retailers often rely heavily on external growth to bolster their overall financial health and execute their expansion strategy. While there is clearly a slow down of new store growth for the less successful merchants, the Company believes the most successful merchants will use the current environment to their advantage by stealing market share from their struggling competitors. The Company has seen this happen through many prior cycles and considers most of its tenants well positioned to outperform. As a retail landlord, the Company continues to execute leases with the retailers that are gaining market share, driving sales and offering the best experience to the consumer. The Company has had success with understanding its tenants and believes that retailers in its portfolio continue to be relatively well positioned, both competitively and financially.

As the capital markets and the national economy are uncertain, it is important to have access to various types of capital. The Company has consistently operated with a philosophy to maintain broad and diverse financial relationships at all times. The Company believes it is prepared and appropriately financed for the current environment and has made appropriate adjustments to its investment and capital strategies (see Liquidity and Capital Resources).

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements of the Company include the accounts of the Company and all subsidiaries where the Company has financial or operating control. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, management has utilized available information, including the Company’s history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. It is possible that the ultimate outcome as anticipated by management in formulating its estimates inherent in these financial statements might not materialize. Application of the critical accounting policies described below involves the exercise of judgment and the use of assumptions as to future uncertainties. As a result, actual results could differ from these estimates. In addition, other companies may utilize different estimates that may affect the comparability of the Company’s results of operations to those of companies in similar businesses.

Revenue Recognition and Accounts Receivable

Rental revenue is recognized on a straight-line basis that averages minimum rents over the current term of the leases. Certain of these leases provide for percentage and overage rents based upon the level of sales achieved by the tenant. Percentage and overage rents are recognized after a tenant’s reported sales have exceeded the applicable sales break point set forth in the applicable lease. The leases also typically provide for tenant reimbursements of common area maintenance and other operating expenses and real estate taxes. Accordingly, revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Management fees are recorded in the period earned. Ancillary and other property-related income, which includes the leasing of vacant space to temporary tenants, are recognized in the period earned. Lease termination fees are included in other income and recognized and earned upon termination of a tenant’s lease and relinquishment of space in which the Company has no further obligation to the tenant. Acquisition and financing fees are earned and recognized at the completion of the respective transaction in accordance with the underlying agreements. Fee income derived from the Company’s unconsolidated joint venture investments is recognized to the extent attributable to the unaffiliated ownership interest.

The Company makes estimates of the collectibility of its accounts receivable related to base rents, including straight-line rentals, expense reimbursements and other revenue or income. The Company specifically analyzes accounts receivable and analyzes historical bad debts, customer credit worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, the Company makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on the Company’s net income because a higher bad debt reserve results in less net income.

Real Estate

Land, buildings and fixtures and tenant improvements are recorded at cost and stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and/or replacements that improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives.

Properties are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Buildings	Useful lives, ranging from 30 to 40 years
Fixtures and tenant improvements	Useful lives, which approximate lease terms, where applicable

The Company is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company’s net income. If the Company would lengthen the expected useful life of a particular asset, it would be depreciated over more years and result in less depreciation expense and higher annual net income.

Assessment of recoverability by the Company of certain other lease-related costs must be made when the Company has a reason to believe that the tenant may not be able to perform under the terms of the lease as originally expected. This requires management to make estimates as to the recoverability of such assets.

Gains from disposition of outlots, land parcels and shopping centers are generally recognized using the full accrual or partial sale method (as applicable) in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 66, “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of the sale and any subsequent involvement by the Company with the properties sold are met.

Long-Lived Assets

On a periodic basis, management assesses whether there are any indicators that the value of real estate properties may be impaired. A property’s value is impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In management’s estimate of cash flows, it considers factors such as expected future operating income, trends and prospects, the effects of demand, competition and other factors. In addition, the undiscounted cash flows may consider a probability-weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated. The determination of undiscounted cash flows requires significant estimates by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could affect the determination of whether an impairment exists and whether the effects could have a material impact on the Company’s net income. To the extent an impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.

When assets are identified by management as held for sale, the Company discontinues depreciating the assets and estimates the sales price, net of selling costs of such assets. If, in management’s opinion, the net sales price of the assets that have been identified for sale is less than the net book value of the assets, an impairment charge is recorded.

The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties and other investments. These assessments have a direct impact on the Company’s net income because recording an impairment charge results in an immediate negative adjustment to net income.

The Company allocates the purchase price to assets acquired and liabilities assumed on a gross basis based on their relative fair values at the date of acquisition pursuant to the provisions of SFAS No. 141, “Business Combinations.” In estimating the fair value of the tangible and intangible assets and liabilities acquired, the Company considers information obtained about each property as a result of its due diligence, marketing and leasing activities. It applies various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs net of depreciation and available market information. The Company is required to make subjective estimates in connection with these valuations and allocations.

Off Balance Sheet Arrangements

The Company has a number of off balance sheet joint ventures and other unconsolidated arrangements with varying structures. The Company consolidates entities in which it owns less than a 100% equity interest if it is deemed to have a controlling interest or is the primary beneficiary in a variable interest entity, as defined in Financial Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” (“FIN 46(R)”) or is the controlling general partner pursuant to Emerging Issue Task Force (“EITF”) 04-05.

To the extent that the Company contributes assets to a joint venture, the Company’s investment in the joint venture is recorded at the Company’s cost basis in the assets that were contributed to the joint venture. To the extent that the Company’s cost basis is different from the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of joint ventures. In accordance with the provisions of Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures,” the Company will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent an impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

Discontinued Operations

Pursuant to the definition of a component of an entity as described in SFAS No. 144, assuming no significant continuing involvement, the sale of a retail or industrial property is considered a discontinued operation. In addition, the operations from properties classified as held for sale are considered a discontinued operation. The Company generally considers assets to be held for sale when the transaction has been approved by the appropriate level of management and there are no known significant contingencies relating to the sale such that the sale of the property within one year is considered probable. Accordingly, the results of operations of operating properties disposed of or classified as held for sale, for which the Company has no significant continuing involvement, are reflected as discontinued operations. On occasion, the Company will receive unsolicited offers from third parties to buy an individual shopping center. The Company generally will classify properties as held for sale when a sales contract is executed with no contingencies and the prospective buyer has significant funds at risk to ensure performance.

Interest expense, which is specifically identifiable to the property, is used in the computation of interest expense attributable to discontinued operations. Consolidated interest at the corporate level is allocated to discontinued operations pursuant to the methods prescribed under EITF 87-24, “Allocation of Interest to Discontinued Operations,” based on the proportion of net assets sold.

Included in discontinued operations as of and for the three years ended December 31, 2007, are 119 properties aggregating 11.9 million square feet of GLA including one property that is considered held for sale at December 31, 2007. The operations of such properties have been reflected on a comparative basis as discontinued operations in the consolidated financial statements for each of the three years ended December 31, 2007, included herein.

Stock-Based Employee Compensation

The Company applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its stock-based compensation plans, prior to January 1, 2006. Accordingly, the Company did not recognize compensation cost for stock options when the option exercise price equaled or exceeded the market value on the date of the grant. The Company adopted SFAS 123(R), “Share-Based Payment,” on January 1, 2006. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 148, “Accounting for Stock-Based Compensation —

Transition and Disclosure, an amendment of SFAS No. 123,” for the year ended December 31, 2005 (in thousands, except per share amounts):

Year Ended
December 31,
2005

Net income, as reported	$282,643
Add: Stock-based employee compensation included in reported net income	5,652
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(5,319)

$282,976

Earnings Per Share:
Basic — as reported	$2.10

Basic — pro forma	$2.10

Diluted — as reported	$2.08

Diluted — pro forma	$2.09

SFAS 123(R) requires all share-based payments to employees, including grants of stock options, to be recognized in the financial statements based on their fair value. The fair value is estimated at the date of grant using a Black-Scholes option pricing model with weighted average assumptions for the activity under stock plans. Option pricing model input assumptions, such as expected volatility, expected term and risk-free interest rate, impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on or determined from external data, and other assumptions may be derived from experience with share-based payment arrangements. The appropriate weight to place on experience is a matter of judgment, based on relevant facts and circumstances.

The risk-free interest rate is based upon a U.S. Treasury Strip with a maturity date that approximates the expected term of the option. The expected life of an award is derived by referring to actual exercise experience. The expected volatility of stock is derived by referring to changes in the Company’s historical share prices over a time frame similar to the expected life of the award.

Accrued Liabilities

The Company makes certain estimates for accrued liabilities including accrued professional fees, interest, real estate taxes, insurance and litigation reserves. These estimates are subjective and based on historical payments, executed agreements, anticipated trends and representations from service providers. These estimates are prepared based on information available at each balance sheet date and are reevaluated upon the receipt of any additional information. Many of these estimates are for payments that occur in one year. These estimates have a direct impact on the Company’s net income because a higher accrual will result in less net income.

The Company has made estimates in assessing the impact of the Financial Accounting Standards Board (“FASB”) issued FIN No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FAS No. 109” (“FIN 48”). The assessment of this provision requires management to estimate the amounts recorded in preparing the Company’s tax provision. These estimates could have a direct impact, as a difference in the tax provision could alter the Company’s net income.

Comparison of 2007 to 2006 Results of Operations
Continuing Operations

Revenues from Operations (in thousands)

	2007	2006	$ Change	% Change

Base and percentage rental revenues	$648,884	$540,482	$108,402	20.1%
Recoveries from tenants	203,869	169,154	34,715	20.5
Ancillary and other property income	19,572	19,486	86	0.4
Management, development and other fee income	50,840	30,294	20,546	67.8
Other	13,697	14,857	(1,160)	(7.8)

Total revenues	$936,862	$774,273	$162,589	21.0%

Base and percentage rental revenues relating to new leasing, re-tenanting and expansion of the Core Portfolio Properties (shopping center properties owned as of January 1, 2006, but excluding properties under development/redevelopment and those classified as discontinued operations) (“Core Portfolio Properties”) increased approximately $7.0 million, or 1.5%, for the year ended December 31, 2007, as compared to the same period in 2006. The increase in base and percentage rental revenues is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$7.0
IRRETI merger	109.1
Development/redevelopment of shopping center properties	7.3
Disposition of shopping center properties in 2007 and 2006	(11.6)
Business center properties	0.5
Straight-line rents	(3.9)

$108.4

At December 31, 2007, the aggregate occupancy of the Company’s shopping center portfolio was 94.9%, as compared to 95.2% at December 31, 2006. The Company owned 710 shopping centers at December 31, 2007, as compared to 467 shopping centers at December 31, 2006. The average annualized base rent per occupied square foot was $12.24 at December 31, 2007, as compared to $11.56 at December 31, 2006. The increase is primarily due to the releasing of space during 2007 at higher amounts combined with higher rents attributable to the assets acquired from IRRETI.

At December 31, 2007, the aggregate occupancy of the Company’s wholly-owned shopping centers was 93.9%, as compared to 94.1% at December 31, 2006. The Company owned 353 wholly-owned shopping centers at December 31, 2007, as compared to 261 shopping centers at December 31, 2006. The average annualized base rent per leased square foot was $11.53 at December 31, 2007, as compared to $10.80 at December 31, 2006. The increase is primarily due to the releasing of space during 2007 at higher amounts combined with higher rents attributable to the assets acquired from IRRETI.

At December 31, 2007, the aggregate occupancy rate of the Company’s joint venture shopping centers was 95.9%, as compared to 96.9% at December 31, 2006. The Company’s joint ventures owned 357 shopping centers including 40 consolidated centers primarily owned through the Mervyns Joint Venture at December 31, 2007, as compared to 167 shopping centers and 39 consolidated centers at December 31, 2006. The average annualized base rent per leased square foot was $12.86 at December 31, 2007, as compared to $12.69 at December 31, 2006. The increase is a result of the mix of shopping center assets in the joint ventures at December 31, 2007, as compared to December 31, 2006, primarily related to the 2007 formation of Dividend Capital Total Realty Trust Joint Venture, DDR Domestic Retail Fund I and a joint venture with TIAA-CREF (“TIAA-CREF Joint Venture”).

At December 31, 2007, the aggregate occupancy of the Company’s business centers was 70.0%, as compared to 42.1% at December 31, 2006. The increase in occupancy is primarily due to a large vacancy filled at a business center in Boston, Massachusetts. The business centers consist of seven assets in five states at December 31, 2007 and 2006.

Recoveries from tenants increased $34.7 million, or 20.5%, for the year ended December 31, 2007, as compared to the same period in 2006. This increase is primarily due to an increase in operating expenses and real estate taxes that aggregated $43.8 million, primarily due to the IRRETI merger in February 2007. Recoveries were approximately 85.0% and 86.2% of operating expenses and real estate taxes for the years ended December 31, 2007 and 2006, respectively.

The increase in recoveries from tenants was primarily related to the following (in millions):

Increase
(Decrease)

IRRETI merger	$27.5
Acquisition and development/redevelopment of shopping center properties in 2007 and 2006	5.3
Transfer of assets to unconsolidated joint ventures in 2007 and 2006	(3.3)
Net increase in operating expenses at the remaining shopping center and business center properties	5.2

$34.7

Ancillary and other property income increased due to additional opportunities in the Core Portfolio Properties. The Company believes its ancillary income program continues to be an industry leader among “open-air” shopping centers. Continued growth is anticipated in the area of ancillary or non-traditional revenue, as additional revenue opportunities are pursued and as currently established revenue opportunities grow throughout the Company’s core, acquired and development portfolios. Ancillary revenue opportunities have in the past included short-term and seasonal leasing programs, outdoor advertising programs, wireless tower development programs, energy management programs, sponsorship programs and various other programs.

The increase in management, development and other fee income for the year ended December 31, 2007, is primarily due to the following (in millions):

Increase
(Decrease)

Newly formed unconsolidated joint venture interests	$11.4
Development fee income	3.0
Asset management fee income	3.3
Other income	2.3
Sale of several of the Company’s unconsolidated joint venture properties	(0.2)
Leasing commissions	0.7

$20.5

Management fee income is expected to continue to increase as unconsolidated joint ventures acquire additional properties and as assets under development become operational. Development fee income was primarily earned through the redevelopment of assets through the Coventry II Fund. The Company expects to continue to pursue additional development joint ventures as opportunities present themselves.

Other income is composed of the following (in millions):

	Year Ended
	December 31,
	2007	2006

Lease terminations and bankruptcy settlements (1)	$5.0	$14.0
Acquisition and financing fees (2)	7.9	0.4
Other, net	0.8	0.5

	$13.7	$14.9

(1)	For the year ended December 31, 2006, the Company executed lease terminations on four vacant Wal-Mart spaces in the Company’s wholly-owned portfolio.

(2)	Includes acquisition fees of $6.3 million earned from the formation of the TIAA-CREF Joint Venture in February 2007 excluding the Company’s retained ownership interest. The Company’s fee was earned in conjunction with services rendered by the Company in connection with the acquisition of the IRRETI real estate assets. Financing fees are earned in connection with the formation and refinancing of unconsolidated joint ventures, excluding the Company’s retained ownership interest. The Company’s fees are earned in conjunction with the closing and amount of the financing transaction by the joint venture.

Expenses from Operations (in thousands)

	2007	2006	$ Change	% Change

Operating and maintenance	$131,886	$106,531	$25,355	23.8%
Real estate taxes	108,090	89,676	18,414	20.5
General and administrative	81,244	60,679	20,565	33.9
Depreciation and amortization	215,150	180,625	34,525	19.1

	$536,370	$437,511	$98,859	22.6%

Operating and maintenance expenses include the Company’s provision for bad debt expense, which approximated 0.9% and 0.8% of total revenues, including those revenues accounted for as discontinued operations, for the years ended December 31, 2007 and 2006, respectively (see Economic Conditions).

The increase in rental operation expenses, excluding general and administrative, is due to the following (in millions):

	Operating
	and	Real Estate
	Maintenance	Taxes	Depreciation

Core Portfolio Properties	$4.0	$1.2	$3.5
IRRETI merger	15.2	18.2	33.1
Acquisition and development/redevelopment of shopping center properties	5.4	1.2	0.9
Transfer of assets to unconsolidated joint ventures in 2007 and 2006	(1.7)	(2.2)	(3.5)
Business center properties	0.1	—	0.1
Provision for bad debt expense	2.4	—	—
Personal property	—	—	0.4

	$25.4	$18.4	$34.5

The increase in general and administrative expenses is primarily attributable to the merger with IRRETI and additional compensation expense as a result of the former president’s resignation as an executive officer of the Company effective May 2007. The Company recorded a charge of $4.1 million during the year ended December 31, 2007, related to this, which includes, among other items, stock-based compensation charges recorded under the provisions of SFAS 123(R). In addition, the Company incurred integration costs in connection with the IRRETI acquisition that aggregated approximately $2.8 million for the year ended December 31, 2007. The Company does not expect to incur these expenses in 2008. Total general and administrative expenses were approximately 4.5% and 4.8% of total revenues, including revenues accounted for as discontinued operations and total revenues of unconsolidated joint ventures, for the years ended December 31, 2007 and 2006, respectively.

The Company continues to expense internal leasing salaries, legal salaries and related expenses associated with certain leasing and re-leasing of existing space. In addition, the Company capitalized certain direct and incremental internal construction and software development and implementation costs consisting of direct wages and benefits, travel expenses and office overhead costs of $12.8 million and $10.0 million in 2007 and 2006, respectively.

The Company adopted SFAS 123(R), “Share-Based Payment,” as required on January 1, 2006, using the modified prospective method. The Company’s consolidated financial statements as of and for the year ended December 31, 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123(R). The compensation cost recognized under SFAS 123(R) was approximately $11.9 million and $8.3 million for the years ended December 31, 2007 and 2006, respectively. In December 2007, the Board of Directors approved the 2007 Supplemental Equity Award Program for certain officers of the Company. The Company recognized $0.4 million of expense related to this plan in 2007 and anticipates recording general and administrative expense of approximately $5.2 million in 2008. For the year ended December 31, 2007, the Company capitalized $0.3 million of stock-based compensation. There were no significant capitalized stock-based compensation costs in 2006.

SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value. The fair value is estimated at the date of grant using a Black-Scholes option pricing model with weighted average assumptions for the activity under stock plans. Option pricing model input assumptions such as expected volatility, expected term and risk-free interest rate, impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on or determined from external data and other assumptions may be derived from historical experience with share-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The risk-free interest rate is based upon a U.S. Treasury Strip with a maturity date that approximates the expected term of the option. The expected life of an award is derived by referring to actual exercise experience. The expected volatility of stock is derived by referring to changes in the Company’s historical stock prices over a time frame similar to the expected life of the award.

Other Income and Expenses (in thousands)

	2007	2006	$ Change	% Change

Interest income	$8,772	$9,050	$(278)	(3.1)%
Interest expense	(258,493)	(207,124)	(51,369)	24.8
Other expense, net	(3,019)	(446)	(2,573)	576.9

	$(252,740)	$(198,520)	$(54,220)	27.3%

Interest income for the year ended December 31, 2007, included excess cash held by the Company as the result of the IRRETI merger. Interest income for the year ended December 31, 2006, included advances to the KLA/SM Joint Venture, which were repaid by the joint venture in August 2006.

Interest expense increased primarily due to the IRRETI merger and associated borrowings combined with development assets becoming operational. The weighted average debt outstanding and related weighted average interest rate during the year ended December 31, 2007, were $5.4 billion and 5.4%, compared to $4.1 billion and 5.8%, for the same period in 2006. At December 31, 2007, the Company’s weighted average interest rate was 5.2%, compared to 5.8% at December 31, 2006. The reduction in the weighted average interest rate is primarily related to the Company’s issuance of $850 million of senior convertible notes in August 2006 and March 2007 with a weighted average coupon rate of 3.2% and the decline in the short-term interest rates. Interest costs capitalized, in conjunction with development and expansion projects and unconsolidated development joint venture interests, were $26.9 million for the year ended December 31, 2007, compared to $20.0 million for the same period in 2006.

Other income/expense primarily relates to abandoned acquisition and development project costs, litigation costs, formation costs associated with the Company’s joint venture with ECE and other non-recurring income and expenses. In 2006, the Company received proceeds of approximately $1.3 million from a litigation settlement.

Other (in thousands)

	2007	2006	$ Change	% Change

Equity in net income of joint ventures	$43,229	$30,337	$12,892	42.5%
Minority equity interests	(18,218)	(8,893)	(9,325)	104.9
Income tax benefit of taxable REIT subsidiaries and franchise taxes	14,655	2,497	12,158	486.9

A summary of the increase in equity in net income of joint ventures for the year ended December 31, 2007, is composed of the following (in millions):

Increase
(Decrease)

Increase in gains from sale transactions as compared to 2006	$6.3
Purchase of joint venture interests by DDR	(0.7)
Acquisition of assets by unconsolidated joint ventures	6.5
Primarily re-tenanting and refinancing at two joint ventures	0.5
Various other increases	0.3

$12.9

The increase in equity in net income of joint ventures is primarily due to an increase in promoted income and gains from the disposition of unconsolidated joint venture assets in 2007, plus three new joint ventures formed in 2007 and one new joint venture formed in the fourth quarter of 2006. During the year ended December 31, 2007, the Company received $14.3 million of promoted income, of which $13.6 million related to the sale of assets from DDR Markaz LLC to DDR Domestic Retail Fund I. During the year ended December 31, 2006, the Company received $5.5 million of promoted income from the disposition of a joint venture asset in Kildeer, Illinois. In 2007, the Company’s unconsolidated joint ventures recognized an aggregate gain from the sale of joint venture assets of $96.9 million, of which the Company’s proportionate share was $20.8 million. However, $18.0 million of such amount was deferred due to the Company’s continuing involvement in certain assets. In 2006, the Company’s unconsolidated joint ventures recognized an aggregate gain from the sale of joint venture assets of $20.3 million, of which the Company’s proportionate share was $3.1 million.

The Company’s unconsolidated joint ventures sold the following assets in 2007 and 2006, excluding those assets sold from DDR Markaz LLC to DDR Domestic Retail Fund I:

2007 Dispositions	2006 Dispositions

One 25.5% effectively owned shopping center	One 50% effectively owned shopping center
Six sites formerly occupied by Service Merchandise	Four 25.5% effectively owned shopping centers
One 20.75% effectively owned shopping center
Two sites formerly occupied by Service Merchandise
One 10% effectively owned shopping center

Minority equity interest expense increased for the year ended December 31, 2007, primarily due to the following (in millions):

(Increase)
Decrease

Preferred OP Units (1)	$(9.7)
Mervyns Joint Venture, which is owned approximately 50% by the Company	(0.1)
2007 acquisition of remaining interest in Coventry I	0.3
Decrease due to newly formed joint venture under development	0.2

$(9.3)

(1)	Preferred OP Units were issued in February 2007 as part of the financing of the IRRETI merger. These units were redeemed in June 2007.

The aggregate income tax benefit of $14.6 million for the year ended December 31, 2007, is primarily due to the Company recognizing an income tax benefit of approximately $15.4 million in the first quarter of 2007 resulting from the reversal of a previously established valuation allowance against certain deferred tax assets. The reserves were related to deferred tax assets established in prior years, at which time it was determined that it was more likely than not that the deferred tax asset would not be realized and, therefore, a valuation allowance was required. Several factors were considered in the first quarter of 2007 that contributed to the reversals of the valuation allowance. The most significant factor was the sale of merchant building assets by the Company’s taxable REIT subsidiary in the second quarter of 2007 and similar projected taxable gains for future periods. Other factors include the merger of various taxable REIT subsidiaries and the anticipated profit levels of its taxable REIT subsidiaries, which will facilitate the realization of the deferred tax assets. Management regularly assesses established reserves and adjusts these reserves when facts and circumstances indicate that a change in estimate is necessary. Based upon these factors, management determined that it is more likely than not that the deferred tax assets will be realized in the future and, accordingly, the valuation allowance recorded against those deferred tax assets is no longer required.

Discontinued Operations (in thousands)

	2007	2006	$ Change	% Change

Income from discontinued operations	$7,519	$8,007	$(488)	(6.1)%
Gain on disposition of real estate, net of tax	12,259	11,051	1,208	10.9

	$19,778	$19,058	$720	3.8%

Included in discontinued operations for the years ended December 31, 2007 and 2006, are the results of 11 properties sold in 2008 (including one property held for sale at December 31, 2007), aggregating 0.9 million square feet, 67 properties sold in 2007 and one property held for sale at December 31, 2007 (including one property classified as held for sale at December 31, 2006, and 22 properties acquired through the IRRETI merger in 2007), aggregating 6.3 million square feet, and six properties sold in 2006, aggregating 0.8 million square feet.

Gain on Disposition of Real Estate (in thousands)

	2007	2006	$ Change	% Change

Gain on disposition of real estate	$68,851	$72,023	$(3,172)	(4.4)%

The Company recorded gains on disposition of real estate and real estate investments for the years ended December 31, 2007 and 2006, as follows (in millions):

	Year Ended
	December 31,
	2007	2006

Transfer of assets to DDR Domestic Retail Fund I (1)(2)	$1.8	$—
Transfer of assets to Dividend Capital Total Realty Trust Joint Venture (1)(3)	50.3	—
Transfer of assets to DPG Realty Holdings LLC (1)(4)	—	0.6
Transfer of assets to DDR Macquarie Fund LLC (1)(5)	—	9.2
Transfer of assets to DDR MDT PS LLC (1)(6)	—	38.9
Transfer of assets to Service Holdings LLC (1)(7)	—	6.1
Land sales (8)	14.0	14.8
Previously deferred gains and other gains and losses on dispositions (9)	2.8	2.4

	$68.9	$72.0

(1)	This disposition is not classified as discontinued operations due to the Company’s continuing involvement through its retained ownership interest and management agreements.

(2)	The Company transferred two wholly-owned assets. The Company did not record a gain on the contribution of 54 assets, as these assets were recently acquired through the merger with IRRETI.

(3)	The Company transferred three recently developed assets.

(4)	The Company transferred a newly developed expansion area adjacent to a shopping center owned by the joint venture.

(5)	The Company transferred newly developed expansion areas adjacent to four shopping centers owned by the joint venture in 2006. The Company did not record a gain on the contribution of three assets in 2007, as these assets were recently acquired through the merger with IRRETI.

(6)	The Company transferred six recently developed assets.

(7)	The Company transferred 51 retail sites previously occupied by Service Merchandise.

(8)	These dispositions did not meet the criteria for discontinued operations as the land did not have any significant operations prior to disposition.

(9)	These gains and losses are primarily attributable to the subsequent leasing of units related to master lease and other obligations originally established on disposed properties, which are no longer required.

Net Income (in thousands)

	2007	2006	$ Change	% Change

Net Income	$276,047	$253,264	$22,783	9.0%

Net income increased primarily due to (i) the merger with IRRETI, (ii) the release of certain tax valuation reserves and (iii) income earned from recently formed joint ventures and promoted income related to the sale of assets from joint ventures. These increases were partially offset by (i) IRRETI merger integration related costs and

(ii) a charge relating to the former president’s resignation as an executive officer. A summary of the changes in net income in 2007 compared to 2006 is as follows (in millions):

Increase in net operating revenues (total revenues in excess of operating and maintenance expenses and real estate taxes)	$118.9
Increase in general and administrative expenses	(20.6)
Increase in depreciation expense	(34.5)
Decrease in interest income	(0.3)
Increase in interest expense	(51.4)
Change in other expense	(2.6)
Increase in equity in net income of joint ventures	12.9
Increase in minority interest expense	(9.3)
Change in income tax benefit (expense)	12.2
Decrease in income from discontinued operations	(0.5)
Increase in gain on disposition of real estate of discontinued operations properties	1.2
Decrease in gain on disposition of real estate	(3.2)

Increase in net income	$22.8

Comparison of 2006 to 2005 Results of Operations
Continuing Operations

Revenues from Operations (in thousands)

	2006	2005	$ Change	% Change
Base and percentage rental revenues	$540,482	$481,512	$58,970	12.3%
Recoveries from tenants	169,154	148,294	20,860	14.1
Ancillary income and other property income	19,486	14,140	5,346	37.8
Management, development and other fee income	30,294	22,859	7,435	32.5
Other	14,857	7,358	7,499	101.9

Total revenues	$774,273	$674,163	$100,110	14.9%

Base and percentage rental revenues relating to new leasing, re-tenanting and expansion of the Core Portfolio Properties (shopping center properties owned as of January 1, 2005, including the assets located in Puerto Rico for a comparable 11 months of ownership, but excluding properties under development/redevelopment and those classified as discontinued operations) (“Core Portfolio Properties”) increased approximately $11.0 million, or 2.5%, for the year ended December 31, 2006, as compared to the same period in 2005. The increase in base and percentage rental revenues was due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$11.0
Acquisition of real estate assets	44.5
Development/redevelopment of shopping center properties	3.6
Consolidation of a joint venture asset (EITF 04-05)	4.3
Transfer of properties to unconsolidated joint ventures	(9.3)
Business center properties under redevelopment	0.2
Service Merchandise assets (1)	2.9
Straight-line rents	1.8

$59.0

(1)	During 2006 the Company acquired the Service Merchandise sites previously owned through the KLA/SM Joint Venture and subsequently sold these assets to the Service Holdings LLC Joint Venture. These assets were consolidated within the Company’s accounts for approximately two months during the third quarter of 2006.

At December 31, 2006, the aggregate occupancy of the Company’s shopping center portfolio was 95.2%, as compared to 95.3% at December 31, 2005. The Company owned 467 shopping centers at December 31, 2006, as compared to 469 shopping centers at December 31, 2005. The average annualized base rent per occupied square foot was $11.56 at December 31, 2006, as compared to $11.01 at December 31, 2005.

At December 31, 2006, the aggregate occupancy of the Company’s wholly-owned shopping centers was 94.1%, as compared to 94.4% at December 31, 2005. The Company owned 261 wholly-owned shopping centers at December 31, 2006, as compared to 269 shopping centers at December 31, 2005. The average annualized base rent per leased square foot was $10.80 at December 31, 2006, as compared to $10.42 at December 31, 2005.

At December 31, 2006, the aggregate occupancy rate of the Company’s joint venture shopping centers was 96.9%, as compared to 97.0% at December 31, 2005. The Company’s joint ventures owned 167 shopping centers including 39 consolidated centers primarily owned through the Mervyns Joint Venture at December 31, 2006, as compared to 200 shopping centers and 37 consolidated centers at December 31, 2005. The average annualized base rent per leased square foot was $12.69 at December 31, 2006, as compared to $12.05 at December 31, 2005.

At December 31, 2006, the aggregate occupancy of the Company’s business centers was 42.1%, as compared to 43.2% at December 31, 2005. The business centers consisted of seven assets in five states at December 31, 2006 and 2005.

Recoveries from tenants increased $20.9 million, or 14.1%, for the year ended December 31, 2006, as compared to the same period in 2005. This increase was primarily due to an increase in operating expenses and real estate taxes that aggregated $25.8 million, primarily due to acquisitions and developments coming on line as discussed below. Recoveries were approximately 86.2% and 87.0% of operating expenses and real estate taxes for the years ended December 31, 2006 and 2005, respectively.

The increase in recoveries from tenants was primarily related to the following (in millions):

Increase
(Decrease)

Acquisition and development/redevelopment of shopping center properties in 2006 and 2005	$17.8
Transfer of properties to unconsolidated joint ventures in 2006 and 2005	(3.3)
Consolidation of a joint venture asset (EITF 04-05)	1.2
Service Merchandise assets	0.8
Net increase in operating expenses at the remaining shopping center and business center properties	4.4

$20.9

Ancillary income increased due to income earned from the acquisition of properties acquired from the Caribbean Properties Group (“CPG”) and the Benderson Development Company, Inc. (“Benderson”) portfolios.

The increase in management, development and other fee income for the year ended December 31, 2006, is primarily due to the following:

Increase
(Decrease)

Unconsolidated joint venture interests formed in 2005 and the continued growth of DDR Macquarie Fund LLC	$1.3
Other income	4.9
Other fee income	3.2
Development fee income	(0.2)
Sale of several of the Company’s unconsolidated joint venture properties	(1.8)

$7.4

Other income was composed of the following (in millions):

	Year Ended
	December 31,
	2006	2005

Lease termination and bankruptcy settlements (1)	$14.0	$4.0
Acquisition and financing fees (2)	0.4	2.4
Other, net	0.5	1.0

	$14.9	$7.4

(1)	For the year ended December 31, 2006, the Company executed lease terminations on four vacant Wal-Mart spaces in the Company’s wholly-owned portfolio.

(2)	Primarily represents financing fees received in connection with DDR Macquarie Fund LLC, excluding the Company’s retained ownership of approximately 14.5%. The Company’s fees were earned in conjunction with the closing and amount of the financing transaction by the joint venture.

Expenses from Operations (in thousands)

	2006	2005	$ Change	% Change

Operating and maintenance	$106,531	$91,371	$15,160	16.6%
Real estate taxes	89,676	79,034	10,642	13.5
General and administrative	60,679	54,048	6,631	12.3
Depreciation and amortization	180,625	152,741	27,884	18.3

	$437,511	$377,194	$60,317	16.0%

Operating and maintenance expenses included the Company’s provision for bad debt expense, which approximated 0.8% and 1.0% of total revenues, including those revenues accounted for as discontinued operations, for the years ended December 31, 2006 and 2005, respectively.

The increase in rental operation expenses, excluding general and administrative, was due to the following (in millions):

	Operating
	and	Real Estate
	Maintenance	Taxes	Depreciation

Core Portfolio Properties	$4.1	$5.0	$5.1
Acquisition and development/redevelopment of shopping center properties	11.6	6.8	20.7
Consolidation of a joint venture asset (EITF 04-05)	0.5	0.7	1.0
Transfer of properties to unconsolidated joint ventures in 2006 and 2005	(1.6)	(2.4)	(2.4)
Business center properties	0.1	—	0.1
Service Merchandise assets	1.2	0.5	1.3
Provision for bad debt expense	(0.7)	—	—
Personal property	—	—	2.1

	$15.2	$10.6	$27.9

The increase in general and administrative expenses was primarily attributable to certain executive outperformance incentive compensation plans as noted below in the adoption of SFAS 123(R) of approximately $2.6 million and increased expense from the directors deferred compensation plan of approximately $0.9 million. Other increases in general and administrative costs were a result of the growth of the Company and included salaries and wages, information systems and legal and consulting costs of approximately $0.3 million, $0.8 million and $0.9 million, respectively. Total general and administrative expenses were approximately 4.8% and 4.6% of total revenues, including revenues accounted for as discontinued operations and total revenues of unconsolidated joint ventures, for the years ended December 31, 2006 and 2005, respectively.

The Company continued to expense internal leasing salaries, legal salaries and related expenses associated with certain leasing and re-leasing of existing space. In addition, the Company capitalized certain direct construction administration costs consisting of direct wages and benefits, travel expenses and office overhead costs of $10.0 million and $6.2 million in 2006 and 2005, respectively.

The compensation cost recognized under SFAS 123(R) was approximately $8.3 million for the year ended December 31, 2006. There were no significant capitalized stock-based compensation costs during 2006. For the year ended December 31, 2005, the Company recorded compensation expense related to grants of restricted shares under its equity-based award plans and its performance unit awards of approximately $5.7 million.

Other Income and Expenses (in thousands)

	2006	2005	$ Change	% Change

Interest income	$9,050	$9,974	$(924)	(9.3)%
Interest expense	(207,124)	(169,588)	(37,536)	22.1
Other expense, net	(446)	(2,532)	2,086	(82.4)

	$(198,520)	$(162,146)	$(36,374)	22.4%

Interest income for the year ended December 31, 2006, decreased primarily as a result of advances to the KLA/SM Joint Venture beginning in July 2005. This advance was repaid as the Company acquired its partners’ interest in the KLA/SM Joint Venture in August 2006. The 51 KLA/SM Joint Venture assets were sold to a then newly formed joint venture, Service Holdings LLC, and the Company did not advance funds to this partnership to fund the acquisition.

Interest expense increased primarily due to the acquisition of assets and associated borrowings combined with development assets becoming operational and the increase in short-term interest rates. The weighted average debt outstanding and related weighted average interest rate during the year ended December 31, 2006, were $4.1 billion and 5.8%, respectively, compared to $3.6 billion and 5.5%, respectively, for the same period in 2005. At December 31, 2006, the Company’s weighted average interest rate was 5.8% compared to 5.7% at December 31, 2005. Interest costs capitalized, in conjunction with development and expansion projects and development joint venture interests, were $20.0 million for the year ended December 31, 2006, as compared to $12.7 million for the same period in 2005.

Other expense was composed of litigation settlements or costs and abandoned acquisition and development project costs.

Other (in thousands)

	2006	2005	$ Change	% Change

Equity in net income of joint ventures	$30,337	$34,873	$(4,536)	(13.0)%
Minority equity interests	(8,893)	(6,852)	(2,041)	29.8
Income tax benefit (expense) of taxable REIT subsidiaries and franchise taxes	2,497	(276)	2,773	(1,004.7)

A summary of the decrease in equity in net income of joint ventures for the year ended December 31, 2006, was composed of the following (in millions):

Increase
(Decrease)

Reduction in gains from disposition transactions as compared to 2005	$(6.4)
Disposition of joint venture interests to DDR	1.5
Adoption of EITF 04-05	(0.8)
Acquisition of assets by unconsolidated joint ventures	1.9
Debt refinancing and increased interest rates at various joint ventures	(0.7)

$(4.5)

The decrease in equity in net income of joint ventures was due to several factors, including increased interest costs resulting from an increase in interest rates on variable-rate borrowings and refinancings at higher debt principal levels at certain unconsolidated joint ventures. These decreases were partially offset by an increase in unconsolidated joint venture income from then newly formed joint ventures in 2005 and 2006, including assets acquired by DDR Macquarie Fund LLC. In 2006, the Company’s unconsolidated joint ventures recognized an aggregate gain from the disposition of joint venture assets of $20.3 million, of which the Company’s proportionate share was $3.1 million. In addition, in 2006 the Company recognized promoted income of approximately $5.5 million relating to the disposition of a shopping center. In 2005, the Company’s unconsolidated joint ventures recognized an aggregate gain from the disposition of joint venture assets of $49.0 million, of which the Company’s proportionate share was $13.0 million.

The Company’s unconsolidated joint ventures sold the following assets in 2006 and 2005, which excluded the Company’s acquisitions during the year ended December 31, 2006 of its partners’ 50% interest in shopping centers in Salisbury, Maryland and Phoenix, Arizona, its partner’s 75% interest in a shopping center in Pasadena, California and its partner’s 80% interest in a development in Apex, North Carolina.

2006 Dispositions	2005 Dispositions

One 50% effectively owned shopping center	Three 20% owned shopping centers
Four 25.5% effectively owned shopping centers	One 24.75% effectively owned shopping center
One 20.75% effectively owned shopping center	Eight sites formerly occupied by Service Merchandise
Two sites formerly occupied by Service Merchandise
One 10% effectively owned shopping center

Minority equity interest expense increased for the year ended December 31, 2006, primarily due to the following (in millions):

(Increase)
Decrease

Formation of the Mervyns Joint Venture consolidated investment in September 2005, which is owned approximately 50% by the Company	$(3.9)
Conversion of 0.4 million operating partnership units into common shares of the Company in 2006	1.0
Consolidation of a joint venture asset (EITF 04-05)	(0.7)
Net decrease in net income from consolidated joint venture investments	1.6

$(2.0)

Discontinued Operations (in thousands)

	2006	2005	$ Change	% Change

Income from discontinued operations	$8,007	$15,268	$(7,261)	(47.6)%
Gain on disposition of real estate, net of tax	11,051	16,667	(5,616)	(33.7)

	$19,058	$31,935	$(12,877)	(40.3)%

Included in discontinued operations for the years ended December 31, 2006 and 2005, were the results of 11 properties sold in 2008 (including one property held for sale at December 31, 2007), aggregating 0.9 million square feet, 45 properties sold in 2007 and one property held for sale at December 31, 2007 (including one property held for sale at December 31, 2006), aggregating 4.9 million square feet, six properties sold in 2006, aggregating 0.8 million square feet, and ten shopping centers and 25 business centers sold in 2005, aggregating 3.8 million square feet.

Gain on Disposition of Real Estate (in thousands)

	2006	2005	$ Change	% Change

Gain on disposition of real estate	$72,023	$88,140	$(16,117)	(18.3)%

The Company recorded gains on disposition of real estate and real estate investments for the years ended December 31, 2006 and 2005, as follows (in millions):

	Year Ended
	December 31,
	2006	2005

Transfer of assets to DPG Realty Holdings LLC (1)(2)	$0.6	$—
Transfer of assets to DDR Macquarie Fund LLC (1)(3)	9.2	81.2
Transfer of assets to DDR MDT PS LLC (1)(4)	38.9	—
Transfer of assets to Service Holdings LLC (1)(5)	6.1	—
Land sales (6)	14.8	6.0
Previously deferred gains and other gains and losses on dispositions (7)	2.4	0.9

	$72.0	$88.1

(1)	This disposition is not classified as discontinued operations due to the Company’s continuing involvement through its retained ownership interest and management agreements.

(2)	The Company transferred a newly developed expansion area adjacent to a shopping center owned by the joint venture.

(3)	The Company transferred newly developed expansion areas adjacent to four shopping centers owned by the joint venture in 2006. The Company transferred 12 assets in 2005.

(4)	The Company transferred six recently developed assets.

(5)	The Company transferred 51 retail sites previously occupied by Service Merchandise.

(6)	These dispositions did not meet the criteria for discontinued operations as the land did not have any significant operations prior to disposition.

(7)	These gains and losses are primarily attributable to the subsequent leasing of units related to master lease and other obligations originally established on disposed properties, which are no longer required.

Net Income (in thousands)

	2006	2005	$ Change	% Change

Net Income	$253,264	$282,643	$(29,379)	(10.4)%

Net income decreased primarily due to a reduction in gain on disposition of assets and increased interest and depreciation costs offset by the acquisition of assets. A summary of the changes in net income in 2006 compared to 2005 was as follows (in millions):

Increase in net operating revenues (total revenues in excess of operating and maintenance expenses and real estate taxes)	$74.1
Increase in general and administrative expenses	(6.6)
Increase in depreciation expense	(27.9)
Decrease in interest income	(0.9)
Increase in interest expense	(37.5)
Change in other expense, net	2.1
Decrease in equity in net income of joint ventures	(4.5)
Increase in minority interest expense	(2.0)
Change in income tax benefit (expense)	2.8
Decrease in income from discontinued operations	(7.3)
Decrease in gain on disposition of real estate of discontinued operations properties	(5.6)
Decrease in gain on disposition of real estate	(16.1)

Decrease in net income	$(29.4)

FUNDS FROM OPERATIONS

The Company believes that FFO, which is a non-GAAP financial measure, provides an additional and useful means to assess the financial performance of REITs. FFO is frequently used by securities analysts, investors and other interested parties to evaluate the performance of REITs, most of which present FFO along with net income as calculated in accordance with GAAP.

FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and real estate investments, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions, and many companies utilize different depreciable lives and methods. Because FFO excludes depreciation and amortization unique to real estate, gains and certain losses from depreciable property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities and interest costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP.

FFO is generally defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis.

For the reasons described above, management believes that FFO provides the Company and investors with an important indicator of the Company’s operating performance. It provides a recognized measure of performance other than GAAP net income, which may include non-cash items (often significant). Other real estate companies may calculate FFO in a different manner.

This measure of performance is used by the Company for several business purposes and by other REITs. The Company uses FFO (i) in executive employment agreements to determine incentives based on the Company’s performance, (ii) as a measure of a real estate asset’s performance, (iii) to shape acquisition, disposition and capital investment strategies and (iv) to compare the Company’s performance to that of other publicly traded shopping center REITs.

Management recognizes FFO’s limitations when compared to GAAP’s income from continuing operations. FFO does not represent amounts available for needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. Management does not use FFO as an indicator of the Company’s cash obligations and funding requirements for future commitments, acquisitions or development activities. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, including the payment of dividends. FFO should not be considered an alternative to net income (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. FFO is simply used as an additional indicator of the Company’s operating performance.

In 2007, FFO applicable to common shareholders was $465.0 million, as compared to $377.8 million in 2006 and $355.1 million in 2005. The increase in FFO in 2007 is principally attributable to increases in revenues from the Core Portfolio Properties, the acquisition of assets, developments and the gain on disposition of certain recently developed assets. The Company’s calculation of FFO is as follows (in thousands):

	For the Years Ended
	2007	2006	2005

Net income applicable to common shareholders (1)	$225,113	$198,095	$227,474
Depreciation and amortization of real estate investments	214,396	185,449	169,117
Equity in net income of joint ventures	(43,229)	(30,337)	(34,873)
Joint ventures’ FFO (2)	84,423	44,473	49,302
Minority equity interests (OP Units)	2,275	2,116	2,916
Gain on disposition of depreciable real estate (3)	(17,956)	(21,987)	(58,834)

FFO applicable to common shareholders	465,022	377,809	355,102
Preferred share dividends	50,934	55,169	55,169

Total FFO	$515,956	$432,978	$410,271

(1)	Includes straight-line rental revenues of approximately $12.1 million, $16.0 million and $14.4 million in 2007, 2006 and 2005, respectively (including discontinued operations).

(2)	Joint ventures’ FFO is summarized as follows (in thousands):

	For the Years Ended
	2007	2006	2005

Net income (a)	$169,195	$92,624	$122,586
Depreciation and amortization of real estate investments	193,437	83,017	87,508
Gain on disposition of real estate, net (b)	(91,111)	(22,013)	(19,014)

	$271,521	$153,628	$191,080

DDR Ownership interests (c)	$84,423	$44,473	$49,302

(a)	Includes straight-line rental revenue of $9.3 million, $5.1 million and $6.6 million in 2007, 2006 and 2005, respectively. The Company’s proportionate share of straight-line rental revenues was $1.4 million, $0.9 million and $1.1 million in 2007, 2006 and 2005, respectively. These amounts include discontinued operations.

(b)	The gain or loss on disposition of recently developed shopping centers, generally owned by the Company’s taxable REIT subsidiaries, is included in FFO, as the Company considers these properties part of the merchant building program. These properties were either developed through the Retail Value Investment Program with Prudential Real Estate Investors, or were assets sold in conjunction with the formation of the joint venture that holds the designation rights for the Service Merchandise properties. For the year ended December 31, 2007, an aggregate gain of $5.8 million was recorded, of which $1.8 million was the Company’s proportionate share. For the year ended December 31, 2006, a loss of $1.3 million was recorded, of which $0.3 million was the Company’s proportionate share. For the year ended December 31, 2005, an aggregated gain of $30.8 million was recorded, of which $7.6 million was the Company’s proportionate share.

(c)	The Company’s share of joint venture net income has been reduced by $1.2 million, increased by $1.6 million and reduced by $2.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. These amounts are related to basis differences in depreciation and adjustments to gain on sales. During the year ended December 31, 2007, the Company received $14.3 million of promoted income, of which $13.6 million related to the sale of assets from DDR Markaz LLC to DDR Domestic Retail Fund I, which is included in the Company’s proportionate share of net income and FFO. During the year ended December 31, 2006, the Company received $5.5 million of promoted income from the disposition of a joint venture asset in Kildeer, Illinois.

At December 31, 2007, 2006 and 2005, the Company owned unconsolidated joint venture interests relating to 273, 117 and 110 operating shopping center properties, respectively. In addition, at December 31, 2007 and 2006, the Company owned 44 and 50 shopping center sites, respectively, formerly owned by Service Merchandise through its 20% owned joint venture. At December 31, 2005, the Company owned 53 of these sites through its approximate 25% owned joint venture. The Company also owned an approximate 25% interest in the Prudential Retail Value Fund and a 50% joint venture equity interest in two real estate management/development companies.

(3)	The amount reflected as gain on disposition of real estate and real estate investments from continuing operations in the consolidated statement of operations includes residual land sales, which management considers to be the disposition of non-depreciable real property and the sale of newly developed shopping centers, for which the Company maintained continuing involvement. These dispositions are included in the Company’s FFO and therefore are not reflected as an adjustment to FFO. For the years ended December 31, 2007, 2006 and 2005, net gains resulting from residual land sales aggregated $14.0 million, $14.8 million and $6.0 million, respectively. For the years ended December 31, 2007, 2006 and 2005, merchant building gains, net of tax, aggregated $49.1 million, $46.3 million and $39.9 million, respectively. In 2005, these gains included a portion of the net gain recognized of approximately $6.6 million from the sale of a shopping center located in Plainville, Connecticut, through the Company’s taxable REIT subsidiary, associated with its merchant building program. The remaining $14.3 million of the gain recognized on the disposition of the shopping center located in Plainville, Connecticut, was not included in the computation of FFO, as the Company believed such amount was derived primarily from the acquisition of its partner’s approximate 75% interest in the shopping center following substantial completion of development. Additionally, during 2005, the Company’s gain on disposition of real estate was reduced by $1.9 million relating to debt prepayment costs incurred as a result of a sales transaction. This debt prepayment has been accounted for as a cost of sale, and neither the gross gain on disposition nor the related costs of the sale have been included in FFO.

LIQUIDITY AND CAPITAL RESOURCES

In December 2007, the Company increased the combined borrowing capacity of its revolving credit facilities and secured term loan by $315 million to $2.125 billion from $1.81 billion. At December 31, 2007, the Company had approximately $616 million available on its revolving credit facilities.

The Company anticipates that cash flow from operating activities will continue to provide adequate capital for all interest and monthly principal payments on outstanding indebtedness, recurring tenant improvements and dividend payments in accordance with REIT requirements. The Company anticipates that cash on hand, borrowings available under its existing revolving credit facilities and other debt and equity alternatives, including the issuance of common and preferred shares, OP Units, joint venture capital and asset dispositions, will provide the necessary capital to achieve continued growth. The proceeds from the sale of assets classified as discontinued operations and other asset dispositions will also be utilized to acquire and develop assets. The Company believes that its acquisition and developments completed in 2007, new leasing, expansion and re-tenanting of the Core Portfolio Properties continue to add to the Company’s operating cash flow.

In 2007, the Company began evaluating its debt that will be maturing in 2008, and based on management’s current assessment, believes it has viable financing and refinancing alternatives that will not adversely impact its expected financial results. In 2008, the Company has $389.6 million of consolidated debt and $690.0 million of joint venture debt maturing.

During the first quarter of 2008, the Company executed a term sheet and entered into an interest rate lock for a loan to be secured by a portfolio of six assets, including three that are currently encumbered by mortgages maturing in 2008. This financing is anticipated to aggregate $350 million, with a fixed interest coupon rate of 5% and a five-year maturity and will substantially refinance most of the Company’s consolidated 2008 maturities. The Company will continue to seek opportunities to obtain construction financing at commercially reasonable pricing to fund development activity.

The Company anticipates being a net seller of assets in 2008 by divesting certain recently developed assets, land parcels and non-core assets. These asset sales would provide the capital necessary to fund the growing number of investment and development opportunities.

In addition, the Company’s revolving credit availability at December 31, 2007 was over $600 million. Furthermore, the Company owns nearly 300 fully unencumbered real estate assets representing approximately $6 billion of total asset value, which can provide an additional borrowing base.

The Company and its partners are also evaluating their 2008 joint venture debt maturities. The Service Holdings LLC joint venture exercised a one-year extension option for the $117.4 million loan on the portfolio of assets formerly occupied by Service Merchandise. This loan contains two additional one-year extensions at the joint venture’s option.

Another joint venture asset that has mortgage debt of $72.1 million is anticipated to be refinanced with the existing lender at LIBOR plus 1.25%. This loan is expected to have a two-year maturity and a one-year extension option.

Of the remaining $500.5 million of joint venture debt maturing in 2008, nearly 75% matures in December 2008 and the weighted average loan to value is less than 60%.

No assurance can be provided that the aforementioned obligations will be refinanced or repaid as currently anticipated (see Contractual Obligations and Other Commitments).

Changes in cash flow from investing activities in 2007, as compared to 2006, are primarily due to the IRRETI merger, sales of assets (including to DDR Domestic Retail Fund I, Dividend Capital Total Realty Trust Joint Venture and DDR Macquarie Fund LLC as described in Acquisitions, Developments and Expansions) and the additional equity contributions to joint ventures, primarily the TIAA-CREF Joint Venture and Sonae Sierra Brazil BV Sarl. Changes in cash flow from financing activities in 2007, as compared to 2006, primarily relate to an increase in acquisition activity in 2007 as compared to 2006 and the issuance of convertible senior notes and common shares offset by the Company’s repurchase of its common shares and redemption of preferred shares in 2007.

The Company’s cash flow activities are summarized as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005

Cash flow provided by operating activities	$414,616	$340,692	$355,423
Cash flow used for investing activities	(1,148,316)	(203,047)	(339,443)
Cash flow provided by (used for) financing activities	755,491	(139,922)	(35,196)

The Company satisfied its REIT requirement of distributing at least 90% of ordinary taxable income with declared common and preferred share dividends of $371.0 million in 2007, as compared to $313.1 million and $290.1 million in 2006 and 2005, respectively. Accordingly, federal income taxes were not incurred at the corporate level for 2007. The Company’s common share dividend payout ratio for the year approximated 70.4% of its 2007 FFO, as compared to 68.8% and 67.0% in 2006 and 2005, respectively.

In January 2008, the Company announced the Board of Directors’ intent to increase the 2008 quarterly dividend per common share to $0.69 from $0.66 in 2007. The Company anticipates that the increased dividend level will continue to result in a conservative payout ratio. The payout ratio is determined based on common and preferred dividends declared as compared to the Company’s FFO (see Off Balance Sheet Arrangements and Contractual Obligations and Other Commitments for further discussion of capital resources).

ACQUISITIONS, DEVELOPMENTS, REDEVELOPMENTS AND EXPANSIONS

During the three years ended December 31, 2007, the Company and its consolidated and unconsolidated joint ventures expended $9.2 billion, net of dispositions, to acquire, develop, redevelop, expand, improve and re-tenant its properties as follows (in millions):

	2007		2006		2005

Company (including Consolidated Joint Ventures):
Acquisitions	$3,048.7	(1)	$370.2	(8)	$1,610.8	(13)
Completed expansions	32.7		73.1		41.6
Developments and construction in progress	428.5		246.0		246.1
Tenant improvements and building renovations (2)	12.5		11.7		7.5
Furniture and fixtures and equipment	13.0	(3)	10.2	(3)	10.7	(3)

	3,535.4		711.2		1,916.7
Less: Real estate dispositions and property contributed to joint ventures	(2,001.3	)(4)	(289.8	)(9)	(490.8	)(14)

Company total	1,534.1		421.4		1,425.9

Unconsolidated Joint Ventures:
Acquisitions/contributions	4,987.4	(5)	729.9	(10)	350.0	(15)
Completed expansions	21.9		—		9.3
Developments and construction in progress	142.7		139.6	(11)	87.5
Tenant improvements and building renovations (2)	9.8		9.1		6.8
Foreign currency adjustments	48.5	(6)	—		—

	5,210.3		878.6		453.6
Less: Real estate dispositions	(204.3	)(7)	(409.0	)(12)	(148.8	)(16)

Joint ventures total	5,006.0		469.6		304.8

	6,540.1		891.0		1,730.7
Less: Proportionate joint venture share owned by others	(2,825.5)		(401.0)		(285.0)

Total DDR net additions	$3,714.6		$490.0		$1,445.7

(1)	Includes the merger with IRRETI, the redemption of OP Units and the acquisition of an additional interest in a property in San Francisco, California.

(2)	In 2008, the Company anticipates recurring capital expenditures, including tenant improvements, of approximately $14 million associated with its wholly-owned and consolidated portfolio and $11 million associated with its unconsolidated joint venture portfolio.

(3)	Includes certain Information Technology (“IT”) projects, expansion of the Company’s headquarters and fractional ownership interests in corporate planes.

(4)	Includes the sale of three assets to Dividend Capital Total Realty Trust Joint Venture, 56 assets to DDR Domestic Retail Fund I, three assets to DDR Macquarie Fund LLC and other shopping center assets and outparcel sales.

(5)	Includes the formation of the DDRTC Core Retail Fund LLC joint venture, acquisition of an additional 73% interest in Metropole Shopping Center by Sonae Sierra Brazil BV Sarl.

(6)	Relates to the Company’s approximate 50% owned joint venture in Brazil and the strengthening of the Brazilian Reals in relation to the U.S. dollar in 2007.

(7)	Includes the sale of seven shopping centers previously owned by DDR Markaz LLC to DDR Domestic Retail Fund I and the sale of vacant land.

(8)	Includes the transfer to the Company from joint ventures (KLA/SM and Salisbury, Maryland), final earnout adjustments for acquisitions, redemption of OP Units and the consolidation of a joint venture asset pursuant to EITF 04-05,

‘‘Determining whether a General Partner, or the General Partners as a Group Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”

(9)	Includes asset dispositions, the sale of assets formerly owned by the KLA/SM Joint Venture to Service Holdings LLC, the sale of properties to DDR Macquarie Fund LLC and DDR MDT PS LLC, plus the transfer of newly developed expansion areas adjacent to four shopping centers and the sale of several outparcels.

(10)	Reflects the DPG Realty Holdings LLC acquisition and adjustments to accounting presentation from previous acquisitions.

(11)	Includes the acquisition of land in Allen, Texas, and Bloomfield Hills, Michigan, for the development of shopping centers by the Coventry II Fund.

(12)	Includes asset dispositions, the transfer to DDR of the KLA/SM Joint Venture assets, five assets located in Phoenix, Arizona (two properties); Pasadena, California; Salisbury, Maryland and Apex, North Carolina.

(13)	Includes the transfer to DDR from a joint venture of a shopping center in Dublin, Ohio, and the acquisition of the Caribbean Property Group and the Mervyns portfolios.

(14)	Includes the transfer of 12 assets to DDR Macquarie Fund LLC, asset dispositions and the disposition of several outparcels.

(15)	Reflects DDR Macquarie Fund LLC acquisition and adjustments to GAAP presentation from previous acquisitions.

(16)	Includes asset dispositions, the disposition of several outparcels by the RVIP VII joint venture and the transfer to DDR from a joint venture of a shopping center in Dublin, Ohio.

2007 Activity

Strategic Real Estate Transactions

Inland Retail Real Estate Trust, Inc.

On February 27, 2007, the Company acquired IRRETI through a merger with a subsidiary. The Company acquired all of the outstanding shares of IRRETI for a total merger consideration of $14.00 per share, of which $12.50 per share was funded in cash and $1.50 per share in the form of DDR common shares. As a result, the Company issued 5.7 million of DDR common shares to the IRRETI shareholders for a total consideration of approximately $394.2 million.

The IRRETI merger was recorded at a total cost of approximately $6.2 billion. Real estate related assets of approximately $3.1 billion was recorded by the Company and approximately $3.0 billion was recorded by the joint venture with TIAA-CREF (“DDRTC Core Retail Fund LLC”). The IRRETI real estate portfolio consists of 315 community shopping centers, neighborhood shopping centers and single tenant/net leased retail properties, comprising approximately 35.2 million square feet of total GLA, of which 66 shopping centers comprising approximately 15.6 million square feet of total GLA are in the joint venture with TIAA-CREF. The Company sold 78 assets acquired from IRRETI to third parties throughout the year.

DDR Domestic Retail Fund I

In June 2007, the Company formed DDR Domestic Retail Fund I (the “Fund”), a Company sponsored, fully-seeded commingled fund. The Fund acquired 63 shopping center assets aggregating 8.3 million square feet (“Fund Portfolio”) from the Company and a joint venture of the Company for approximately $1.5 billion. The Fund Portfolio is composed of 54 assets acquired by the Company through its acquisition of IRRETI, seven assets formerly held in a joint venture with Kuwait Financial Centre (“DDR Markaz LLC Joint Venture”), in which the Company had a 20% ownership interest, and two assets from the Company’s wholly-owned portfolio. The Company recognized a gain of approximately $9.6 million, net of its 20% retained interest, from the sale of the two wholly-owned assets, which is included in gain on disposition of real estate in the Company’s statements of operations. In conjunction with the sale of assets to the Fund and identification of the equity partners, the Company paid a $7.8 million fee to a third party consulting firm and recognized this amount as a reduction to gain on disposition of real estate. The DDR Markaz LLC Joint Venture recorded a gain of approximately $89.9 million. The Company’s proportionate share of approximately $18.0 million of the joint venture gain was deferred, as the Company retained an effective 20% ownership interest in these assets. The Company has been engaged by the Fund to perform day-to-day operations of the properties and receives ongoing fees for asset management and property management, leasing, construction management and ancillary income in addition to a promoted interest. In addition, upon the sale of the assets from the DDR Markaz LLC Joint Venture to the Fund, the Company recognized promoted income of approximately $13.6 million, which is included in equity in net income of joint ventures and FFO.

Dividend Capital Total Realty Trust Joint Venture

In May 2007, the Company formed a $161.5 million joint venture (“Dividend Capital Total Realty Trust Joint Venture”). The Company contributed three recently developed assets aggregating 0.7 million of Company-owned square feet, to the joint venture and retained an effective ownership interest of 10%. The Company recorded an after-tax merchant building gain, net of its retained interest, of approximately $45.7 million, which is included in gain on disposition of real estate and FFO. The Company receives ongoing asset management and property management fees, plus fees on leasing and ancillary income, in addition to a promoted interest.

ECE Projektmanagement Joint Venture

In May 2007, ECE Projektmanagement G.m.b.H & Co. KG (“ECE”), a fully integrated international developer and manager of shopping centers based in Hamburg, Germany, and the Company formed a new joint venture (“ECE Joint Venture”) to fund investments in retail developments located in western Russia and Ukraine. The joint venture is owned 75% by the Company and 25% by ECE. This joint venture is consolidated by the Company.

DDR Macquarie Fund LLC

In 2003, the Company entered into a joint venture with Macquarie DDR Trust (“MDT”), an Australian Based Listed Property Trust sponsored by Macquarie Bank Limited (ASX: MBL), an international investment bank, advisor and manager of specialized real estate funds, focusing on acquiring ownership interests in institutional-quality community center properties in the United States (“DDR Macquarie Fund LLC”). The Company has been engaged to provide day-to-day operations of the properties and receives fees at prevailing rates for property management, leasing, construction management, acquisitions, due diligence, dispositions (including outparcel dispositions) and financing. Through this joint venture, the Company and MBL will also receive base asset management fees and incentive fees based on the performance of MDT.

During August and September 2007, the Company contributed three shopping center properties, aggregating 0.5 million square feet, to DDR Macquarie Fund LLC. The aggregate purchase price for the properties was $49.8 million. The assets were recently acquired by the Company as part of its acquisition of IRRETI, and as a result, the Company did not record a gain on the transaction.

At December 31, 2007, MDT owns an approximate 83% interest, the Company owns an effective 14.5% ownership interest, and MBL effectively owns the remaining 2.5% in the portfolio of assets. At December 31, 2007, DDR Macquarie Fund LLC owned 51 operating shopping center properties. MDT is governed by a board of directors that includes three members selected by DDR, three members selected by MBL and three independent members.

Acquisitions

In 2007, the Company acquired the following shopping center assets:

		Gross
	Company-Owned	Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

IRRETI merger (see 2007 Strategic Real Estate Transactions)	17,273	$3,054.4
Coventry I (1)	—	13.8
San Antonio, Texas (2)	207	16.9

	17,480	$3,085.1

(1)	Reflects the Company’s purchase price associated with the acquisition of its partner’s approximate 25% ownership interest.

(2)	The Company purchased a 50% equity interest through its investment in this joint venture. This asset is consolidated into the Company in accordance with FIN 46.

In 2007, the Company’s unconsolidated joint ventures acquired the following shopping center properties, excluding those assets purchased from the Company or its unconsolidated joint ventures:

		Gross
	Company-Owned	Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

DDR — SAU Retail Fund LLC (1)	2,277	$30.4
DDRTC Core Retail Fund LLC (2)	15,638	2,998.6
Homestead, Pennsylvania (3)	99	5.4
Lyndhurst, New Jersey (4)	78	20.9
Sao Bernardo Do Campo, Brazil (5)	—	24.6

	18,092	$3,079.9

(1)	The Company acquired a 20% equity interest in this joint venture, consisting of 28 properties in nine states. The Company’s equity interest in these properties was acquired as part of the IRRETI merger (see 2007 Strategic Real Estate Transactions).

(2)	The Company purchased a 15% equity interest in this joint venture, consisting of 66 properties in 14 states. This investment was acquired as part of the IRRETI merger (see 2007 Strategic Real Estate Transactions).

(3)	The DDRTC Core Retail Fund LLC joint venture acquired one shopping center asset.

(4)	The DDR — SAU Retail Fund LLC joint venture acquired one shopping center asset.

(5)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 73% ownership interest.

Development (Wholly-Owned and Consolidated Joint Ventures)

The Company currently has the following shopping center projects under construction:

		Expected
	Owned	Net Cost
Location	GLA	(Millions)	Description

Ukiah (Mendocino), California **	409,900	$101.4	Community Center
Miami (Homestead), Florida	275,839	74.9	Community Center
Miami, Florida	400,685	142.6	Mixed Use
Tampa (Brandon), Florida	241,700	55.5	Community Center
Tampa (Wesley Chapel), Florida	73,360	13.7	Community Center
Boise (Nampa), Idaho	450,855	123.1	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	210,180	50.1	Community Center
Elmira (Horseheads), New York	350,987	53.0	Community Center
Raleigh (Apex), North Carolina (Promenade)	81,780	17.9	Community Center
Raleigh (Apex), North Carolina (Beaver Creek Crossing, Phase II)	162,270	50.8	Community Center
Austin (Kyle), Texas **	325,005	60.0	Community Center

Total	2,982,561	$743.0

**	Consolidated 50% Joint Venture

The wholly-owned and consolidated development estimated funding schedule as of December 31, 2007, is as follows (in millions):

Funded as of December 31, 2007	$538.4
Projected net funding during 2008	128.7
Projected net funding thereafter	227.1

Total	$894.2

Development (Unconsolidated Joint Ventures)

The Company’s unconsolidated joint ventures have the following shopping center projects under construction. At December 31, 2007, $236.0 million of costs had been incurred in relation to these development projects.

		DDR’s
	Joint	Effective		Expected
	Venture	Ownership	Owned	Net Cost
Location	Partner	Percentage	GLA	(Millions)	Description

Kansas City (Merriam), Kansas	Coventry II	20.0%	202,116	$46.8	Community Center
Detroit (Bloomfield Hills), Michigan	Coventry II	10.0%	882,197	192.5	Lifestyle Center
Dallas (Allen), Texas	Coventry II	10.0%	797,665	171.2	Lifestyle Center
Manaus, Brazil	Sonae Sierra	47.4%	477,630	82.6	Enclosed Mall

Total			2,359,608	$493.1

The unconsolidated joint venture development estimated funding schedule as of December 31, 2007, is as follows (in millions):

			Anticipated
	DDR’s	JV Partners’	Proceeds from
	Proportionate	Proportionate	Construction
	Share	Share	Loans	Total

Funded as of December 31, 2007	$33.0	$91.5	$111.5	$236.0
Projected net funding during 2008	25.8	42.9	125.9	194.6
Projected net funding thereafter	3.9	4.1	54.5	62.5

Total	$62.7	$138.5	$291.9	$493.1

Redevelopments and Expansions (Wholly-Owned and Consolidated Joint Ventures)

The Company is currently expanding/redeveloping the following shopping centers at a projected aggregate gross cost of approximately $152.5 million. At December 31, 2007, approximately $89.0 million of costs had been incurred in relation to these projects.

Property	Description

Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Olean, New York	Wal-Mart expansion and tenant relocation
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Akron (Stow), Ohio	Redevelop former K-Mart space and develop new outparcels
Dayton (Huber Heights), Ohio	Construct 45,000 sf of junior tenants

Redevelopments and Expansions (Unconsolidated Joint Ventures)

The Company’s unconsolidated joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $461.6 million, which includes certain initial acquisition costs. At December 31, 2007, approximately $391.2 million of costs had been incurred in relation to these projects.

		DDR’s
	Joint	Effective
	Venture	Ownership
Property	Partner	Percentage	Description

Buena Park, California	Coventry II	20.0%	Large-scale redevelopment of enclosed mall to open-air format
Los Angeles (Lancaster), California	Prudential Real Estate Investors	21.0%	Relocate Wal-Mart and redevelop former Wal-Mart space
Chicago (Deer Park), Illinois	Prudential Real Estate Investors	25.75%	Re-tenant former retail shop space with junior tenants and construct 13,500 sf multi-tenant outparcel building
Benton Harbor, Michigan	Coventry II	20.0%	Construct 89,000 sf of anchor space and retail shops
Kansas City, Missouri	Coventry II	20.0%	Relocate retail shops and re-tenant former retail shop space
Cincinnati, Ohio	Coventry II/Thor Equities	18.0%	Redevelop former JCPenney space

Dispositions

In 2007, the Company sold the following properties:

	Company-Owned
	Square Feet	Sales Price	Net Gain
Location	(Thousands)	(Millions)	(Millions)

Core Portfolio Properties (1)	6,301	$589.4	$12.3
Transfer to Joint Venture Interests
DDR Domestic Retail Fund I (2)	8,342	1,201.3	1.8
Dividend Capital Total Realty Trust Joint Venture (3)	682	161.5	50.3
DDR Macquarie Fund LLC (4)	515	49.8	—

	15,840	$2,002.0	$64.4

(1)	The Company sold 67 shopping center properties in various states.

(2)	The Company contributed 54 assets acquired through the acquisition of IRRETI and two assets from the Company’s wholly-owned portfolio to the joint venture. The Company retained a 20% effective interest in these assets. The amount includes 100% of the selling price; the Company eliminated the portion of the gain associated with its 20% ownership interest (see 2007 Strategic Real Estate Transactions).

(3)	The Company contributed three wholly-owned assets to the joint venture. The Company retained an effective 10% ownership interest in these assets. The amount includes 100% of the selling price; the Company eliminated the portion of the gain associated with its 10% ownership interest (see 2007 Strategic Real Estate Transactions).

(4)	The Company contributed three wholly-owned assets to the joint venture. The Company retained an effective 14.5% ownership interest in these assets. The amount includes 100% of the selling price. The Company did not record a gain on the contribution of these assets, as they had been recently acquired through the merger with IRRETI.

In 2007, the Company’s joint ventures sold the following properties excluding those purchased by other joint ventures:

				Company’s
	Company’s			Proportionate
	Effective	Company-Owned		Share of
	Ownership	Square Feet	Sales Price	Gain
Location	Percentage	(Thousands)	(Millions)	(Millions)

Overland Park, Kansas	25.50%	61.0	$8.2	$0.3
Service Merchandise (6 sites)	20.00%	356.4	27.2	1.3

		417.4	$35.4	$1.6

In addition to the gains reflected above, in 2007 the Company received $13.6 million of promoted income relating to the sale of assets from DDR Markaz LLC to DDR Domestic Retail Fund I, which is included in the Company’s proportionate share of net income.

2006 Activity

Strategic Real Estate Transactions

Sonae Sierra Brazil BV Sarl

In October 2006, the Company acquired a 50% joint venture interest in Sonae Sierra Brazil BV Sarl, a fully integrated retail real estate company based in Sao Paulo, Brazil, for approximately $147.5 million. The Company’s partner in Sonae Sierra Brazil BV Sarl is Sonae Sierra, an international owner, developer and manager of shopping centers based in Portugal. Sonae Sierra Brazil BV Sarl is the managing partner of a partnership that owns direct and indirect interests in nine retail assets aggregating 3.6 million square feet and a property management company in Sao Paulo, Brazil, that oversees the leasing and management operations of the portfolio and the development of new shopping centers. Sonae Sierra Brazil BV Sarl owned approximately 95% of the partnership and Enplanta Engenharia, a third party, owns approximately 5%.

DDR MDT PS LLC

During June 2006, the Company sold six properties, aggregating 0.8 million owned square feet, to a newly formed joint venture (“DDR MDT PS LLC”) with MDT, an Australian-based Listed Property Trust, for approximately $122.7 million and recognized gains totaling approximately $38.9 million, of which $32.8 million represented merchant building gains from recently developed shopping centers.

The Company has been engaged to perform all day-to-day operations of the properties and earns and/or may be entitled to receive ongoing fees for property management, leasing and construction management, in addition to a promoted interest, along with other periodic fees such as financing fees.

DDR Macquarie Fund LLC

In 2006, the Company sold four additional expansion areas in McDonough, Georgia; Coon Rapids, Minnesota; Birmingham, Alabama and Monaca, Pennsylvania to DDR Macquarie Fund LLC for approximately $24.7 million. These expansion areas are adjacent to shopping centers currently owned by the joint venture. The Company recognized an aggregate merchant build gain of $9.2 million and deferred gains of approximately $1.6 million relating to the Company’s effective 14.5% ownership interest in the venture.

Coventry II Fund

In 2003, the Coventry II Fund was formed with several institutional investors and Coventry Real Estate Advisors (“CREA”) as the investment manager (“Coventry II Fund”). Neither the Company nor any of its officers owns a common equity interest in the Coventry II Fund or has any incentive compensation tied to this fund. The Coventry II Fund’s strategy is to invest in a variety of retail properties that present opportunities for value creation, such as re-tenanting, market repositioning, redevelopment or expansion. The Coventry II Fund and the Company, through a joint venture, acquired 11 value-added retail properties and sites formerly occupied by Service Merchandise in the United States. The Company will not acquire additional assets through the Coventry II Fund, but will continue to advance funds associated with those projects undergoing development or redevelopment activities.

The Company co-invested 20% in each joint venture and is generally responsible for day-to-day management of the properties. Pursuant to the terms of the joint venture, the Company will earn fees for property management, leasing and construction management. The Company also will earn a promoted interest, along with CREA, above a preferred return after return of capital to fund investors.

Service Merchandise Joint Venture

In March 2002, the Company entered into a joint venture with Lubert-Adler Real Estate Funds and Klaff Realty, L.P. that was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation. The Company had an approximate 25% interest in the joint venture.

In August 2006, the Company purchased its then partners’ approximate 75% interest in the remaining 52 assets formerly occupied by Service Merchandise owned by the KLA/SM Joint Venture at a gross purchase price of approximately $138 million relating to the partners’ ownership, based on a total valuation of approximately $185 million for all remaining assets, including outstanding indebtedness. In September 2006, the Company sold 51 of the assets formerly occupied by Service Merchandise to the Coventry II Fund, as discussed above. The Company retained a 20% interest in the joint venture. The Company recorded a gain of approximately $6.1 million, of which $3.2 million is included in FFO.

Acquisitions

In 2006, the Company acquired the following shopping center assets:

	Company-	Gross
	Owned	Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

Phoenix, Arizona (1)	197	$15.6
Pasadena, California (2)	557	55.9
Valencia, California (3)	76	12.4
Salisbury, Maryland (1)	126	1.5
Apex, North Carolina (4)	324	4.4
San Antonio, Texas (5)	Under Development	22.4

	1,280	$112.2

(1)	Reflects the Company’s purchase price, net of debt assumed, associated with the acquisition of its partner’s 50% ownership interest.

(2)	Reflects the Company’s purchase price, net of prepayment of debt, associated with the acquisition of its partner’s 75% ownership interest.

(3)	Mervyns asset structured as a financing lease.

(4)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 80% and 20% ownership interests in two separate phases, respectively.

(5)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 50% ownership interest.

In 2006, the Company’s joint ventures acquired the following shopping center properties, not including those assets purchased from the Company or its joint ventures:

	Company-	Gross
	Owned	Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

San Diego, California (1)	74	$11.0
Orland Park, Illinois (2)	58	12.2
Benton Harbor, Michigan (3)	223	27.1
Bloomfield Hills, Michigan (2)	Under Development	68.4
Cincinnati, Ohio (4)	668	194.4
Allen, Texas (2)	Under Development	10.9
Sonae Sierra Brazil BV Sarl (5)	3,469	180.3

	4,492	$504.3

(1)	The Company purchased a 50% equity interest through its investment in the Mervyns Joint Venture.

(2)	The Company purchased a 10% equity interest through its investment in the Coventry II Fund.

(3)	The Company purchased a 20% equity interest through its investment in the Coventry II Fund. There is approximately 100,000 sq. ft. under redevelopment.

(4)	The Company purchased an 18% equity interest through its investment in the Coventry II Fund. There is approximately 160,000 sq. ft. under redevelopment.

(5)	The Company purchased an initial 50% interest in an entity which owned a 93% interest in nine properties located in Sao Paulo, Brazil.

Development, Redevelopments & Expansions

As of December 31, 2006, the Company had substantially completed the construction of the Freehold, New Jersey; Apex, North Carolina (Beaver Creek Crossings — Phase I) and Pittsburgh, Pennsylvania, shopping centers, at an aggregate gross cost of $156.7 million.

During the year ended December 31, 2006, the Company completed eight expansions and redevelopment projects located in Birmingham, Alabama; Lakeland, Florida; Ocala, Florida; Stockbridge, Georgia; Rome, New York; Mooresville, North Carolina; Bayamon, Puerto Rico (Rio Hondo) and Ft. Union, Utah, at an aggregate gross cost of $73.4 million.

Dispositions

In 2006, the Company sold the following properties:

	Company-Owned
	Square Feet	Sales Price	Net Gain
Location	(Thousands)	(Millions)	(Millions)

Core Portfolio Properties (1)	822	$54.8	$11.1
Transfer to Joint Venture Interests
DDR Macquarie Fund LLC (2)	1,024	24.7	9.2
DDR MDT PS LLC (3)	644	122.7	38.9

	2,490	$202.2	$59.2

(1)	The Company sold six shopping center properties located in three states.

(2)	The Company contributed four newly developed expansion areas adjacent to shopping centers currently owned by DDR Macquarie Fund LLC. The Company retained a 14.5% effective interest in these assets. The amount includes 100% of the selling price; the Company eliminated the portion of the gain associated with its 14.5% ownership interest (see 2006 Strategic Real Estate Transactions).

(3)	The Company contributed six wholly-owned assets to the joint venture. The Company did not retain an ownership interest in the joint venture, but maintained a promoted interest. The amount includes 100% of the selling price (see 2006 Strategic Real Estate Transactions).

In 2006, the Company’s joint ventures sold the following shopping center properties, excluding the properties purchased by the Company as described above:

				Company’s
	Company’s			Proportionate
	Effective	Company-Owned		Share of
	Ownership	Square Feet	Sales Price	Gain (loss)
Location	Percentage	(Thousands)	(Millions)	(Millions)

Olathe, Kansas; Shawnee, Kansas and Kansas City, Missouri	25.50%	432	$20.0	$(0.5)
Fort Worth, Texas	50.00%	235	22.0	0.2
Everett, Washington	20.75%	41	8.1	1.2
Kildeer, Illinois	10.00%	162	47.3	7.3	(1)
Service Merchandise Site	24.63%	52	3.2	—
Service Merchandise Site	20.00%	—	1.4	—

		922	$102.0	$8.2

(1)	Includes promoted income.

2005 Activity

Strategic Real Estate Transactions

Caribbean Properties Group (CPG)

In January 2005, the Company completed the acquisition of 15 retail real estate assets located in Puerto Rico, totaling nearly 5.0 million square feet of total GLA, from CPG at an aggregate cost of approximately $1.2 billion. The financing for the transaction was provided by the assumption of approximately $660 million of existing debt and line of credit borrowings of approximately $449.5 million on the Company’s $1.0 billion senior unsecured credit facility and the application of a $30 million deposit funded in 2004.

Mervyns Joint Venture

In 2005, the Company formed the Mervyns Joint Venture, a consolidated joint venture, with MDT, owned approximately 50% by the Company and 50% by MDT, that acquired the underlying real estate of 36 operating Mervyns stores for approximately $396.2 million. The Company is responsible for the day-to-day management of the assets and receives fees for property management.

During 2005, the Company received approximately $2.5 million of acquisition and financing fees in connection with the acquisition of the Mervyns assets. Pursuant to FIN 46(R), the Company is required to consolidate the Mervyns Joint Venture and, therefore, the $2.5 million of fees has been eliminated in consolidation and reflected as an adjustment in basis and was not reflected in net income.

The Company also purchased an additional Mervyns site at one of the Company’s wholly-owned shopping centers in Salt Lake City, Utah, for $14.4 million.

DDR Macquarie Fund LLC

DDR Macquarie Fund LLC purchased 12 properties from DDR in 2005 with an aggregate purchase price of approximately $348.0 million. DDR recognized gains of approximately $81.2 million and deferred gains of approximately $13.8 million relating to the Company’s effective 14.5% ownership interest in the venture.

Disposition of Office and Industrial Assets

In September 2005, the Company sold 25 office and industrial buildings acquired through the merger with American Industrial Properties, aggregating approximately 3.2 million square feet, for approximately $177.0 million that included a contingent purchase price of approximately $7.0 million in subordinated equity, based on the portfolio’s subsequent performance, including proceeds from a potential disposition. The Company recorded a gain of approximately $5.3 million that does not include any contingent purchase price. The Company has included the historical operations and disposition of these real estate assets as discontinued operations in its consolidated statements of operations, as the contingent consideration that may be received from the subordinated equity is not a direct cash flow of the properties pursuant to the terms of the transaction.

Acquisitions

In 2005, the Company acquired the following shopping center assets:

	Company-Owned	Gross Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

CPG (see 2005 Strategic Real Estate Transactions)	3,967	$1,173.8
Mervyns (see 2005 Strategic Real Estate Transactions) (1)	2,823	410.6
Columbus, Ohio (2)	162	3.2

	6,952	$1,587.6

(1)	Includes 36 assets consolidated by the Company and one wholly-owned asset of the Company.

(2)	Reflects the Company’s purchase price, associated with the acquisition of its partner’s 20% ownership interest.

In 2005, Coventry II Fund, in which the Company has a 20% equity interest, purchased land for the development of a shopping center in Merriam, Kansas, for approximately $15.7 million.

Development, Redevelopments & Expansions

In 2005, the Company substantially completed the construction of four shopping center projects located in Overland Park, Kansas; Lansing, Michigan; Freehold, New Jersey and Mt. Laurel, New Jersey. In 2005, the Company’s joint venture development project located in San Antonio, Texas was substantially completed and a portion of the joint venture development project located in Jefferson County (St. Louis), Missouri, was substantially completed.

During the year ended December 31, 2005, the Company completed nine expansions and redevelopment projects located in Hoover, Alabama; Tallahassee, Florida; Suwanee, Georgia; Princeton, New Jersey; Hendersonville, North Carolina; Allentown, Pennsylvania; Erie, Pennsylvania; Bayamon, Puerto Rico and Johnson City, Tennessee, at an aggregate cost of $41.6 million.

During the year ended December 31, 2005, two of the Company’s joint ventures completed expansion/redevelopment projects at their shopping centers located in St. Petersburg, Florida and Merriam, Kansas, at an aggregate cost of $9.3 million.

Dispositions

In 2005, the Company sold the following properties:

	Company-Owned
	Square Feet	Sales Price	Net Gain
Location	(Thousands)	(Millions)	(Millions)

Shopping Center Properties
Core Portfolio Properties (1)	637	$35.7	$10.7
Transfer to Joint Venture Interests
DDR Macquarie Fund LLC (2)	2,097	348.0	81.2
Business Center Properties (3)	3,183	177.0	5.3

	5,917	$560.7	$97.2

(1)	The Company sold ten shopping center properties located in six states. One of the properties sold, Grand Forks, North Dakota, represented the disposition of an asset through the merchant building program.

(2)	The Company transferred 12 wholly-owned assets of the Company to the joint venture. The Company retained an effective 14.5% equity ownership interest in the joint venture. The amount includes 100% of the selling price; the Company eliminated the portion of the gain associated with its 14.5% ownership interest (see 2005 Strategic Real Estate Transactions).

(3)	Represents the disposition of 25 assets (see 2005 Strategic Real Estate Transactions).

In 2005, the Company’s joint ventures sold the following shopping center properties, excluding the one property purchased by the Company as described above:

	Company’s			Company’s
	Effective	Company-Owned		Proportionate
	Ownership	Square Feet	Sale Price	Share of Gain
Location	Percentage	(Thousands)	(Millions)	(Millions)

City of Industry, California (1); Richmond, California and San Ysidro, California	20.75%	416	$73.3	$6.7
Long Beach, California (1)	25.50%	343	75.6	4.4
Service Merchandise (8 sites)	24.63%	409	19.4	1.9

		1,168	$168.3	$13.0

(1)	The joint venture sold the remaining portion of the shopping center.

OFF BALANCE SHEET ARRANGEMENTS

The Company has a number of off balance sheet joint ventures and other unconsolidated entities with varying economic structures. Through these interests, the Company has investments in operating properties, development properties and a management and development company. Such arrangements are generally with institutional investors and various developers located throughout the United States.

The unconsolidated joint ventures that have total assets greater than $250 million are as follows:

	Effective		Company-Owned
Unconsolidated	Ownership		Square Feet	Total Debt
Real Estate Ventures	Percentage (1)	Assets Owned	(Thousands)	(Millions)

Sonae Sierra Brazil BV Sarl	47.4%	Nine shopping centers, one shopping center under development and a management company in Brazil	3,483	$—
DDR Domestic Retail Fund I	20.0	63 shopping center assets in several states	8,342	968.5
DDR — SAU Retail Fund LLC	20.0	29 shopping center assets in several states	2,355	226.2
DDRTC Core Retail Fund LLC	15.0	66 assets in several states	15,737	1,773.1
DDR Macquarie Fund LLC	14.5	51 shopping centers in several states	12,171	1,112.0
TRT DDR Venture I GP	10.0	Three shopping centers in several states	682	110.0

(1)	Ownership may be held through different investment structures. Percentage ownerships are subject to change as certain investments contain promoted structures.

In connection with the development of shopping centers owned by certain affiliates, the Company and/or its equity affiliates have agreed to fund the required capital associated with approved development projects aggregating approximately $38.9 million at December 31, 2007. These obligations, comprised principally of construction contracts, are generally due in 12 to 18 months as the related construction costs are incurred and are expected to be financed through new or existing construction loans.

The Company has provided loans and advances to certain unconsolidated entities and/or related partners in the amount of $3.5 million at December 31, 2007, for which the Company’s joint venture partners have not funded their proportionate share. These entities are current on all debt service owed to DDR. The Company guaranteed base rental income from one to three years at certain centers held through Service Holdings LLC, aggregating $2.8 million at December 31, 2007. The Company has not recorded a liability for the guarantee, as the subtenants of Service Holdings LLC affiliates are paying rent as due. The Company has recourse against the other parties in the joint venture for their pro rata share of any liability under this guarantee.

As a result of the IRRETI merger, the Company assumed certain environmental and non-recourse obligations of DDR — SAU Retail Fund LLC pursuant to eight guaranty and environmental indemnity agreements. The Company’s guaranty is capped at $43.1 million in the aggregate except for certain events, such as fraud, intentional misrepresentation or misappropriation of funds.

The Company is involved with overseeing the development activities for several of its joint ventures that are constructing, redeveloping or expanding shopping centers. The Company earns a fee for its services commensurate with the level of oversight provided. The Company generally provides a completion guarantee to the third party lending institution(s) providing construction financing.

The Company’s joint ventures have aggregate outstanding indebtedness to third parties of approximately $5.6 billion and $2.5 billion at December 31, 2007 and 2006, respectively. Such mortgages and construction loans are generally non-recourse to the Company and its partners. Certain mortgages may have recourse to the Company and its partners in certain limited situations, such as misuse of funds and material misrepresentations. In connection with certain of the Company’s joint ventures, the Company agreed to fund any amounts due the joint venture’s lender if such amounts are not paid by the joint venture based on the Company’s pro rata share of such amount aggregating $71.3 million at December 31, 2007. The Company and its joint venture partner provided a $33.0 million payment and performance guaranty on behalf of the Mervyns Joint Venture to the joint venture’s lender in certain events such as the bankruptcy of Mervyns. The Company’s maximum obligation is equal to its approximate 50% ownership percentage, or $16.5 million.

In 2006 and 2007, the Company entered into separate joint ventures that own real estate assets in Brazil, Canada and Russia. Although in certain circumstances the Company has obtained funding in the entities’ functional currencies, the Company has generally chosen not to mitigate any of the residual foreign currency risk through the use of hedging instruments. The Company will continue to monitor and evaluate this risk and may enter into hedging agreements at a later date.

FINANCING ACTIVITIES

The Company has historically accessed capital sources through both the public and private markets. The Company’s acquisitions, developments, redevelopments and expansions are generally financed through cash provided from operating activities, revolving credit facilities, mortgages assumed, construction loans, secured debt, unsecured public debt, common and preferred equity offerings, joint venture capital, preferred OP Units and asset sales. Total debt outstanding at December 31, 2007, was approximately $5.6 billion, as compared to approximately $4.2 billion and $3.9 billion at December 31, 2006 and 2005, respectively.

The volatility in the debt markets during the last several months has caused borrowing spreads over treasury rates to reach higher levels than previously experienced. This uncertainty re-emphasizes the need to access diverse sources of capital, maintain liquidity and stage debt maturities carefully. Most significantly, it underscores the importance of a conservative balance sheet that provides flexibility in accessing capital and enhances the Company’s ability to manage assets with limited restrictions. A conservative balance sheet should allow DDR to be opportunistic in its investment strategy and in accessing the most efficient and lowest cost of financing available.

Financings through the issuance of common shares, preferred shares, construction loans, medium term notes, convertible notes, term loans and preferred OP Units (units issued by the Company’s partnerships) aggregated $6.5 billion during the three years ended December 31, 2007, and is summarized as follows (in millions):

	2007		2006		2005

Equity:
Common shares	$1,140.8	(1)	$—		$—
Preferred OP Units	484.2	(2)	—		—

Total equity	1,625.0		—		—
Debt:
Construction	104.3		11.1		14.6
Permanent financing	30.0		—		327.1
Mortgage debt assumed	446.5		132.3		661.5
Medium term notes	—		—		750.0	(7)
Convertible notes	600.0	(3)	250.0	(6)	—
Unsecured term loan	750.0	(4)	—		—
Secured term loan	400.0	(5)	180.0	(5)	220.0	(5)

Total debt	2,330.8		573.4		1,973.2

	$3,955.8		$573.4		$1,973.2

(1)	Approximately 5.7 million shares, aggregating approximately $394.2 million, were issued to IRRETI shareholders in February 2007. The Company issued 11.6 million common shares in February 2007 for approximately $746.6 million upon the settlement of the forward sale agreements entered into in December 2006.

(2)	Issuance of 20 million preferred OP Units with a liquidation preference of $25 per unit, aggregating $500 million of the net assets of the Company’s consolidated subsidiary in February 2007. In accordance with the terms of the agreement, the preferred OP Units were redeemed at 97.0% of par in June 2007.

(3)	Issuance of 3.00% convertible senior unsecured notes due 2012. The notes have an initial conversion rate of approximately 13.3783 common shares per $1,000 principal amount of the notes, which represents an initial conversion price of approximately $74.75 per common share and a conversion premium of approximately 20.0% based on the last reported sale price of $62.29 per common share on March 7, 2007. The initial conversion rate is subject to adjustment under certain circumstances. Upon closing of the sale of the notes, the Company repurchased $117.0 million of its common shares. In connection with the offering, the Company entered into an option agreement, settled in the Company’s common shares, with an investment bank that had the economic impact of effectively increasing the initial conversion price of the notes to $87.21 per common share, which represents a 40% premium based on the March 7, 2007, closing price of $62.29 per common share. The cost of this arrangement was approximately $32.6 million and has been recorded as an equity transaction in the Company’s consolidated balance sheet.

(4)	This facility bore interest at LIBOR plus 0.75% and was repaid in June 2007.

(5)	This facility bears interest at LIBOR plus 0.70% and matures in February 2011. This facility allows for a one-year extension option.

(6)	Issuance of 3.50% convertible senior unsecured notes due 2011. The notes have an initial conversion rate of approximately 15.3589 common shares per $1,000 principal amount of the notes, which represents an initial conversion price of approximately $65.11 per common share and a conversion premium of approximately 22.5% based on the last reported sale price of $53.15 per common share on August 22, 2006. The initial conversion rate is subject to adjustment under certain circumstances. Upon closing of the sale of the notes, the Company repurchased $48.3 million of its common shares. In connection with the offering, the Company entered into an option arrangement, settled in the Company’s common shares, with an investment bank that had the economic impact of effectively increasing the initial conversion price of the notes to $74.41 per common share, which represents a 40.0% premium based on the August 22, 2006, closing price of $53.15 per common share. The cost of this arrangement was approximately $10.3 million and has been recorded as an equity transaction in the Company’s consolidated balance sheet.

(7)	Includes $200 million of five-year senior unsecured notes and $200 million of ten-year senior unsecured notes. The five-year notes have an interest coupon rate of 5.0%, are due on May 3, 2010, and were offered at 99.806% of par. The ten-year notes have an interest coupon rate of 5.5%, are due on May 1, 2015, and were offered at 99.642% of par. Also includes $350 million of seven-year senior unsecured notes. The seven-year notes have an interest coupon rate of 5.375%, are due on October 15, 2012, and were offered at 99.52% of par.

CAPITALIZATION

At December 31, 2007, the Company’s capitalization consisted of $5.6 billion of debt, $555 million of preferred shares and $4.6 billion of market equity (market equity is defined as common shares and OP Units outstanding multiplied by $38.29, the closing price of the common shares on the New York Stock Exchange at December 31, 2007), resulting in a debt to total market capitalization ratio of 0.52 to 1.0, as compared to the ratios of 0.36 to 1.0 and 0.40 to 1.0, at December 31, 2006 and 2005, respectively. The closing price of the common shares on the New York Stock Exchange was $62.95 and $47.02 at December 31, 2006 and 2005, respectively. At December 31, 2007, the Company’s total debt consisted of $4.5 billion of fixed-rate debt and $1.1 billion of variable-rate debt, including $600 million of variable-rate debt that had been effectively swapped to a fixed rate through the use of interest rate derivative contracts. At December 31, 2006, the Company’s total debt consisted of $3.8 billion of fixed-rate debt and $0.4 billion of variable-rate debt, including $60 million of fixed-rate debt that was effectively swapped to a variable rate and $500 million of variable-rate debt that had been effectively swapped to a fixed rate.

It is management’s strategy to have access to the capital resources necessary to expand and develop its business. Accordingly, the Company may seek to obtain funds through additional equity offerings, debt financings and/or joint venture capital in a manner consistent with its intention to operate with a conservative debt capitalization policy and maintain its investment grade ratings with Moody’s Investors Service and Standard and Poor’s. The security rating is not a recommendation to buy, sell or hold securities, as it may be subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

The Company’s credit facilities and the indentures under which the Company’s senior and subordinated unsecured indebtedness is, or may be, issued contain certain financial and operating covenants, including, among other things, debt service coverage and fixed charge coverage ratios, as well as limitations on the Company’s ability to incur secured and unsecured indebtedness, sell all or substantially all of the Company’s assets and engage in mergers and certain acquisitions. Although the Company intends to operate in compliance with these covenants, if the Company were to violate those covenants, the Company may be subject to higher finance costs and fees or accelerated maturity. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on the Company’s financial condition and results of operations.

As of December 31, 2007, the Company had $0.6 billion available under its $1.325 billion revolving credit facilities and cash of $49.5 million. As of December 31, 2007, the Company also had 293 unencumbered operating properties generating $490.7 million, or 50.4% of the total revenue of the Company for the year ended December 31, 2007, thereby providing a potential collateral base for future borrowings, subject to consideration of the financial covenants on unsecured borrowings.

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

The Company has debt obligations relating to its revolving credit facilities, term loan, fixed-rate senior notes and mortgages payable with maturities ranging from 1 to 25 years. In addition, the Company has capital and non-cancelable operating leases, principally for office space and ground leases.

These obligations are summarized as follows for the subsequent five years ending December 31 (in thousands):

		Operating	Capital
Year	Debt	Leases	Leases

2008	$389,643	$5,446	$315
2009	426,091	5,179	315
2010	1,592,060	4,697	315
2011	1,502,282	4,602	315
2012	1,064,800	4,133	350
Thereafter	616,138	149,378	11,933

	$5,591,014	$173,435	$13,543

In 2008, debt maturities are anticipated to be repaid through several sources. The $256.9 million in mortgage loans is expected to be refinanced or paid from operating cash flow and asset dispositions. Construction loans of $32.7 million are anticipated to be refinanced or extended on similar terms. The unsecured notes aggregating $100.0 million were repaid in January 2008 through borrowings on the Company’s revolving credit facilities. No assurance can be provided that the aforementioned obligations will be refinanced or repaid as anticipated (see Liquidity and Capital Resources).

In 2009, the Company has mortgage and unsecured obligations of $151.3 million and $274.8 million, respectively, that are anticipated to be refinanced or paid from operating cash flow, asset dispositions and/or other unsecured debt or equity financings or refinanced or extended on similar terms. These obligations generally have monthly payments of principal and/or interest over the term of the obligation. The interest payable over the term of the revolving credit facilities and construction loans is determined based on the amount outstanding. The Company continually changes its asset base and borrowing base, so that the amount of interest payable on the mortgages over their terms cannot be easily determined and is therefore excluded from the table above.

At December 31, 2007, the Company had letters of credit outstanding of approximately $76.3 million. The Company has not recorded any obligation associated with these letters of credit. The majority of the letters of credit are collateral for existing indebtedness and other obligations of the Company.

In conjunction with the development of shopping centers, the Company has entered into commitments aggregating approximately $60.5 million with general contractors for its wholly-owned properties at December 31, 2007. These obligations, comprised principally of construction contracts, are generally due in 12 to 18 months as the related construction costs are incurred and are expected to be financed through operating cash flow and/or new or existing construction loans or revolving credit facilities.

In connection with the transfer of one of the properties to DDR Macquarie Fund LLC, the Company deferred the recognition of approximately $2.6 million at December 31, 2007, of the gain on disposition of real estate related to a shortfall agreement guarantee maintained by the Company. DDR Macquarie Fund LLC is obligated to fund any shortfall amount caused by the failure of the landlord or tenant to pay taxes on the shopping center when due and payable. The Company is obligated to pay any shortfall to the extent that it is not caused by the failure of the landlord or tenant to pay taxes on the shopping center when due and payable. No shortfall payments have been made on this property since the completion of construction in 1997.

The Company entered into master lease agreements from 2004 through 2007 in connection with the transfer of properties to certain joint ventures that are recorded as a liability and reduction of its related gain. The Company is responsible for the monthly base rent, all operating and maintenance expenses and certain tenant improvements and leasing commissions for units not yet leased at closing for a three-year period. At December 31, 2007, the Company’s master lease obligations, included in accounts payable and other expenses, in the following amounts, were incurred with the properties transferred to the following joint ventures (in millions):

DDR Macquarie Fund LLC	$0.1
DDR Markaz II	0.2
DDR MDT PS LLC	1.1
Dividend Capital Total Realty Trust Joint Venture	1.0

$2.4

Related to one of the Company’s developments in Long Beach, California, the Company guaranteed the payment of any special taxes levied on the property within the City of Long Beach Community Facilities District No. 6 and attributable to the payment of debt service on the bonds for periods prior to the completion of certain improvements related to this project. In addition, an affiliate of the Company has agreed to make an annual payment of approximately $0.6 million to defray a portion of the operating expenses of a parking garage through the earlier of October 2032 or the date when the city’s parking garage bonds are repaid. There are no assets held as collateral or liabilities recorded related to these obligations.

The Company has guaranteed certain special assessment and revenue bonds issued by the Midtown Miami Community Development District. The bond proceeds were used by the District to finance certain infrastructure and parking facility improvements. As of December 31, 2007, the remaining debt service obligation guaranteed by the Company was $11.7 million. In the event of a debt service shortfall, the Company is responsible for satisfying the shortfall. There are no assets held as collateral or liabilities recorded related to these guarantees. To date, tax revenues have exceeded the debt service payments for both the Series A and Series B bonds.

Related to the development of a shopping center in San Antonio, Texas, the Company guaranteed the payment of certain road improvements expected to be funded by the City of San Antonio, Texas, of approximately $0.8 million. These road improvements were completed in 2008 and the payment guarantee was released. There are no assets held as collateral or liabilities recorded related to this guarantee.

The Company routinely enters into contracts for the maintenance of its properties, which typically can be cancelled upon 30-60 days notice without penalty. At December 31, 2007, the Company had purchase order obligations, typically payable within one year, aggregating approximately $3.4 million related to the maintenance of its properties and general and administrative expenses.

The Company has entered into employment contracts with certain executive officers. These contracts provide for base pay, bonuses based on the results of operations of the Company and personal performance, option and restricted stock grants and reimbursement of various expenses (health insurance, life insurance, automobile expenses, country club expenses and financial planning expenses). The Chairman and Chief Executive Officer’s contract contains a two-year “evergreen” term and can be terminated by giving notice one year prior to the commencement of a new two-year term. The contracts for the other officers contain a one-year “evergreen” term and are subject to cancellation without cause upon 90 days notice.

The Company continually monitors its obligations and commitments. There have been no other material items entered into by the Company since December 31, 2003, through December 31, 2007, other than as described above. See discussion of commitments relating to the Company’s joint ventures and other unconsolidated arrangements in “Off Balance Sheet Arrangements.”

INFLATION

Substantially all of the Company’s long-term leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive additional rental income from escalation clauses that generally increase rental rates during the terms of the leases and/or percentage rentals based on tenants’ gross sales. Such escalations are determined by negotiation, increases in the consumer price index or similar inflation indices. In addition, many of the Company’s leases are for terms of less than ten years, permitting the Company to seek increased rents upon renewal at market rates. Most of the Company’s leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation.

ECONOMIC CONDITIONS

Historically, real estate has been subject to a wide range of cyclical economic conditions that affect various real estate markets and geographic regions with differing intensities and at different times. Different regions of the United States have been experiencing varying degrees of economic growth. Adverse changes in general or local economic conditions could result in the inability of some tenants of the Company to meet their lease obligations and could otherwise adversely affect the Company’s ability to attract or retain tenants. The Company’s shopping centers are typically anchored by two or more national tenants (Wal-Mart and Target), home improvement stores (Home Depot or Lowe’s Home Improvement) and two or more junior tenants (Bed Bath & Beyond, Kohl’s, Circuit City, T.J. Maxx or PetSmart), which generally offer day-to-day necessities, rather than high-priced luxury items. In addition, the Company seeks to reduce its operating and leasing risks through ownership of a portfolio of properties with a diverse geographic and tenant base.

The retail shopping sector has been affected by the competitive nature of the retail business and the competition for market share where stronger retailers have out-positioned some of the weaker retailers. These shifts have forced some market share away from weaker retailers and required them, in some cases, to declare bankruptcy and/or close stores. Certain retailers have announced store closings even though they have not filed for bankruptcy protection. Notwithstanding any store closures, the Company does not expect to have any significant losses associated with these tenants. Overall, the Company’s portfolio remains stable. While negative news relating to troubled retail tenants tends to attract attention, the vacancies created by unsuccessful tenants may also create opportunities to increase rent.

Although certain individual tenants within the Company’s portfolio have filed for bankruptcy protection, the Company believes that several of its major tenants, including Wal-Mart, Home Depot, Kohl’s, Target, Lowe’s Home Improvement, T.J. Maxx and Bed Bath & Beyond, are financially secure retailers based upon their credit quality. This stability is further evidenced by the tenants’ relatively constant same store tenant sales growth in the current economic environment. Recent headlines describe the plight of subprime borrowers, the general troubles in the housing market and the potential for such problems to impact consumer spending. Historically, the Company’s portfolio has performed consistently throughout many economic cycles, including downward cycles. Broadly speaking, national retail sales have grown consistently since World War II, including during several recessions and housing slowdowns. More specifically, in the past the Company has not experienced significant volatility in its long-term portfolio occupancy rate. The Company believes that the quality of its shopping center portfolio is strong, as evidenced by the high historical occupancy rates, which have ranged from 92% to 96% since the Company’s public offering in 1993. Also, average base rental rates have increased from $5.48 to $12.24 since 1993. Moreover, the Company has been able to achieve these results without significant capital investment in tenant improvements or leasing commissions. While tenants may come and go over time, shopping centers that are well-located and actively managed are expected to perform well. The Company is very conscious of, and sensitive to, the risks posed to the economy, but is currently comfortable with the position of its portfolio and the general diversity and credit quality of its tenant base.

LEGAL MATTERS

The Company and its subsidiaries are subject to various legal proceedings, which, taken together, are not expected to have a material adverse effect on the Company. The Company is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by insurance. While the resolution of all matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s liquidity, financial position or results of operations.

NEW ACCOUNTING STANDARDS

New Accounting Standards Implemented

Accounting for Uncertainty in Income Taxes — FIN 48

In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the provisions of FIN 48 on January 1, 2007. The Company does not have any material unrecognized tax benefits; therefore the adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations.

The Company’s policy is to recognize estimated interest and penalties related to unrecognized tax benefits as other income tax expense. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years (after 2003 for federal and state) based on an assessment of many factors, including past experience and interpretations of tax laws applied to the facts of each matter.

New Accounting Standards to Be Implemented

Fair Value Measurements — SFAS 157

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS No. 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement is effective in fiscal years beginning after November 15, 2007, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact that this statement will have on its financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 — SFAS 159

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes (i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement is effective for fiscal years beginning after November 15, 2007. The Company does not believe the impact of this statement will have a material effect on its financial position and results of operations.

Business Combinations — FAS 141(R)

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141 (R)”). The objective of this statement is to improve the relevance, representative faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this statement establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements, the identifiable assets acquired, the liabilities assumed, and any non-controlling interest to the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently assessing the impact the adoption of SFAS No. 141 (R) would have on the Company’s financial position and results of operations.

Non-controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 — FAS 160

In December 2007, the FASB issued Statement No. 160, Non-Controlling Interest in Consolidated Financial Statements an Amendment of ARB No 51 (“SFAS No. 160”). A non-controlling interest, sometimes called minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by other parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of operations, (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently and requires that they be accounted for similarly, as equity transactions, (iv) when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value, the gain or loss on the deconsolidation of the subsidiary is measured using fair value of any non-controlling equity investments rather than the carrying amount of that retained investment and (v) entities provide sufficient disclosures that clearly identify and distinguish between the interest of the parent and the interest of the non-controlling owners. This statement is effective for fiscal years, and interim reporting periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently assessing the impact the adoption of SFAS No. 160 would have on the Company’s financial position and results of operations.

Accounting for Convertible Debt Instruments

In August 2007, the FASB staff issued a proposed FASB Staff Position (“FSP”) (APB 14-A) that would require the liability and equity components of convertible debt instrument that may be settled in cash upon conversion

(including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The proposed FSP would require that the initial debt proceeds from the sale of the company’s convertible and exchangeable senior unsecured notes be allocated between a liability component and an equity component. The resulting debt discount would be amortized over the period the debt is expected to be outstanding as additional interest expense. The guidance in the proposed FSP is expected to be applied retrospectively to all periods presented and could result in additional annual interest expense recognized by the Company if finalized and adopted, as currently proposed. At the time of this filing, a final FSP had not been issued.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Developers Diversified Realty Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Developers Diversified Realty Corporation and its subsidiaries (the “Company”) at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index of the Company’s 2007 Annual Report on Form 10-K present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Report on Internal Control over Financial Reporting (not presented herein)” appearing under Item 9A of the Company’s 2007 Annual Report on Form 10-K. Our responsibility is to express an opinion on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
February 29, 2008, except with respect to our opinion on the consolidated financial statements in so far as they relate to the effects of the discontinued operations as discussed in Note 24, as to which the date is December 3, 2008.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,
	2007	2006

Assets
Land	$2,142,942	$1,768,702
Buildings	5,933,890	5,023,665
Fixtures and tenant improvements	237,117	196,275

	8,313,949	6,988,642
Less: Accumulated depreciation	(1,024,048)	(861,266)

	7,289,901	6,127,376
Construction in progress and land under development	664,926	453,493
Real estate held for sale	5,796	5,324

Real estate, net	7,960,623	6,586,193
Investments in and advances to joint ventures	638,111	291,685
Cash and cash equivalents	49,547	28,378
Restricted cash	58,958	—
Accounts receivable, net	199,354	152,161
Notes receivable	18,557	18,161
Deferred charges, net	31,172	23,708
Other assets	133,494	79,467

	$9,089,816	$7,179,753

Liabilities and Shareholders’ Equity
Unsecured indebtedness:
Senior notes	$2,622,219	$2,218,020
Revolving credit facility	709,459	297,500

	3,331,678	2,515,520
Secured indebtedness:
Term debt	800,000	400,000
Mortgage and other secured indebtedness	1,459,336	1,333,292

	2,259,336	1,733,292

Total indebtedness	5,591,014	4,248,812
Accounts payable and accrued expenses	141,629	134,781
Dividends payable	85,851	71,269
Other liabilities	143,616	106,775

	5,962,110	4,561,637

Minority equity interests	111,767	104,596
Operating partnership minority interests	17,114	17,337

	6,090,991	4,683,570
Commitments and contingencies (Note 12)
Shareholders’ equity:
Preferred shares (Note 13)	555,000	705,000
Common shares, without par value, $.10 stated value; 300,000,000 shares authorized; 126,793,684 and 109,739,262 shares issued at December 31, 2007 and 2006, respectively	12,679	10,974
Paid-in-capital	3,029,176	1,959,629
Accumulated distributions in excess of net income	(260,018)	(159,615)
Deferred compensation obligation	22,862	12,386
Accumulated other comprehensive income	8,965	7,829
Less: Common shares in treasury at cost: 7,345,304 and 752,975 shares at December 31, 2007 and 2006, respectively	(369,839)	(40,020)

	2,998,825	2,496,183

	$9,089,816	$7,179,753

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Year Ended December 31,
	2007	2006	2005

Revenues from operations:
Minimum rents	$638,254	$529,788	$472,202
Percentage and overage rents	10,630	10,694	9,310
Recoveries from tenants	203,869	169,154	148,294
Ancillary and other property income	19,572	19,486	14,140
Management fees, development fees and other fee income	50,840	30,294	22,859
Other	13,697	14,857	7,358

	936,862	774,273	674,163

Rental operation expenses:
Operating and maintenance	131,886	106,531	91,371
Real estate taxes	108,090	89,676	79,034
General and administrative	81,244	60,679	54,048
Depreciation and amortization	215,150	180,625	152,741

	536,370	437,511	377,194

	400,492	336,762	296,969

Other income (expense):
Interest income	8,772	9,050	9,974
Interest expense	(258,493)	(207,124)	(169,588)
Other expense, net	(3,019)	(446)	(2,532)

	(252,740)	(198,520)	(162,146)

Income before equity in net income of joint ventures, minority interests, tax benefit (expense) of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate	147,752	138,242	134,823
Equity in net income of joint ventures	43,229	30,337	34,873

Income before minority interests, tax benefit (expense) of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate	190,981	168,579	169,696
Minority equity interests:
Minority equity interests	(6,253)	(6,777)	(3,936)
Preferred operating partnership minority interests	(9,690)	—	—
Operating partnership minority interests	(2,275)	(2,116)	(2,916)

	(18,218)	(8,893)	(6,852)
Tax benefit (expense) of taxable REIT subsidiaries and franchise taxes	14,655	2,497	(276)

Income from continuing operations	187,418	162,183	162,568

Discontinued operations:
Income from discontinued operations	7,519	8,007	15,268
Gain on disposition of real estate, net of tax	12,259	11,051	16,667

	19,778	19,058	31,935

Income before gain on disposition of real estate	207,196	181,241	194,503
Gain on disposition of real estate	68,851	72,023	88,140

Net income	$276,047	$253,264	$282,643

Preferred dividends	50,934	55,169	55,169

Net income applicable to common shareholders	$225,113	$198,095	$227,474

Per share data:
Basic earnings per share data:
Income from continuing operations	$1.70	$1.65	$1.81
Income from discontinued operations	0.16	0.17	0.29

Net income applicable to common shareholders	$1.86	$1.82	$2.10

Diluted earnings per share data:
Income from continuing operations	$1.69	$1.64	$1.79
Income from discontinued operations	0.16	0.17	0.29

Net income applicable to common shareholders	$1.85	$1.81	$2.08

Dividends declared per common share	$2.64	$2.36	$2.16

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands, except per share amounts)

				Accumulated		Accumulated	Unearned
				Distributions in	Deferred	Other	Compensation-	Treasury
	Preferred	Common	Paid-in-	Excess of	Compensation	Comprehensive	Restricted	Stock at
	Shares	Shares	Capital	Net Income	Obligation	Income/(Loss)	Stock	Cost	Total

Balance, December 31, 2004	$705,000	$10,852	$1,933,433	$(92,290)	$10,265	$326	$(5,415)	$(7,852)	$2,554,319
Issuance of 425,985 common shares for cash related to exercise of stock options, dividend reinvestment plan and performance unit plan	—	43	10,857	—	—	—	(6,740)	6,206	10,366
Issuance of 88,360 common shares related to restricted stock plan	—	—	2,306	—	—	—	(2,905)	1,646	1,047
Vesting of restricted stock	—	—	(1,351)	—	1,351	—	1,916	—	1,916
Dividends declared-common shares	—	—	—	(234,940)	—	—	—	—	(234,940)
Dividends declared-preferred shares	—	—	—	(55,169)	—	—	—	—	(55,169)
Comprehensive income (Note 15):
Net income	—	—	—	282,643	—	—	—	—	282,643
Other comprehensive income:
Change in fair value of interest rate contracts	—	—	—	—	—	10,619	—	—	10,619
Amortization of interest rate contracts	—	—	—	—	—	(520)	—	—	(520)

Comprehensive income	—	—	—	282,643	—	10,099	—	—	292,742

Balance, December 31, 2005	705,000	10,895	1,945,245	(99,756)	11,616	10,425	(13,144)	—	2,570,281
Issuance of 726,574 common shares for cash related to exercise of stock options, dividend reinvestment plan and director compensation	—	28	(1,819)	—	—	—	—	10,028	8,237
Redemption of operating partnership units in exchange for common shares	—	45	22,371	—	—	—	—	—	22,416
Repurchase of 909,000 common shares	—	—	—	—	—	—	—	(48,313)	(48,313)
Issuance of 64,940 common shares related to restricted stock plan	—	6	653	—	—	—	—	(150)	509
Vesting of restricted stock	—	—	1,628	—	770	—	—	(1,585)	813
Purchased option arrangement on common shares	—	—	(10,337)	—	—	—	—	—	(10,337)
Adoption of SFAS 123(R)	—	—	(1,558)	—	—	—	13,144	—	11,586
Stock-based compensation	—	—	3,446	—	—	—	—	—	3,446
Dividends declared-common shares	—	—	—	(257,954)	—	—	—	—	(257,954)
Dividends declared-preferred shares	—	—	—	(55,169)	—	—	—	—	(55,169)
Comprehensive income (Note 15):
Net income	—	—	—	253,264	—	—	—	—	253,264
Other comprehensive income:
Change in fair value of interest rate contracts	—	—	—	—	—	(2,729)	—	—	(2,729)
Amortization of interest rate contracts	—	—	—	—	—	(1,454)	—	—	(1,454)
Foreign currency translation	—	—	—	—	—	1,587	—	—	1,587

Comprehensive income	—	—	—	253,264	—	(2,596)	—	—	250,668

Balance, December 31, 2006	705,000	10,974	1,959,629	(159,615)	12,386	7,829	—	(40,020)	2,496,183
Issuance of 69,964 common shares related to the exercise of stock options, dividend reinvestment plan, performance plan and director compensation	—	—	(28,326)	—	3,739	—	—	33,059	8,472
Issuance of 11,599,134 common shares for cash-underwritten offering	—	1,160	745,485	—	—	—	—	—	746,645
Issuance of 5,385,324 common shares associated with the IRRETI merger	—	539	378,580	—	—	—	—	15,041	394,160
Repurchase of common shares	—	—	—	—	—	—	—	(378,942)	(378,942)
Issuance of restricted stock	—	6	(674)	—	487	—	—	1,459	1,278
Vesting of restricted stock	—	—	(3,567)	—	6,250	—	—	(436)	2,247
Purchased option arrangement on common shares	—	—	(32,580)	—	—	—	—	—	(32,580)
Redemption of preferred shares	(150,000)	—	5,405	(5,405)	—	—	—	—	(150,000)
Stock-based compensation	—	—	5,224	—	—	—	—	—	5,224
Dividends declared-common shares	—	—	—	(324,907)	—	—	—	—	(324,907)
Dividends declared-preferred shares	—	—	—	(46,138)	—	—	—	—	(46,138)
Comprehensive income (Note 15):
Net income	—	—	—	276,047	—	—	—	—	276,047
Other comprehensive income:
Change in fair value of interest rate contracts	—	—	—	—	—	(20,126)	—	—	(20,126)
Amortization of interest rate contracts	—	—	—	—	—	(1,454)	—	—	(1,454)
Foreign currency translation	—	—	—	—	—	22,716	—	—	22,716

Comprehensive income	—	—	—	276,047	—	1,136	—	—	277,183

Balance, December 31, 2007	$555,000	$12,679	$3,029,176	$(260,018)	$22,862	$8,965	$—	$(369,839)	$2,998,825

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2007	2006	2005

Cash flow from operating activities:
Net income	$276,047	$253,264	$282,643
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	224,375	193,527	170,701
Stock-based compensation	5,224	3,446	—
Amortization of deferred finance costs and settled interest rate protection agreements	9,750	7,756	7,433
Net cash received from interest rate hedging contracts	—	—	10,645
Ineffective portion of derivative financing investments	—	1,157	—
Equity in net income of joint ventures	(43,229)	(30,337)	(34,873)
Cash distributions from joint ventures	33,362	23,304	39,477
Operating partnership minority interest expense	2,275	2,116	2,916
Preferred operating partnership minority interest expense	9,690	—	—
Gain on disposition of real estate and impairment charge, net	(81,110)	(83,074)	(104,165)
Net change in accounts receivable	(47,999)	(38,013)	(32,207)
Net change in accounts payable and accrued expenses	(11,955)	9,875	11,146
Net change in other operating assets and liabilities	38,186	(2,329)	1,707

Total adjustments	138,569	87,428	72,780

Net cash flow provided by operating activities	414,616	340,692	355,423

Cash flow from investing activities:
Real estate developed or acquired, net of liabilities assumed	(2,789,132)	(454,357)	(863,795)
Equity contributions to joint ventures	(247,882)	(206,645)	(28,244)
Repayment from (advances to) joint ventures, net	1,913	622	(83,476)
Proceeds resulting from contribution of properties to joint ventures and repayments of advances from affiliates	1,274,679	298,059	344,292
Proceeds from sale and refinancing of joint venture interests	43,041	—	—
Return on investments in joint ventures	20,462	50,862	87,349
Repayment (issuance) of notes receivable, net	1,014	6,834	(7,172)
Proceeds from disposition of real estate	606,547	101,578	211,603
Restricted cash	(58,958)	—	—

Net cash flow used for investing activities	(1,148,316)	(203,047)	(339,443)

Cash flow from financing activities:
Proceeds from revolving credit facilities, net	412,436	147,500	90,000
Proceeds from term loan borrowings	1,150,000	—	70,000
Repayment of term loans	(750,000)	(20,000)	—
Proceeds from mortgage and other secured debt	134,300	11,093	158,218
Principal payments on mortgage debt	(401,697)	(153,732)	(809,396)
Repayment of senior notes	(197,000)	—	(1,000)
Proceeds from issuance of convertible senior notes, net of underwriting commissions and offering expenses of $267 and $550 in 2007 and 2006, respectively	587,733	244,450	—
Proceeds from issuance of medium term notes, net of underwriting commissions and $1,390 of offering expenses paid in 2005	—	—	741,139
Payment of deferred finance costs (bank borrowings)	(5,337)	(4,047)	(6,994)
Redemption of preferred shares	(150,000)	—	—
Proceeds from issuance of common shares, net of underwriting commissions and offering expenses paid of $208 in 2007	746,645	—	—
Payment of underwriting commissions for forward-equity contracts	(32,580)	(4,000)	—
Purchased option arrangement for common shares	—	(10,337)	—
Proceeds from the issuance of common shares in conjunction with exercise of stock options, 401(k) plan and dividend reinvestment plan	11,998	9,560	12,139
Proceeds from issuance of preferred operating partnership interest, net of expenses	484,204	—	—
Redemption of preferred operating partnership interest	(484,204)	—	—
Return of investment — minority interest shareholder	(4,261)	—	—
Purchase of operating partnership minority interests	(683)	(2,097)	—
Distributions to preferred and operating partnership minority interests	(11,907)	(2,347)	(2,902)
Repurchase of common shares	(378,942)	(48,313)	—
Net cash received from foreign currency hedge contract	1,250	—	—
Dividends paid	(356,464)	(307,652)	(286,400)

Net cash provided by (used for) financing activities	755,491	(139,922)	(35,196)

Cash and cash equivalents
Increase (decrease) in cash and cash equivalents	21,791	(2,277)	(19,216)
Effect of exchange rate changes on cash and cash equivalents	(622)	—	—
Cash and cash equivalents, beginning of year	28,378	30,655	49,871

Cash and cash equivalents, end of year	$49,547	$28,378	$30,655

The accompanying notes are an integral part of these consolidated financial statements.

1.	Summary of Significant Accounting Policies

Nature of Business

Developers Diversified Realty Corporation and its subsidiaries (the “Company” or “DDR”) are primarily engaged in the business of acquiring, expanding, owning, developing, managing and operating shopping centers and enclosed malls. The Company’s shopping centers are typically anchored by two or more national tenant anchors (Wal-Mart and Target), home improvement stores (Home Depot or Lowe’s Home Improvement) and two or more junior tenants (Bed Bath & Beyond, Kohl’s, Circuit City, T.J. Maxx or PetSmart). At December 31, 2007, the Company owned or had interests in 710 shopping centers in 45 states plus Puerto Rico and Brazil and seven business centers in five states. The Company has an interest in 317 of these shopping centers through equity method investments. The Company also has assets under development in Canada and Russia. The tenant base primarily includes national and regional retail chains and local retailers. Consequently, the Company’s credit risk is concentrated in the retail industry.

On February 22, 2007, Inland Retail Real Estate Trust, Inc. (“IRRETI”) shareholders approved a merger with a subsidiary of the Company pursuant to a merger agreement among IRRETI, the Company and the subsidiary. Pursuant to the merger, the Company acquired all of the outstanding shares of IRRETI for a total merger consideration of $14.00 per share, of which $12.50 per share was funded in cash and $1.50 per share was paid in the form of DDR common shares. As a result, on February 27, 2007, the Company issued 5.7 million DDR common shares to the IRRETI shareholders with an aggregate value of approximately $394.2 million (Note 4).

Consolidated revenues derived from the Company’s largest tenant, Wal-Mart, aggregated 4.3%, 4.7% and 5.1% of total revenues for the years ended December 31, 2007, 2006 and 2005, respectively. The total percentage of Company-owned gross leasable area (“GLA” all references are unaudited) attributed to Wal-Mart was 8.5% at December 31, 2007. The Company’s ten largest tenants constituted 18.5%, 17.7% and 20.0% of total revenues for the years ended December 31, 2007, 2006 and 2005, respectively, including revenues reported within discontinued operations. Management believes the Company’s portfolio is diversified in terms of the location of its shopping centers and its tenant profile. Adverse changes in general or local economic conditions could result in the inability of some existing tenants to meet their lease obligations and could adversely affect the Company’s ability to attract or retain tenants. During the three years ended December 31, 2007, 2006 and 2005, certain national and regional retailers experienced financial difficulties, and several filed for protection under bankruptcy laws. The Company does not believe that these bankruptcies will have a material impact on the Company’s financial position, results of operations or cash flows.

Principles of Consolidation

The Company consolidates certain entities if it is deemed to be the primary beneficiary in a variable interest entity (“VIE”), as defined in Financial Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46”). For those entities that are not VIEs, the Company also consolidates entities in which it has financial and operating control. All significant inter-company balances and transactions have been eliminated in consolidation. Investments in real estate joint ventures and companies in which the Company has the ability to exercise significant influence, but does not have financial or operating control, are accounted for using the equity method of accounting. Accordingly, the Company’s share of the earnings (or loss) of these unconsolidated joint ventures and companies is included in consolidated net income.

The Company entered into a joint venture with Macquarie DDR Trust (“MDT”), an Australian Based Listed Property Trust sponsored by Macquarie Bank Limited (ASX: MBL), an international investment bank, advisor and manager of specialized real estate funds, focusing on acquiring ownership interests in institutional-quality community center properties in the United States (“DDR Macquarie Fund LLC”).

DDR Macquarie Fund LLC is a VIE in which the Company has an approximate 12% economic interest. The Company was not determined to be the primary beneficiary. The Company earns asset management and performance fees from the unconsolidated joint venture that serves as the manager of DDR Macquarie Fund LLC (“MDT Manager”). The Company has a 50% ownership interest in MDT Manager and serves as the managing member, accounts for this entity under the equity method of accounting. DDR Macquarie Fund LLC has total real estate assets of approximately $1.8 billion and total non-recourse mortgage debt of approximately $1.1 billion at December 31, 2007 and 2006. The Company’s maximum exposure to loss associated with this joint venture is primarily limited to the Company’s aggregate capital investment, which was approximately $55.1 million at December 31, 2007. The financial information of DDR Macquarie Fund LLC are included as part of the combined unconsolidated joint ventures financial information in Note 2.

In 2005, the Company formed a joint venture (the “Mervyns Joint Venture”) with MDT, that acquired the underlying real estate of 36 operating Mervyns stores. The Company holds a 50% economic interest in the Mervyns Joint Venture, which is considered a VIE, and the Company was determined to be the primary beneficiary. The Company earns property management, acquisition and financing fees from this VIE, which are eliminated in consolidation. The VIE has total real estate assets and total non-recourse mortgage debt of approximately $405.8 million and $258.5 million at December 31, 2007 and 2006, and is consolidated in the results of the Company.

Statement of Cash Flows and Supplemental Disclosure of Non-Cash Investing and Financing Information

Non-cash investing and financing activities are summarized as follows (in millions):

	For the Year Ended December 31,
	2007	2006	2005

Contribution of net assets of previously unconsolidated joint ventures	$—	$2.9	$13.6
Consolidation of the net assets (excluding mortgages as disclosed below) of previously unconsolidated joint ventures	14.4	368.9	—
Mortgages assumed, shopping center acquisitions and consolidation of previously unconsolidated joint ventures	446.5	132.9	661.5
Liabilities assumed with the acquisition of shopping centers	32.5	—	—
Consolidation of net assets from adoption of EITF 04-05	—	43.0	—
Mortgages assumed, adoption of EITF 04-05	—	17.1	—
Dividends declared, not paid	85.9	71.3	65.8
Fair value of interest rate swaps	20.1	1.1	0.3
Deferred payment of swaption	—	2.8	—
Share issuance for operating partnership unit redemption	—	14.9	—

The transactions above did not provide or use cash in the years presented and, accordingly, are not reflected in the consolidated statements of cash flows.

Real Estate

Real estate assets held for investment are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property’s estimated undiscounted future cash flows, including estimated proceeds from disposition.

Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	Useful lives, ranging from 30 to 40 years
Fixtures and tenant improvements	Useful lives, which approximate lease terms, where applicable

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations that improve or extend the life of the asset are capitalized. Included in land at December 31, 2007, was undeveloped real estate, generally outlots or expansion pads adjacent to shopping centers owned by the Company (excluding shopping centers owned through unconsolidated joint ventures), and excess land of approximately 998 acres.

Construction in progress includes shopping center developments and significant expansions and redevelopments. The Company capitalizes interest on funds used for the construction, expansion or redevelopment of shopping centers, including funds invested in or advanced to unconsolidated joint ventures with qualifying development activities. Capitalization of interest ceases when construction activities are substantially completed and the property is available for occupancy by tenants. In addition, the Company capitalized certain direct and incremental internal construction and software development and implementation costs of $12.8 million, $10.0 million and $6.2 million in 2007, 2006 and 2005, respectively.

Purchase Price Accounting

Upon acquisition of properties, the Company estimates the fair value of acquired tangible assets, consisting of land, building and improvements, and, if determined to be material, identifies intangible assets generally consisting of the fair value of (i) above- and below-market leases, (ii) in-place leases and (iii) tenant relationships. The Company allocates the purchase price to assets acquired and liabilities assumed based on their relative fair values at the date of acquisition pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” In estimating the fair value of the tangible and intangible assets acquired, the Company considers information obtained about each property as a result of its due diligence, marketing and leasing activities, and utilizes various valuation methods, such as estimated cash flow projections using appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

Above- and below-market lease values for acquired properties are recorded based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining term of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed-rate renewal options of the respective leases. At December 31, 2007 and 2006, the below-market leases aggregated $31.3 million and $22.9 million, respectively. At December 31, 2007 and 2006, the above-market leases aggregated $9.8 million and $2.3 million, respectively.

The total amount allocated to in-place lease values and tenant relationship values is based upon management’s evaluation of the specific characteristics of the acquired lease portfolio and the Company’s overall relationship with anchor tenants. Factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical, expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical, expected lease-up periods, based upon management’s assessment of specific market conditions.

The value of in-place leases, including origination costs, is amortized over the estimated weighted average remaining initial term of the acquired lease portfolio. The value of tenant relationship intangibles is amortized to expense over the estimated initial and renewal terms of the lease portfolio; however, no amortization period for intangible assets will exceed the remaining depreciable life of the building.

Intangible assets associated with property acquisitions are included in other assets and other liabilities, with respect to the above- and below-market leases, in the Company’s consolidated balance sheets.

Impairment of Long-Lived Assets

The Company follows the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). If an asset is held for sale, it is stated at the lower of its carrying value or fair value, less cost to sell. The determination of undiscounted cash flows requires significant estimates made by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could affect the determination of whether an impairment exists.

The Company reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The Company records impairment losses and reduces the carrying amounts of assets held for sale when the carrying amounts exceed the estimated selling proceeds, less the costs to sell.

Deferred Charges

Costs incurred in obtaining indebtedness are included in deferred charges in the accompanying consolidated balance sheets and are amortized on a straight-line basis over the terms of the related debt agreements, which approximates the effective interest method. Such amortization is reflected as interest expense in the consolidated statements of operations.

Revenue Recognition

Minimum rents from tenants are recognized using the straight-line method over the lease term of the respective leases. Percentage and overage rents are recognized after a tenant’s reported sales have exceeded the applicable sales breakpoint set forth in the applicable lease. Revenues associated with tenant reimbursements are recognized in the period that the expenses are incurred based upon the tenant lease provision. Management fees are recorded in the period earned based on a percentage of collected rent at the properties under management. Ancillary and other property-related income, which includes the leasing of vacant space to temporary tenants, is recognized in the period earned. Lease termination fees are included in other income and recognized upon the effective termination of a tenant’s lease when the Company has no further obligations with the lease. Fee income derived from the Company’s unconsolidated joint venture investments is recognized to the extent attributable to outside ownership interest.

Accounts Receivable

The Company makes estimates of the uncollectibility of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income is directly affected by management’s estimate of the collectibility of accounts receivable.

Accounts receivable, other than straight-line rents receivable, are expected to be collected within one year and are net of estimated unrecoverable amounts of approximately $30.1 million and $14.5 million at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, straight-line rents receivable, net of a provision for uncollectible amounts of $4.1 million and $3.5 million, aggregated $61.7 million and $54.7 million, respectively.

Disposition of Real Estate and Real Estate Investments

Disposition of real estate relates to the sale of outlots and land adjacent to existing shopping centers, shopping center properties and real estate investments. Gains from dispositions are recognized using the full accrual or partial sale methods, as applicable, in accordance with the provisions of SFAS No. 66, “Accounting for Real Estate Sales,” (“SFAS 66”) provided that various criteria relating to the terms of sale and any subsequent involvement by the Company with the properties sold are met.

SFAS 144 retains the basic provisions for presenting discontinued operations in the income statement but broadens the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in SFAS 144, assuming no significant continuing involvement, the sale of a retail or industrial operating property is considered discontinued operations. In addition, properties classified as held for sale are also considered a discontinued operation. Accordingly, the results of operations of properties disposed of, or classified as held for sale, for which the Company has no significant continuing involvement, are reflected as discontinued operations. Interest expense, which is specifically identifiable to the property, is used in the computation of interest expense attributable to discontinued operations. Consolidated interest at the corporate level is allocated to discontinued operations pursuant to the methods prescribed under Emerging Issues Task Force (“EITF”) 87-24, “Allocation of Interest to Discontinued Operations,” based on the proportion of net assets disposed.

Real Estate Held for Sale

The Company generally considers assets to be held for sale when the transaction has been approved by the appropriate level of management and there are no known significant contingencies relating to the sale such that the property sale within one year is considered probable. The Company evaluates the held for sale classification of its owned real estate each quarter. Assets that are classified as held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. The results of operations of these shopping centers are reflected as discontinued operations in all periods presented.

On occasion, the Company will receive unsolicited offers from third parties to buy individual shopping centers. The Company will generally classify the properties as held for sale when a sales contract is executed with no contingencies and the prospective buyer has significant funds at risk to ensure performance.

General and Administrative Expenses

General and administrative expenses include certain internal leasing and legal salaries and related expenses directly associated with the re-leasing of existing space, which are charged to operations as incurred.

Stock Option and Other Equity-Based Plans

Prior to January 1, 2006, the Company followed Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, the Company did not recognize compensation cost for stock options when the option exercise price equaled or exceeded the market value on the date of the grant. Prior to January 1, 2006, no stock-based employee compensation cost for stock options was reflected in net income, as all options granted under those plans had an exercise price equal to or in excess of the market value of the underlying common stock on the date of grant. The Company recorded compensation expense related to its restricted stock plan and its performance unit awards.

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) is an amendment of SFAS 123 and requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements based upon the grant date fair value. The grant date fair value of the portion of the restricted stock and performance unit awards issued prior to the adoption of SFAS 123(R) that is ultimately expected to vest is recognized as expense on a straight-line attribution basis over the requisite service periods in the Company’s consolidated financial statements. SFAS 123(R) requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical rates.

The Company adopted SFAS 123(R) as required on January 1, 2006, using the modified prospective method. The Company’s consolidated financial statements as of and for the year ended December 31, 2006, reflected the impact of SFAS 123(R). In accordance with the modified prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123(R). Share-based compensation expense recognized in the Company’s consolidated financial statements for the year ended December 31, 2006, includes (i) compensation expense for share-based payment awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value and (ii) compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

The adoption of this standard changed the balance sheet and resulted in decreasing other liabilities and increasing shareholders’ equity by $11.6 million. In addition, unearned compensation — restricted stock (included in shareholders’ equity) of $13.1 million was eliminated and reclassified to paid in capital. These balance sheet changes relate to deferred compensation under the performance unit plans and unvested restricted stock awards.

Under SFAS 123(R), deferred compensation is no longer recorded at the time unvested shares are issued. Share-based compensation expense is recognized over the requisite service period with an offsetting credit to equity.

The compensation cost recognized under SFAS 123(R) was $11.9 million and $8.3 million for the years ended December 31, 2007 and 2006, respectively. For the year ended December 31, 2007, the Company capitalized $0.3 million of stock-based compensation. There were no significant capitalized stock-based compensation costs in 2006. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of SFAS No. 123,” for the year ended December 31, 2005 (in thousands, except per share amounts):

Year Ended
December 31,
2005

Net income, as reported	$282,643
Add: Stock-based employee compensation included in reported net income	5,652
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards	(5,319)

$282,976

Earnings per share:
Basic — as reported	$2.10

Basic — pro forma	$2.10

Diluted — as reported	$2.08

Diluted — pro forma	$2.09

See Note 18, “Benefit Plans,” for additional information.

Interest and Real Estate Taxes

Interest and real estate taxes incurred during the development and significant expansion of real estate assets are capitalized and depreciated over the estimated useful life of the building. Interest paid during the years ended December 31, 2007, 2006 and 2005, aggregated $296.6 million, $239.3 million and $190.0 million, respectively, of which $26.9 million, $20.0 million and $12.7 million, respectively, was capitalized.

Goodwill

SFAS 142, “Goodwill and Other Intangible Assets,” requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill, including such assets associated with unconsolidated joint ventures acquired in past business combinations, ceased upon adoption of SFAS 142. Goodwill is included in the balance sheet caption Investments in and Advances to Joint Ventures in the amount of $5.4 million as of December 31, 2007 and 2006. The Company evaluated the goodwill related to its unconsolidated joint venture investments for impairment and determined that it was not impaired as of December 31, 2007 and 2006.

Intangible Assets

In addition to the intangibles discussed above in purchase price accounting, the Company has finite-lived intangible assets, composed of management contracts associated with the Company’s acquisition of an unconsolidated joint venture, stated at cost less amortization calculated on a straight-line basis over 15 years. Intangible assets, net, are included in the balance sheet caption Investments in and Advances to Joint Ventures in the amount of $1.9 million and $2.2 million as of December 31, 2007 and 2006, respectively. The 15-year life approximates the expected turnover rate of the original management contracts acquired. The estimated amortization expense associated with this intangible asset for each of the five succeeding fiscal years is approximately $0.3 million per year.

Investments in and Advances to Joint Ventures

To the extent that the Company contributes assets to a joint venture, the Company’s investment in the joint venture is recorded at the Company’s cost basis in the assets that were contributed to the joint venture. To the extent that the Company’s cost basis is different from the basis reflected at the joint venture level, the basis difference is amortized over the life of the related assets and included in the Company’s share of equity in net income of the joint venture. In accordance with the provisions of SFAS No. 66 and Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures,” paragraph 30, the Company recognizes gains on the contribution of real estate to unconsolidated joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale. On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. The Company has determined that these investments are not impaired as of December 31, 2007 and 2006.

Foreign Currency Translation

The financial statements of Sonae Sierra Brazil BV Sarl, an equity method joint venture investment, ECE Projektmanagement G.m.b.H. & Co.KG (“ECE Joint Venture”) and Richmond Hill Limited Partnership, consolidated joint venture investments, are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues, expenses, gains and losses, with the Company’s proportionate share of the resulting translation adjustments recorded as Accumulated Other Comprehensive Income (Loss). Gains or losses resulting from foreign currency transactions, translated to local currency, are included in income as incurred. Foreign currency gains or losses from changes in exchange rates were not material to the consolidated operating results.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains cash deposits with a major financial institution, which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institution and believes that the risk of loss is minimal. Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged.

Restricted Cash

Under the terms of a bond issue by the Mississippi Business Finance Corporation, the proceeds of approximately $60 million from the sale of bonds were placed in a trust. As construction is completed on the Company’s project in Mississippi, the Company will request disbursement of these funds. This amount is included as restricted cash within the consolidated balance sheet.

Income Taxes

The Company has made an election to qualify, and believes it is operating so as to qualify, as a real estate investment trust (“REIT”) for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that it makes distributions to its stockholders equal to at least the amount of its REIT taxable income as defined under Section 856 through 860 of the Code.

In connection with the REIT Modernization Act, which became effective January 1, 2001, the Company is now permitted to participate in certain activities that it was previously precluded from in order to maintain its qualification as a REIT, so long as these activities are conducted in entities that elect to be treated as taxable subsidiaries under the Code. As such, the Company is subject to federal and state income taxes on the income from these activities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Treasury Stock

The Company’s share repurchases are reflected as treasury stock utilizing the cost method of accounting and are presented as a reduction to consolidated shareholders’ equity.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

New Accounting Standards Implemented

Accounting for Uncertainty in Income Taxes — FIN 48

In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the provisions of FIN 48 on January 1, 2007. The Company does not have any material unrecognized tax benefits; therefore the adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations.

The Company’s policy is to recognize estimated interest and penalties related to unrecognized tax benefits as other income tax expense. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years (after 2003 for federal and state) based on an assessment of many factors, including past experience and interpretations of tax laws applied to the facts of each matter.

New Accounting Standards to Be Implemented

Fair Value Measurements — SFAS 157

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS No. 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement is effective in fiscal years beginning after November 15, 2007, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact that this statement will have on its financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 — SFAS 159

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes (i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement is effective for fiscal years beginning after November 15, 2007. The Company does not believe the impact of this statement will have a material effect on its financial position and results of operations.

Business Combinations — FAS 141(R)

In December 2007, the FASB issued Statement No. 141 (revised 2007),“Business Combinations” (“SFAS No. 141 (R)”). The objective of this statement is to improve the relevance, representative faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this statement establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements, the identifiable assets acquired, the liabilities assumed, and any non-controlling interest to the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently assessing the impact the adoption of SFAS No. 141 (R) would have on the Company’s financial position and results of operations.

Non-controlling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 — FAS 160

In December 2007, the FASB issued Statement No. 160, “Non-Controlling Interest in Consolidated Financial Statements an Amendment of ARB No. 51” (“SFAS No. 160”). A non-controlling interest, sometimes called minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by other parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (ii) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of operations, (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently and requires that they be accounted for similarly, as equity transactions, (iv) when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value, the gain or loss on the deconsolidation of the subsidiary is measured using fair value of any non-controlling equity investments rather than the carrying amount of that retained investment and (v) entities provide sufficient disclosures that clearly identify and distinguish between the interest of the parent and the interest of the non-controlling owners. This statement is effective for fiscal years, and interim reporting periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently assessing the impact the adoption of SFAS No. 160 would have on the Company’s financial position and results of operations.

2.	Investments in and Advances to Joint Ventures

The Company’s substantial unconsolidated joint ventures at December 31, 2007, are as follows:

	Effective
	Ownership
Unconsolidated Real Estate Ventures	Percentage (1)	Assets Owned

Sun Center Limited	79.45%	A shopping center in Columbus, Ohio
Continental Sawmill LLC	63.4	Land
DDRA Community Centers Five LP	50.0	Five shopping centers in several states
DOTRS LLC	50.0	A shopping center in Macedonia, Ohio
Jefferson County Plaza LLC	50.0	A shopping center in St. Louis (Arnold), Missouri
Lennox Town Center Limited	50.0	A shopping center in Columbus, Ohio
Sansone Group/DDRC LLC	50.0	A management and development company
Sonae Sierra Brazil BV Sarl	47.4	Nine shopping centers, one shopping center under development and a management company in Brazil
Retail Value Investment Program IIIB LP	25.75	A shopping center in Deer Park, Illinois
Retail Value Investment Program VIII LP	25.75	A shopping center in Austin, Texas
Retail Value Investment Program VII LLC	21.0	Two shopping centers in California
Coventry II DDR Buena Park LLC	20.0	A shopping center in Buena Park, California
Coventry II DDR Fairplain LLC	20.0	A shopping center in Benton Harbor, Michigan
Coventry II DDR Merriam Village LLC	20.0	A shopping center in Merriam, Kansas
Coventry II DDR Phoenix Spectrum LLC	20.0	A shopping center in Phoenix, Arizona
Coventry II DDR Totem Lakes LLC	20.0	A shopping center in Kirkland, Washington
Coventry II DDR Ward Parkway LLC	20.0	A shopping center in Kansas City, Missouri
DDR Domestic Retail Fund I	20.0	63 shopping centers in several states
DDR Markaz II LLC	20.0	13 neighborhood grocery-anchored retail properties in several states
DDR — SAU Retail Fund LLC	20.0	29 shopping centers in several states
Service Holdings LLC	20.0	44 retail sites in several states
Coventry II DDR Westover LLC	20.0	A shopping center in San Antonio, Texas
Coventry II DDR Tri-County LLC	18.0	A shopping center in Cincinnati, Ohio
DDRTC Core Retail Fund LLC	15.0	66 shopping centers in several states
DDR Macquarie Fund LLC	14.5	51 shopping centers in several states
Coventry II DDR Bloomfield LLC	10.0	A shopping center under development in Bloomfield Hills, Michigan
Coventry II DDR Marley Creek Square LLC	10.0	A shopping center in Orland Park, Illinois
Coventry II DDR Montgomery Farm LLC	10.0	A shopping center under development in Allen, Texas
DPG Realty Holdings LLC	10.0	12 neighborhood grocery-anchored retail properties in several states
TRT DDR Venture I GP	10.0	Three shopping centers in several states
DDR MDT PS LLC(2)	0.0	Six shopping centers in several states

(1)	Ownership may be held through different investment structures. Percentage ownerships are subject to change as certain investments contain promoted structures.

(2)	See DDR MDT PS LLC discussed in Note 3.

The financial information for DDR MDT PS LLC has been segregated and discussed separately in Note 3. DDR MDT PS LLC was considered a significant subsidiary at December 31, 2006, and is excluded from the 2007 and 2006 combined amounts presented below.

Combined condensed unconsolidated financial information of the Company’s unconsolidated joint venture investments, excluding DDR MDT PS LLC that is reported in Note 3, is summarized as follows (in thousands):

	December 31,
	2007	2006

Combined balance sheets
Land	$2,352,310	$902,486
Buildings	6,165,329	2,703,711
Fixtures and tenant improvements	99,902	57,989

	8,617,541	3,664,186
Less: Accumulated depreciation	(409,138)	(245,674)

	8,208,403	3,418,512
Construction in progress	207,351	157,750

Real estate, net	8,415,754	3,576,262
Receivables, net	119,833	70,903
Leasehold interests	13,927	15,195
Other assets	362,825	129,914

	$8,912,339	$3,792,274

Mortgage debt	$5,465,839	$2,409,080
Amounts payable to DDR	7,023	4,930
Other liabilities	199,132	92,904

	5,671,994	2,506,914
Accumulated equity	3,240,345	1,285,360

	$8,912,339	$3,792,274

Company’s share of accumulated equity(1)	$614,477	$252,937

	For the Year Ended December 31,
	2007	2006	2005

Combined statements of operations
Revenues from operations	$800,411	$422,935	$416,468

Rental operation expenses	267,137	143,412	147,617
Depreciation and amortization expense	190,326	79,706	82,516
Interest expense	264,090	125,970	113,231

	721,553	349,088	343,364

Income before gain on disposition of real estate and discontinued operations	78,858	73,847	73,104
Income tax expense (primarily Brazil), net	(4,839)	(1,176)	—
Gain on disposition of real estate	94,386	398	858

Income from continuing operations	168,405	73,069	73,962

Discontinued operations:
(Loss) income from discontinued operations, net of tax	(784)	24	(358)
Gain on disposition of real estate, net of tax	2,516	20,343	48,982

	1,732	20,367	48,624

Net income	$170,137	$93,436	$122,586

Company’s share of net income(2)	$44,537	$28,530	$36,828

Investments in and advances to joint ventures include the following items, which represent the difference between the Company’s investment and its proportionate share of all of the unconsolidated joint ventures’ underlying net assets (in millions):

	For the Year Ended
	December 31,
	2007	2006

Company’s proportionate share of accumulated equity	$614.5	$252.9
Basis differentials(2)	114.1	92.3
Deferred development fees, net of portion relating to the Company’s interest	(3.8)	(3.0)
Basis differential upon transfer of assets(2)	(97.2)	(74.3)
Notes receivable from investments	2.0	18.8
Amounts payable to DDR	8.5	5.0

Investments in and advances to joint ventures(1)	$638.1	$291.7

(1)	The difference between the Company’s share of accumulated equity and the investments in and advances to joint ventures recorded on the Company’s consolidated balance sheets primarily results from the basis differentials, as described below, deferred development fees, net of the portion relating to the Company’s interest notes and amounts receivable from the unconsolidated joint ventures’ investments.

(2)	Basis differentials occur primarily when the Company has purchased interests in existing joint ventures at fair market values, which differ from their proportionate share of the historical net assets of the joint ventures. In addition, certain acquisition, transaction and other costs, including capitalized interest, may not be reflected in the net assets at the joint venture level. Basis differentials upon transfer of assets are primarily associated with assets previously owned by the Company that have been transferred into a joint venture at fair value. This amount represents the aggregate difference between the Company’s historical cost basis and the basis reflected at the joint venture level. Certain basis differentials indicated above are amortized over the life of the related asset.

Differences in income also occur when the Company acquires assets from joint ventures. The difference between the Company’s share of net income, as reported above, and the amounts included in the consolidated statements of operations is attributable to the amortization of such basis differentials, deferred gains and differences in gain (loss) on sale of certain assets due to the basis differentials. The Company’s share of joint venture net income has been reduced by $1.2 million, increased by $1.6 million and reduced by $2.1 million for the years ended December 31, 2007, 2006 and 2005, respectively, to reflect additional basis depreciation and basis differences in assets sold.

The Company has made advances to several partnerships in the form of notes receivable and fixed-rate loans that accrue interest at rates ranging from 10.5% to 12.0%. Maturity dates range from payment on demand to February 2008. Included in the Company’s accounts receivable is approximately $5.0 million and $1.1 million at December 31, 2007 and 2006, respectively, due from affiliates related to construction receivables.

Service fees earned by the Company through management, leasing, development and financing activities performed related to all of the Company’s unconsolidated joint ventures are as follows (in millions):

	For the Year Ended December 31,
	2007	2006	2005

Management and other fees	$40.4	$23.7	$16.7
Acquisition, financing, guarantee and other fees(1)	8.5	0.5	2.4
Development fees and leasing commissions	9.6	6.1	5.6
Interest income	0.5	5.4	6.8
Disposition fees	—	—	0.2

(1)	Acquisition fees of $6.3 million were earned from the formation of the joint venture with TIAA-CREF in 2007, excluding the Company’s retained ownership of approximately 15%. Financing fees were earned from several joint venture interests, excluding the Company’s retained ownership. The Company’s fees were earned in conjunction with services rendered by the Company in connection with the acquisition of the IRRETI real estate assets and financings and re-financings of unconsolidated joint ventures.

The Company’s joint venture agreements generally include provisions whereby each partner has the right to trigger a purchase or sale of its interest in the joint venture (Reciprocal Purchase Rights), to initiate a purchase or sale of the properties (Property Purchase Rights) after a certain number of years, or if either party is in default of the joint venture agreements. Under these provisions, the Company is not obligated to purchase the interest of its outside joint venture partners.

Unconsolidated Joint Venture Interests

DDR Domestic Retail Fund I

In June 2007, the Company formed DDR Domestic Retail Fund I (the “Fund”), a Company sponsored, fully-seeded commingled fund. The Fund acquired 63 shopping center assets aggregating 8.3 million square feet of Company-owned GLA (“Portfolio”) from the Company and a joint venture for approximately $1.5 billion. The Portfolio is composed of 54 assets acquired by the Company through its acquisition of IRRETI, seven assets formerly held in a joint venture with Kuwait Financial Centre (“DDR Markaz LLC Joint Venture”), in which the Company had a 20% ownership interest, and two assets from the Company’s wholly-owned portfolio. The Company recognized a gain of approximately $9.6 million, net of its 20% retained interest, from the sale of the two wholly-owned assets, which is included in gain on disposition of real estate in the Company’s statements of operations. In conjunction with the sale of assets to the Fund and identification of the equity partners, the Company paid a $7.8 million fee to a third party consulting firm and recognized this amount as a reduction to gain on disposition of real estate. The DDR Markaz LLC Joint Venture recorded a gain of approximately $89.9 million. The Company’s proportionate share of approximately $18.0 million of the joint venture gain was deferred, as the Company retained an effective 20% ownership interest in these assets. As the Company does not have economic or effective control, the Fund is accounted for using the equity method of accounting. The Company has been engaged by the Fund to perform day-to-day operations of the properties and receives fees for asset management and property management, leasing, construction management and ancillary income in addition to a promoted interest. In addition, upon the sale of the assets from the DDR Markaz LLC Joint Venture to the Fund, the Company recognized promoted income of approximately $13.6 million, which is included in the equity in net income of joint ventures.

DDRTC Core Retail Fund LLC

In February 2007, the Company formed a joint venture with TIAA-CREF (“DDRTC Core Retail Fund LLC Joint Venture”), which acquired 66 shopping center assets from IRRETI comprising approximately 15.6 million square feet of Company-owned GLA. The DDRTC Core Retail Fund LLC Joint Venture is owned 85% by TIAA-CREF and 15% by the Company. As the Company does not have economic or effective control, the DDRTC Core Retail Fund LLC Joint Venture is accounted for using the equity method of accounting. Real estate and related assets of approximately $3.0 billion were acquired by the DDRTC Core Retail Fund LLC Joint Venture. The DDRTC Core Retail Fund LLC Joint Venture has debt of approximately $1.8 billion, of which $285.6 million was assumed in connection with the acquisition of the properties. Pursuant to the terms of the joint venture agreement, the Company earned an acquisition fee of $6.3 million and receives ongoing asset management, property management and construction management fees, plus fees on leasing and ancillary income.

TRT DDR Venture I General Partnership

In May 2007, the Company formed a $161.5 million joint venture (“Dividend Capital Total Realty Trust Joint Venture”). The Company contributed three recently developed assets aggregating 0.7 million square feet of Company-owned GLA to the joint venture and retained an effective ownership interest of 10%. The Company recorded an after-tax gain, net of its retained interest, of approximately $50.3 million, which is included in gain on disposition of real estate. As the Company does not have economic or effective control, the Dividend Capital Total Realty Trust Joint Venture is accounted for using the equity method of accounting. The Company receives asset management and property management fees, plus fees on leasing and ancillary income in addition to a promoted interest. At December 31, 2007, this joint venture was considered a significant subsidiary pursuant to applicable Regulation S-X rules.

DDR Macquarie Fund LLC

During August and September 2007, the Company contributed three shopping center properties, aggregating 0.5 million square feet of Company-owned GLA, to DDR Macquarie Fund LLC. The aggregate purchase price for the properties was $49.8 million. The assets were recently acquired by the Company as part of its acquisition of IRRETI, and as a result, the Company did not record a gain on the transaction.

At December 31, 2007, MDT owns an approximate 83% interest, the Company owns an effective 14.5% ownership interest and MBL effectively owns the remaining 2.5% in the portfolio of assets. At December 31, 2005, this joint venture was considered a significant subsidiary pursuant to applicable Regulation S-X rules. The Company provides day-to-day operations of the properties and receives fees at prevailing rates for property management, leasing, construction management, acquisitions, due diligence, dispositions (including outparcel sales) and financing. Through their joint venture, the Company and MBL receive base asset management fees and incentive fees based on the performance of MDT. The Company recorded fees aggregating $0.6 million, $0.4 million and $2.4 million in 2007, 2006 and 2005, respectively, in connection with the acquisition, structuring, formation and operation of DDR Macquarie Fund LLC.

Sonae Sierra Brazil BV Sarl

In October 2006, the Company acquired a 50% joint venture interest in Sonae Sierra Brazil BV Sarl, a fully integrated retail real estate company based in Sao Paulo, Brazil. The Company’s partner in Sonae Sierra Brazil BV Sarl is Sonae Sierra, an international owner, developer and manager of shopping centers based in Portugal. Sonae Sierra Brazil BV Sarl is the managing partner and majority owner of a partnership that owns direct and indirect interests in nine retail assets aggregating 3.6 million square feet of Company-owned GLA and a property management company in Sao Paulo, Brazil, that oversees the leasing and management operations of the portfolio and the development of new shopping centers. Sonae Sierra Brazil BV Sarl owns approximately 95% of the partnership and Enplanta Engenharia, a third party, owns approximately 5%.

In January 2007, this joint venture acquired an additional 73% interest in Shopping Metropole Center and, as such, the joint venture owns 83% of this shopping center. The Company contributed approximately $24.6 million for its proportionate share of the acquisition of the additional interest.

Coventry II Fund

The Company and Coventry Real Estate Advisors (“CREA”) formed Coventry Real Estate Fund II (the “Coventry II Fund”). The Coventry II Fund was formed with several institutional investors and CREA as the investment manager. Neither the Company nor any of its officers owns a common equity interest in this Coventry II Fund or has any incentive compensation tied to this Coventry II Fund. The Coventry II Fund and the Company have agreed to jointly acquire value-added retail properties in the United States. The Coventry II Fund’s strategy is to invest in a variety of retail properties that present opportunities for value creation, such as re-tenanting, market repositioning, redevelopment or expansion.

The Company co-invested 20% in each joint venture and is generally responsible for day-to-day management of the properties. Pursuant to the terms of the joint venture, the Company will earn fees for property management, leasing and construction management. The Company also will earn a promoted interest, along with CREA, above a preferred return after return of capital to fund investors.

At December 31, 2007, the Coventry II Fund had an interest in 11 shopping center investments and 44 retail sites formerly occupied by Service Merchandise.

Retail Value Fund

In February 1998, the Company and an equity affiliate of the Company entered into an agreement with Prudential Real Estate Investors (“PREI”) and formed the Retail Value Fund (the “PREI Fund”). The PREI Fund’s ownership interests in each of the projects are generally structured with the Company owning directly or indirectly a 24.75% limited partnership interest, PREI owning a 74.25% limited partnership interest and Coventry Real Estate Partners (“Coventry I”) owning a 1% general partnership interest, which is wholly-owned by a consolidated entity of the Company at December 31, 2007. The Company acquired the remaining 25% minority interest in Coventry I for an aggregate purchase price of approximately $13.8 million in 2007. The PREI Fund invests in retail properties within the United States that are in need of substantial re-tenanting and market repositioning and may also make equity and debt investments in companies owning or managing retail properties as well as in third party development projects that provide significant growth opportunities. The retail property investments may include enclosed malls, neighborhood and community centers or other potential retail commercial development and redevelopment opportunities. The PREI Fund owned an effective 25.75% ownership interest in two shopping center investments at December 31, 2007.

In June 2007, an asset in Overland Park, Kansas, owned by the PREI Fund, was sold for approximately $8.2 million. The PREI Fund recognized a gain of approximately $1.2 million, of which the Company’s proportionate share was approximately $0.3 million.

In addition, in 2000 the PREI Fund entered into an agreement to acquire properties located in certain western states from Burnham Pacific Properties, Inc. (“Burnham”), with PREI owning a 79% interest, the Company owning a 20% interest and Coventry I owning a 1% interest. The Company earns fees for managing and leasing the properties. At December 31, 2007, the PREI Fund owned two properties. The properties sold in 2006 and 2005 are summarized as follows:

			Joint	Company’s
	Number of	Sales	Venture	Proportionate
	Properties	Price	Gain	Share of Gain
Year	Sold	(Millions)	(Millions)	(Millions)

2006	One	$8.1	$3.7	$1.2
2005	Three(1)	73.3	21.1	6.7

(1)	One of the properties was sold over a two-year period. A majority of the shopping center was sold in 2004 and the outparcels were sold in 2005.

KLA/SM Joint Venture

The Company entered into a joint venture in 2002 with Lubert-Adler Real Estate Funds and Klaff Realty, L.P. (Note 17), which was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation for approximately $242 million. The Company had an approximate 25% interest in the joint venture (“KLA/SM Joint Venture”). In addition, the Company earned fees for the management, leasing, development and disposition of the real estate portfolio. The designation rights enabled the joint venture to determine the ultimate disposition of the real estate interests held by the bankrupt estate.

In August 2006, the Company purchased its then partners’ approximate 75% interest in the remaining 52 assets formerly occupied by Service Merchandise and owned by the KLA/SM Joint Venture at a gross purchase price of approximately $138 million relating to the partners’ approximate 75% ownership interest, based on a total valuation of approximately $185 million for all remaining assets, including outstanding indebtedness.

In September 2006, the Company sold 51 of these assets to Service Holdings LLC (see Coventry II Fund) at a gross purchase price of approximately $185 million and assumed debt of approximately $29 million. The Company recorded a gain of approximately $6.1 million.

The KLA/SM Joint Venture disposed of the following Service Merchandise sites in 2006 and 2005, summarized as follows:

			Joint	Company’s
	Number of	Sales	Venture	Proportionate
	Properties	Price	Gain	Share of Gain
Year	Sold	(Millions)	(Millions)	(Millions)

2006	One	$3.2	$0.2	$—
2005	Eight	19.4	7.6	1.9

The Company also earned disposition, development, management, leasing fees and interest income aggregating $5.7 million and $6.4 million in 2006 and 2005, respectively, relating to this investment.

Adoption of EITF 04-05

In 2006, as a result of the adoption of EITF 04-05, the Company consolidated one limited partnership with total assets and liabilities of $24.4 million and $17.7 million, respectively, which were consolidated into the Company’s financial statements.

Acquisitions of Joint Venture Interests by the Company

The Company purchased its joint venture partner’s interest in the following shopping centers in 2006 and 2005:

•	A 20% interest in a shopping center in Columbus, Ohio, purchased in 2005;

•	A 20% interest in a shopping center development in Apex, North Carolina, purchased in 2006;

•	A 50% interest in a shopping center in Phoenix, Arizona, purchased in 2006;

•	A 50% interest in a shopping center in Salisbury, Maryland, purchased in 2006 and

•	A 75% interest in a shopping center in Pasadena, California, purchased in 2006.

The Fund acquired the interest in seven assets owned through the DDR Markaz LLC joint venture in June 2007.

Discontinued Operations

Included in discontinued operations in the combined statements of operations for the joint ventures are the following properties sold subsequent to December 31, 2004:

•	A 10% interest in a shopping center in Kildeer, Illinois, sold in 2006;

•	A 20% interest in six Service Merchandise sites and one site sold in 2007 and 2006, respectively;

•	A 20.75% interest in four properties held in the PREI Fund originally acquired from Burnham. A shopping center in Everett, Washington, was sold in 2006. Shopping centers in City of Industry, California; Richmond, California and San Ysidro, California, were sold in 2005;

•	A 25.5% interest in a property held in the PREI Fund in Long Beach, California, sold in 2005;

•	A 25.5% interest in five properties held in the PREI Fund in Kansas City, Kansas and Kansas City, Missouri, one sold in 2007 and four sold in 2006;

•	An approximate 25% interest in one Service Merchandise site and eight sites sold in 2006 and 2005, respectively, and

•	A 50% interest in a property in Fort Worth, Texas, sold in 2006.

In addition, a 50% owned joint venture sold its interest in vacant land in 2007. This disposition did not meet the discontinued operations disclosure requirement.

3.	DDR MDT PS LLC

In June 2006, the Company contributed six properties, aggregating 0.8 million square feet of Company-owned GLA, to a newly formed joint venture with MDT (“DDR MDT PS LLC”). At December 31, 2006, the Company’s investment in DDR MDT PS LLC was considered a significant subsidiary pursuant to the applicable Regulation S-X rules, due to the recognition of a gain of approximately $38.9 million relating to the contribution of the assets to the joint venture.

Under the terms of the joint venture agreement for DDR MDT PS LLC, MDT receives a preferred return on its preferred and common equity investment before the Company receives a return on an agreed-upon common equity investment that has not been recognized in the consolidated balance sheet due to the terms of its subordination. The Company is then entitled to a promoted interest in any cash flow achieved above an agreed-upon leveraged internal rate of return on all common equity. The Company recognizes its proportionate share of equity in earnings of DDR

MDT PS LLC at an amount equal to increases in its common equity investment, based upon an assumed liquidation, including consideration of cash received, of the joint venture at its depreciated book value as of the end of each reporting period. The Company has not recorded any equity in earnings from DDR MDT PS LLC for the years ended December 31, 2007 or 2006.

Condensed financial information of DDR MDT PS LLC is as follows (in thousands):

	December 31,
	2007	2006

Balance Sheet:
Land	$31,759	$31,430
Buildings	87,838	85,152
Fixtures and tenant improvements	1,213	1,177

	120,810	117,759
Less: Accumulated depreciation	(3,668)	(1,338)

	117,142	116,421
Construction in progress	36	12

Real estate, net	117,178	116,433
Receivables, net	4,707	4,121
Other assets	3,100	3,070

	$124,985	$123,624

Mortgage debt	$86,000	$86,000
Amounts payable to DDR	1,469	30
Other liabilities	1,951	1,744

	89,420	87,774
Accumulated equity	35,565	35,850

	$124,985	$123,624

Company’s share of accumulated equity	$—	$—

	For the
	Year Ended
	December 31,
	2007	2006

Statements of Operations:
Revenues from operations	$12,219	$6,255

Expenses:
Rental operation	5,140	2,481
Depreciation and amortization	2,706	1,556
Interest	5,315	3,030

	13,161	7,067

Net loss	$(942)	$(812)

Company’s share of equity in net loss of joint venture	$—	$—

4.	Acquisitions and Pro Forma Financial Information

Acquisitions

On February 22, 2007, IRRETI shareholders approved a merger with a subsidiary of the Company pursuant to a merger agreement among IRRETI, the Company and the subsidiary. Pursuant to the merger, the Company acquired all of the outstanding shares of IRRETI for a total merger consideration of $14.00 per share, of which $12.50 per share was funded in cash and $1.50 per share was paid in the form of DDR common shares. As a result, on February 27, 2007, the Company issued 5.7 million DDR common shares to the IRRETI shareholders with an aggregate value of approximately $394.2 million valued at $69.54 per share, which was the average closing price of the Company’s common shares for the 10 trading days immediately preceding the two trading days prior to the IRRETI shareholders’ meeting. The other assets allocation of $34.2 million relates primarily to in-place leases, leasing commissions, tenant relationships and tenant improvements of the properties (Note 7). There was a separate allocation in the purchase price of $7.5 million for above-market leases and $8.4 million for below-market leases. The merger was accounted for utilizing the purchase method of accounting. The Company entered into the merger to acquire a large portfolio of assets, among other reasons.

The IRRETI merger was initially recorded at a total cost of approximately $6.2 billion. Real estate and related assets of approximately $3.1 billion was recorded by the Company and approximately $3.0 billion was recorded by the TIAA-CREF Joint Venture (Note 2). The Company assumed debt at a fair market value of approximately $443.0 million. At the time of the merger, the IRRETI real estate portfolio consisted of 315 community shopping centers, neighborhood shopping centers and single tenant/net leased retail properties, totaling approximately 35.2 million square feet of Company-owned GLA, and five development properties. In connection with the merger, the TIAA-CREF Joint Venture acquired 66 of these shopping centers totaling approximately 15.6 million square feet of Company-owned GLA. During 2007, the Company transferred $1.2 billion of its interests in an additional 57 shopping centers to unconsolidated joint ventures and sold 21 shopping centers to outside interests that were originally acquired through the merger with IRRETI.

At December 31, 2007, the total aggregate purchase price, which is based on the remaining 171 IRRETI properties the Company wholly-owns, was allocated as follows (in thousands):

Land	$478,197
Building	1,078,815
Tenant improvements	9,949
Intangible assets	41,673

$1,608,634

In 2005, the Mervyns Joint Venture acquired the underlying real estate of 36 operating Mervyns stores for approximately $396.2 million. The assets were acquired from several funds, one of which was managed by Lubert-Adler Real Estate Funds (Note 17). The Mervyns Joint Venture, owned approximately 50% by the Company and 50% by MDT, obtained approximately $258.5 million of debt, of which $212.6 million was a five-year secured non-recourse financing at a fixed rate of approximately 5.2%, and $45.9 million was at LIBOR plus 72 basis points for two years. In 2006, the Mervyns Joint Venture purchased one additional site for approximately $11.0 million, and the Company purchased one additional site for approximately $12.4 million. The Company is responsible for the day-to-day management of the assets and receives fees in accordance with the same fee schedule as DDR Macquarie Fund LLC for property management services.

During 2005, the Company received approximately $2.5 million of acquisition and financing fees in connection with the acquisition of the Mervyns assets. Pursuant to FIN 46(R), the Company is required to consolidate the Mervyns Joint Venture and, therefore, the $2.5 million of fees has been eliminated in consolidation and has been reflected as an adjustment in basis and is not reflected in net income.

In 2005, the Company completed the acquisition of 15 retail real estate assets located in Puerto Rico from Caribbean Property Group LLC and related entities (“CPG”) for approximately $1.2 billion (“CPG Properties”). The financing for the transaction was provided by the assumption of approximately $660 million of existing debt and line of credit borrowings on the Company’s senior unsecured credit facility and the application of a $30 million deposit funded in 2004. Included in the assets acquired are the land, building and tenant improvements associated with the underlying real estate. The other assets allocation of $12.6 million relates primarily to in-place leases, leasing commissions, tenant relationships and tenant improvements of the properties (Note 7). There was a separate allocation in the purchase price of $8.1 million for above-market leases and $1.4 million for below-market leases. The Company entered into this transaction to obtain a shopping center portfolio in Puerto Rico, a market where the Company previously did not own assets.

Pro Forma Financial Information

The following unaudited supplemental pro forma operating data is presented for the years ended December 31, 2007 and 2006, as if the IRRETI merger and the formation of the TIAA-CREF Joint Venture had occurred at the beginning of each period presented. The following unaudited supplemental pro forma operating data is presented for the year ended December 31, 2005 as if the acquisition of the CPG Properties was completed at the beginning of the period. Pro forma amounts include general and administrative expenses that IRRETI reported in its historical results of approximately $48.3 million for the year ended 2007, including severance, a substantial portion of which management believes to be non-recurring.

These acquisitions were accounted for using the purchase method of accounting. The revenues and expenses related to assets and interests acquired are included in the Company’s historical results of operations from the date of purchase.

The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisitions occurred as indicated, nor does it purport to represent the results of the operations for future periods (in thousands, except per share data):

	For the Year Ended
	December 31,
	(Unaudited)
	2007	2006	2005

Pro forma revenues	$929,756	$929,763	$682,108

Pro forma income from continuing operations	$147,081	$205,327	$164,572

Pro forma income from discontinued operations	$19,778	$19,058	$31,935

Pro forma net income applicable to common shareholders	$184,909	$244,460	$229,025

Per share data:
Basic earnings per share data:
Income from continuing operations applicable to common shareholders	$1.34	$1.79	$1.82
Income from discontinued operations	0.16	0.15	0.29

Net income applicable to common shareholders	$1.50	$1.94	$2.11

Diluted earning per share data:
Income from continuing operations applicable to common shareholders	$1.32	$1.78	$1.81
Income from discontinued operations	0.16	0.15	0.29

Net income applicable to common shareholders	$1.48	$1.93	$2.10

The above supplemental pro forma financial information does not present the acquisitions described below or the disposition of real estate assets. In addition, the above supplemental pro forma operating data does not present the sale of assets for the years ended December 31, 2007 and 2006, or the formation of the Dividend Capital Total Realty Trust Joint Venture. The Company sold 78 of the assets acquired in the merger with IRRETI to an independent buyer and through the contribution of assets to joint ventures.

During the year ended December 31, 2006, the Company acquired its partners’ interests, at an initial aggregate investment of approximately $94.1 million, net of mortgages assumed, in the following joint venture properties:

		Company-
		Owned
	Interest	Square Feet
	Acquired	(Thousands)

Phoenix, Arizona	50%	197
Pasadena, California	75%	557
Salisbury, Maryland	50%	126
Apex, North Carolina	80%/20%	324
San Antonio, Texas	50%	Under Development

		1,204

Additionally, the Company acquired one Mervyns site for approximately $12.4 million (Note 17).

During the year ended December 31, 2005, the Company acquired its partner’s 20% interest in one joint venture. This property aggregates approximately 0.4 million square feet of Company-owned GLA at an initial aggregate investment of approximately $3.2 million. Additionally, the Company acquired one Mervyns site for approximately $14.4 million (Note 17).

5.	Notes Receivable

The Company owns notes receivables aggregating $18.6 million and $18.2 million, including accrued interest, at December 31, 2007 and 2006, respectively, which are classified as held to maturity. The notes are secured by certain rights in future development projects and partnership interests. The notes bear interest ranging from 5.5% to 12.0% with maturity dates ranging from payment on demand through July 2026.

Included in notes receivable are $17.4 million and $16.5 million of tax incremental financing bonds or notes (“TIF Bonds”), plus accrued interest at December 31, 2007 and 2006, respectively, from the Town of Plainville, Connecticut (the “Plainville Bonds”), the City of Merriam, Kansas (the “Merriam Bonds”), the City of St. Louis, Missouri (the “Southtown Notes”) and the Chemung County Industrial Development Agency (the “Horsehead Bonds”). The Plainville Bonds, with a principal balance of $7.0 million and $7.1 million at December 31, 2007 and 2006, respectively, mature in April 2021 and bear interest at 7.125%. The Merriam Bonds, with a principal balance of $6.0 million and $7.1 million at December 31, 2007 and 2006, respectively, mature in February 2016 and bear interest at 6.9%. The Southtown Notes, with a principal balance of $2.5 million and $2.3 million at December 31, 2007 and 2006, respectively, mature in July 2026 and bear interest ranging from 7.13% to 8.50%. The Horsehead Bonds, with an aggregate principal balance of $1.9 million at December 31, 2007, mature in April 2014 and April 2018, respectively, and bear interest at 5.5%. Interest and principal are payable solely from the incremental real estate taxes, if any, generated by the respective shopping center and development project pursuant to the terms of the financing agreement.

6.	Deferred Charges

Deferred charges consist of the following (in thousands):

	December 31,
	2007	2006

Deferred financing costs	$54,547	$39,748
Less: Accumulated amortization	(23,375)	(16,040)

	$31,172	$23,708

The Company incurred deferred financing costs aggregating $17.6 million and $9.6 million in 2007 and 2006, respectively. Deferred financing costs paid in 2007 and 2006 primarily relate to the issuance of convertible notes (Note 9), modification of the Company’s unsecured credit agreements, and expansion of term loans (Note 8).

Amortization of deferred charges was $10.1 million, $7.1 million and $6.1 million for the years ended December 2007, 2006 and 2005, respectively.

7.	Other Assets

Other assets consist of the following (in thousands):

	December 31,
	2007	2006

Intangible assets:
In-place leases (including lease origination costs and fair market value of leases), net	$31,201	$1,485
Tenant relations, net	22,102	12,969

Total intangible assets	53,303	14,454
Other assets:
Prepaids, deposits and other assets	80,191	65,013

Total other assets	$133,494	$79,467

The amortization period of the in-place leases and tenant relations is approximately two to 31 years and ten years, respectively. The Company recorded amortization expense of approximately $8.2 million, $5.5 million and $6.1 million for the years ended December 31, 2007, 2006 and 2005, respectively. The estimated amortization expense associated with the Company’s intangible assets is $8.5 million, $8.4 million, $8.4 million, $7.5 million and $7.4 million for the years ending December 31, 2008, 2009, 2010, 2011 and 2012, respectively. Other assets consist primarily of deposits, land options and other prepaid expenses.

8.	Revolving Credit Facilities and Term Loans

The Company maintains an unsecured revolving credit facility with a syndicate of financial institutions, for which JP Morgan serves as the administrative agent (the “Unsecured Credit Facility”), which was amended in December 2007. The Unsecured Credit Facility allows for borrowings of $1.25 billion, an accordion feature for a future expansion to $1.4 billion and a maturity date of June 2010, with a one-year extension option. The Unsecured Credit Facility includes a competitive bid option on periodic interest rates for up to 50% of the facility. The Company’s borrowings under the Unsecured Credit Facility bear interest at variable rates at the Company’s election, based on either (i) the prime rate, as defined in the facility or (ii) LIBOR, plus a specified spread (0.60% at December 31, 2007). The specified spread over LIBOR varies depending on the Company’s long-term senior unsecured debt rating from Standard and Poor’s and Moody’s Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, maintenance of unencumbered real estate assets and fixed charge coverage. The Unsecured Credit Facility is used to finance the acquisition, development and expansion of shopping center properties, to provide working capital and for general corporate purposes. The Company was in compliance with these covenants at December 31, 2007. The facility also provides for a facility fee of 0.15% on the entire facility. At December 31, 2007 and 2006, total borrowings under the Unsecured Credit Facility aggregated $709.5 million and $297.5 million, respectively, with a weighted average interest rate of 5.5% and 5.6%, respectively.

The Company also maintains a $75 million unsecured revolving credit facility, amended in December 2007, with National City Bank (together with the $1.25 billion Unsecured Credit Facility, the “Revolving Credit Facilities”). This facility has a maturity date of June 2010, with a one-year extension option, and reflects terms consistent with those contained in the Unsecured Credit Facility. Borrowings under the facility bear interest at variable rates based on the prime rate as defined in the facility or LIBOR plus a specified spread (0.60% at December 31, 2007). The specified spread over LIBOR is dependent on the Company’s long-term senior unsecured debt rating from Standard and Poor’s and Moody’s Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, maintenance of unencumbered real estate assets and fixed charge coverage. The Company was in compliance with these covenants at December 31, 2007. At December 31, 2007 and 2006, there were no borrowings outstanding.

Additionally, the Company maintains a collateralized term loan with a syndicate of financial institutions, for which KeyBank Capital Markets serves as the administrative agent (“Term Loan”). The Term Loan was amended in 2007 to increase the borrowings to $800 million, to extend the maturity date and to reduce the interest rate to LIBOR plus a specified spread based on the Company’s current credit rating (0.70% at December 31, 2007). The Term Loan matures in February 2011, with a one-year extension option. The collateral for this Term Loan is assets, or investment interests in certain assets, that are already collateralized by first mortgage loans. The Company is required to comply with similar covenants as agreed upon in the Company’s Revolving Credit Facilities. The Company was in compliance with these covenants at December 31, 2007. At December 31, 2007 and 2006, total borrowings under this facility aggregated $800.0 million and $400.0 million, respectively, with a weighted average interest rate of 5.8% and 5.9%, respectively.

In February 2007, the Company entered into a $750 million unsecured bridge facility (“Bridge Facility”) with Bank of America, N.A. in connection with the financing of the IRRETI merger. The Bridge Facility had a maturity date of August 2007 and bore interest at LIBOR plus 0.75%. This Bridge Facility was repaid in June 2007. Following the repayment, the Company did not have the right to draw on this Bridge Facility.

Total fees paid by the Company on its Revolving Credit Facilities and Term Loans in 2007, 2006 and 2005 aggregated approximately $1.9 million, $1.7 million and $2.0 million, respectively. At December 31, 2007 and 2006, the Company was in compliance with all of the financial and other covenant requirements.

9.	Fixed-Rate Notes

The Company had outstanding, unsecured fixed-rate notes in the aggregate of approximately $2.6 billion and $2.2 billion at December 31, 2007 and 2006, respectively. Several of the notes were issued at a discount aggregating $2.8 million and $3.9 million at December 31, 2007 and 2006, respectively. The effective interest rates of the unsecured notes range from 3.4% to 7.5% per annum.

In March 2007, the Company issued $600 million of 3.0% senior convertible notes due in 2012 (the “2007 Senior Convertible Notes”). The 2007 Senior Convertible Notes were issued at par and pay interest in cash semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007. The 2007 Senior Convertible Notes are senior unsecured obligations and rank equally with all other senior unsecured indebtedness. The 2007 Senior Convertible Notes are subject to net settlement and have an initial conversion price of approximately $74.75 per common share. If certain conditions are met, the incremental value can be settled in cash or the Company’s common shares, at the Company’s option. The 2007 Senior Convertible Notes may only be converted prior to maturity based on certain provisions in the governing note documents. In connection with the issuance of these notes, the Company entered into a registration rights agreement for the common shares that may be issuable upon conversion of the 2007 Senior Convertible Notes.

Concurrent with the issuance of the 2007 Senior Convertible Notes, the Company purchased an option on its common stock in a private transaction in order to effectively increase the conversion price of the notes to an initial conversion price of $87.21 per share. This purchase option allows the Company to receive a number of the Company’s common shares (up to a maximum of approximately 1.1 million shares), from counterparties equal to the amounts of common shares and/or cash related to the excess conversion value that it would pay to the holders of the 2007 Senior Convertible Notes upon conversion. The option, which cost $32.6 million, was recorded as a reduction of shareholders’ equity.

In August 2006, the Company issued $250 million of senior convertible notes due 2011 (the “2006 Senior Convertible Notes”) (together with the 2007 Senior Convertible Notes , the “Senior Convertible Notes”). The 2006 Senior Convertible Notes are subject to net settlement have an initial conversion price of $65.11 per share into the Company’s common shares or cash, at the option of the Company. In connection with the issuance of these notes, the Company entered into a registration rights agreement for the common shares that may be issuable upon conversion of the 2006 Senior Convertible Notes.

Concurrent with the issuance of the 2006 Senior Convertible Notes, the Company purchased an option on its common stock in a private transaction, effectively increasing the conversion price of the notes to an initial conversion price of $74.41 per common share. This option allows the Company to receive shares of the Company’s common shares (up to a maximum of approximately 0.5 million shares) from counterparties equal to the amounts of common shares and/or cash related to the excess conversion value that the Company would pay to the holders of the 2006 Senior Convertible Notes upon conversion. The option will terminate upon the earlier of the maturity dates of the related 2006 Senior Convertible Notes or the first day all of the related 2006 Senior Convertible Notes are no longer outstanding due to conversion or otherwise. The option, which cost $10.3 million, was recorded as a reduction of shareholders’ equity.

The Company’s various fixed-rate notes have maturities ranging from January 2008 to July 2018. Interest coupon rates ranged from approximately 3.0% to 7.5% (averaging 4.5% and 5.1% at December 31, 2007 and 2006, respectively). Notes issued prior to December 31, 2001, aggregating $200 million, may not be redeemed by the Company prior to maturity and will not be subject to any sinking fund requirements. Notes issued subsequent to 2001, aggregating $1.2 billion at December 31, 2007, may be redeemed based upon a yield maintenance calculation. The notes issued in October 2005 (aggregating $348.9 million) are redeemable prior to maturity at par value plus a make-whole premium. If the notes issued in October 2005 are redeemed within 90 days of the maturity date, no make-whole premium will be paid. The convertible notes aggregating $850 million may be converted prior to maturity into cash equal to the lesser of the principal amount of the note or the conversion value and, to the extent the conversion value exceeds the principal amount of the note, shares of the Company’s common stock. The fixed-rate senior notes and convertible notes were issued pursuant to an indenture dated May 1, 1994, as amended, which contains certain covenants including limitation on incurrence of debt, maintenance of unencumbered real estate assets and debt service coverage. Interest is paid semi-annually in arrears.

10.	Mortgages Payable and Scheduled Principal Repayments

At December 31, 2007, mortgages payable, collateralized by investments and real estate with a net book value of approximately $2.9 billion and related tenant leases, are generally due in monthly installments of principal and/or interest and mature at various dates through 2037. Fixed-rate debt obligations included in mortgages payable at December 31, 2007 and 2006, aggregated approximately $1,310.8 million and $1,140.9 million, respectively. Fixed interest rates ranged from approximately 4.2% to 10.2% (averaging 6.2% and 6.6% at December 31, 2007 and 2006, respectively). Variable-rate debt obligations totaled approximately $148.5 million and $192.4 million at December 31, 2007 and 2006, respectively. Interest rates on the variable-rate debt averaged 6.2% at December 31, 2007 and 2006.

Included in mortgage debt are $72.8 million and $14.1 million of tax-exempt certificates with a weighted average fixed interest rate of 4.1% and 7.0% at December 31, 2007 and 2006, respectively.

As of December 31, 2007, the scheduled principal payments of the Revolving Credit Facilities, Term Loans, fixed-rate senior notes and mortgages payable for the next five years and thereafter are as follows (in thousands):

Year	Amount

2008	$389,643
2009	426,091
2010	1,592,060
2011	1,502,282
2012	1,064,800
Thereafter	616,138

$5,591,014

Included in principal payments are $709.5 million in the year 2010 and $800 million in the year 2011, associated with the maturing of the Revolving Credit Facilities and the Term Loans, respectively.

11.	Financial Instruments

The following methods and assumptions were used by the Company in estimating fair value disclosures of financial instruments:

Cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accruals and other liabilities

The carrying amounts reported in the balance sheet for these financial instruments approximated fair value because of their short-term maturities. The carrying amount of straight-line rents receivable does not materially differ from its fair market value.

Notes receivable and advances to affiliates

The fair value is estimated by discounting the current rates at which management believes similar loans would be made. The fair value of these notes was approximately $16.9 million and $29.0 million at December 31, 2007 and 2006, respectively, as compared to the carrying amounts of $16.9 million and $28.4 million, respectively. The carrying value of the TIF Bonds (Note 5) approximated its fair value at December 31, 2007 and 2006. The fair value of loans to affiliates is not readily determinable and has been estimated by management based upon its assessment of the interest rate and credit risk.

Debt

The carrying amounts of the Company’s borrowings under its Revolving Credit Facilities and Term Loans approximate fair value because such borrowings are at variable rates and the spreads are typically adjusted to reflect changes in the Company’s credit rating. The fair value of the fixed-rate senior notes is based on borrowings with a similar remaining maturity based on the Company’s estimated interest rate spread over the applicable treasury rate or quoted market price. Fair value of the mortgages payable is estimated using a discounted cash flow analysis, based on the Company’s incremental borrowing rates for similar types of borrowing arrangements with the same remaining maturities.

Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments.

Financial instruments at December 31, 2007 and 2006, with carrying values that are different than estimated fair values, are summarized as follows (in thousands):

	2007		2006
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Senior notes	$2,622,219	$2,450,361	$2,218,020	$2,221,553
Mortgages payable and other indebtedness	1,459,336	1,501,345	1,333,292	1,347,501

	$4,081,555	$3,951,706	$3,551,312	$3,569,054

Accounting Policy for Derivative and Hedging Activities

All derivatives are recognized on the balance sheet at their fair value. On the date that the Company enters into a derivative, it designates the derivative as a hedge against the variability of cash flows that are to be paid in connection with a recognized liability or forecasted transaction. Subsequent changes in the fair value of a derivative designated as a cash flow hedge that is determined to be highly effective are recorded in other comprehensive income (loss), until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness is reported in current earnings.

From time to time, the Company enters into interest rate swaps to convert certain fixed-rate debt obligations to a floating rate (a “fair value hedge”). This is consistent with the Company’s overall interest rate risk management strategy to maintain an appropriate balance of fixed-rate and variable-rate borrowings. Changes in the fair value of derivatives that are highly effective and that are designated and qualify as a fair value hedge, along with changes in the fair value of the hedged liability that are attributable to the hedged risk, are recorded in current-period earnings. If hedge accounting is discontinued due to the Company’s determination that the relationship no longer qualified as an effective fair value hedge, the Company will continue to carry the derivative on the balance sheet at its fair value but cease to adjust the hedged liability for changes in fair value.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Company formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives can be expected to remain highly effective in future periods. Should it be determined that a derivative is not (or has ceased to be) highly effective as a hedge, the Company will discontinue hedge accounting on a prospective basis.

Risk Management

The Company enters into derivative contracts to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility or in the case of a fair value hedge to minimize the impacts of changes in the fair value of the debt. The Company does not typically utilize these arrangements for trading or speculative purposes. The principal risk to the Company through its interest rate hedging strategy is the potential inability of the financial institutions, from which the interest rate swaps were purchased, to cover all of their obligations. To mitigate this exposure, the Company purchases its interest rate swaps from major financial institutions.

Cash Flow Hedges

In November 2007, the Company entered into a treasury lock with a notional amount of $100 million. The treasury lock was executed to hedge the benchmark interest rate associated with forecasted interest payments associated with the anticipated issuance of fixed-rate borrowings, with a maximum term of five years. The treasury lock was designated and qualified as a cash flow hedge at December 31, 2007. The treasury lock had a negative fair value of $2.3 million at December 31, 2007, and is included within other liabilities in the consolidated balance sheet. All components of the treasury lock’s loss were included in the assessment of hedge effectiveness, and the amount of hedge ineffectiveness recorded for the year ended December 31, 2007, was not material. Upon commencement of the forecasted interest payments, which are expected to occur in the first quarter of 2008, the Company will reclassify its gain or loss on the effective portion of the treasury lock from accumulated other comprehensive income into earnings, based on the effective-yield method. The treasury lock has a strike price of 3.9% and will expire in February 2008.

In August 2007, the Company entered into an interest rate swap with a notional amount of $100 million for a 4.5-year term. This swap was executed to hedge a portion of interest rate risk associated with variable-rate borrowings. The swap was effective at August 2007, and converts LIBOR into a fixed rate of approximately 4.8% for $100 million of term loan debt.

In February 2007, a consolidated affiliate of the Company entered into an aggregate notional amount of $600 million of forward-starting interest rate swaps. The swaps were executed to hedge the benchmark interest rate and swap spread associated with forecasted interest payments related to the anticipated issuance of fixed-rate borrowings. The swaps were terminated in connection with the issuance of the forecasted fixed-rate borrowing formation and financing of the Fund (Note 2) in April 2007.

In 2006, the Company entered into five interest rate swaps with notional amounts aggregating $500 million ($200 million for a three-year term and $300 million for a four-year term). Interest rate swaps aggregating $400 million effectively convert Term Loan floating rate debt into a fixed rate of approximately 5.8%. Interest rate swaps aggregating $100 million effectively convert Revolving Credit Facilities floating rate debt into a fixed rate of approximately 5.4%. As of December 31, 2007 and 2006, the aggregate fair value of the Company’s $600 million and $500 million, respectively, of interest rate swaps was a liability of $17.8 million and $1.1 million, respectively, which is included in other liabilities in the consolidated balance sheets. For the year ended December 31, 2007, the amount of hedge ineffectiveness was not material.

All components of the interest rate swaps were included in the assessment of hedge effectiveness. The Company expects that within the next 12 months it will reflect as a decrease to earnings of $5.9 million for the amount recorded in accumulated other comprehensive income. The fair value of the interest rate swaps is based upon the estimated amounts the Company would receive or pay to terminate the contracts at the reporting date and is determined using interest rate market pricing models.

Unconsolidated Joint Venture Derivative Instruments

At December 31, 2007 and 2006, certain of the Company’s unconsolidated joint ventures had interest rate swaps with notional amounts aggregating $557.3 million converting LIBOR to a weighted average fixed rate of approximately 5.28%. The aggregate fair value of these instruments at December 31, 2007 and 2006, was a liability of $20.5 million and $5.0 million, respectively.

12.	Commitments and Contingencies

Leases

The Company is engaged in the operation of shopping centers, which are either owned or, with respect to certain shopping centers, operated under long-term ground leases that expire at various dates through 2070, with renewal options. Space in the shopping centers is leased to tenants pursuant to agreements that provide for terms ranging generally from one month to 30 years and, in some cases, for annual rentals subject to upward adjustments based on operating expense levels, sales volume or contractual increases as defined in the lease agreements.

The scheduled future minimum revenues from rental properties under the terms of all non-cancelable tenant leases, assuming no new or renegotiated leases or option extensions for such premises for the subsequent five years ending December 31, are as follows for continuing operations (in thousands):

2008	$609,086
2009	563,261
2010	514,156
2011	458,472
2012	391,096
Thereafter	2,047,478

$4,583,549

Scheduled minimum rental payments under the terms of all capital and non-cancelable operating leases in which the Company is the lessee, principally for office space and ground leases, for the subsequent five years ending December 31, are as follows for continuing operations (in thousands):

	Operating	Capital
	Leases	Leases

2008	$5,446	$315
2009	5,179	315
2010	4,697	315
2011	4,602	315
2012	4,133	350
Thereafter	149,378	11,933

	$173,435	$13,543

Commitments and Guarantees

In conjunction with the development and expansion of various shopping centers, the Company has entered into agreements with general contractors for the construction of shopping centers aggregating approximately $60.5 million as of December 31, 2007.

At December 31, 2007, the Company had outstanding letters of credit of approximately $76.3 million. The Company has not recorded any obligation associated with these letters of credit. The majority of the letters of credit are collateral for existing indebtedness and other obligations of the Company.

As discussed in Note 2, the Company and certain equity affiliates entered into several unconsolidated joint ventures with various third-party developers. In conjunction with certain joint venture agreements, the Company and/or its equity affiliates have agreed to fund the required capital associated with approved development projects, composed principally of outstanding construction contracts, aggregating approximately $38.9 million as of December 31, 2007. The Company and/or its equity affiliates are entitled to receive a priority return on these capital advances at rates ranging from 10.0% to 11.0%.

In connection with certain of the Company’s unconsolidated joint ventures, the Company agreed to fund any amounts due the joint venture’s lender if such amounts are not paid by the joint venture based on the Company’s pro rata share of such amount, aggregating $71.3 million at December 31, 2007. The Company and its joint venture partner provided a $33.0 million payment and performance guarantee on behalf of the Mervyns Joint Venture to the joint venture’s lender in certain events such as the bankruptcy of Mervyns. The Company’s maximum obligation is equal to its effective 50% ownership percentage, or $16.5 million.

In connection with the transfer of one of the properties to DDR Macquarie Fund LLC, the Company deferred the recognition of approximately $2.6 million at December 31, 2007, of the gain on sale of real estate related to a shortfall agreement guarantee maintained by the Company. DDR Macquarie Fund LLC is obligated to fund any shortfall amount caused by the failure of the landlord or tenant to pay taxes on the shopping center when due and payable. The Company is obligated to pay any shortfall to the extent that the shortfall is not caused by the failure of the landlord or tenant to pay taxes on the shopping center when due and payable. No shortfall payments have been made on this property since the completion of construction in 1997.

The Company entered into master lease agreements from 2005 through 2007 in connection with the transfer of properties to certain unconsolidated joint ventures, which are recorded as a liability and reduction of its related gain. The Company is responsible for the monthly base rent, all operating and maintenance expenses and certain tenant improvements and leasing commissions for units not yet leased at closing for a three-year period. At December 31, 2007, the Company’s significant master lease obligations, included in accounts payable and other expenses, in the following amounts, were incurred with the properties transferred to the following unconsolidated joint ventures (in millions):

	December 31,
	2007	2006

DDR Macquarie Fund LLC	$0.1	$2.1
DDR Markaz II	0.2	0.6
DDR MDT PS LLC	1.1	3.3
Dividend Capital Total Realty Trust Joint Venture	1.0	—

	$2.4	$6.0

In connection with Service Holdings LLC, the Company guaranteed the base rental income from one to three years for various affiliates of Service Holdings LLC in the aggregate amount of $2.8 million. The Company has not recorded a liability for the guarantee, as the subtenants of Service Holdings LLC affiliates are paying rent as due. The Company has recourse against the other parties in the partnership in the event of default. No assets of the Company are currently held as collateral to pay this guarantee.

As a result of the IRRETI merger, the Company assumed certain environmental and non-recourse obligations of DDR — SAU Retail Fund LLC pursuant to eight guaranty and environmental indemnity agreements. The

Company’s guaranty is capped at $43.1 million in the aggregate, except for certain events, such as fraud, intentional misrepresentation or misappropriation of funds.

Related to one of the Company’s developments in Long Beach, California, the Company guaranteed the payment of any special taxes levied on the property within the City of Long Beach Community Facilities District No. 6 and attributable to the payment of debt service on the bonds for periods prior to the completion of certain improvements related to this project. In addition, an affiliate of the Company has agreed to make an annual payment of approximately $0.6 million to defray a portion of the operating expenses of a parking garage through the earlier of October 2032 or the date when the city’s parking garage bonds are repaid. No assets of the Company are currently held as collateral related to these obligations. The Company has not recorded a liability for the guarantee.

The Company has guaranteed certain special assessment and revenue bonds issued by the Midtown Miami Community Development District. The bond proceeds were used by the District to finance certain infrastructure and parking facility improvements. As of December 31, 2007, the remaining debt service obligation guaranteed by the Company was $11.7 million. In the event of a debt service shortfall, the Company is responsible for satisfying the shortfall. There are no assets held as collateral or liabilities recorded related to these guarantees. To date, tax revenues have exceeded the debt service payments for these bonds.

Related to the development of a shopping center in San Antonio, Texas, the Company guaranteed the payment of certain road improvements expected to be funded by the City of San Antonio, Texas, of approximately $0.8 million. These road improvements are expected to be completed in 2008. There are no assets held as collateral or liabilities recorded related to this guarantee.

The Company continually monitors obligations and commitments entered into on its behalf. There have been no other material items entered into by the Company since December 31, 2003, through December 31, 2007, other than as described above.

Legal Matters

The Company and its subsidiaries are subject to various legal proceedings, which, taken together, are not expected to have a material adverse effect on the Company. The Company is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by insurance. While the resolution of all matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s liquidity, financial position or results of operations.

13.	Minority Equity Interests, Operating Partnership Minority Interests, Preferred Shares, Common Shares and Common Shares in Treasury and Deferred Obligations

Minority Equity Interests

Minority equity interests consist of the following (in millions):

	December 31,
	2007	2006

Mervyns Joint Venture	$74.6	$77.6
Shopping centers and development parcels in Arizona, Missouri, New York, Texas and Utah	3.8	8.2
Business center in Massachusetts	20.5	16.5
Coventry I	—	2.3
ECE Joint Venture	12.9	—

	$111.8	$104.6

Operating Partnership Minority Interests

At December 31, 2007 and 2006, the Company had 861,893 and 872,373 operating partnership minority interests (“OP Units”) outstanding, respectively. These OP Units, issued to different partnerships, are exchangeable, at the election of the OP Unit holder, and under certain circumstances at the option of the Company, into an equivalent number of the Company’s common shares or for the equivalent amount of cash. Most of these OP Units have registration rights agreements equivalent to the amount of OP Units held by the holder if the Company elects to settle in its common shares. The liability for the OP Units is classified on the Company’s balance sheet as operating partnership minority interests.

The OP Unit holders are entitled to receive distributions, per OP Unit, generally equal to the per share distributions on the Company’s common shares.

In 2007, the Company purchased 10,480 OP Units for cash of $0.7 million. In 2006, the Company purchased 32,274 OP Units for cash of $2.1 million. Also in 2006, 0.4 million of OP Units were converted into an equivalent number of common shares of the Company. These transactions were treated as a purchase of minority interest.

Preferred Operating Partnership Units

In February 2007, a consolidated subsidiary of the Company issued to a designee of Wachovia Bank, N.A. (“Wachovia”), 20 million preferred units (the “Preferred OP Units”), with a liquidation preference of $25 per unit, aggregating $500 million of one of the net assets of the Company’s consolidated subsidiaries. In accordance with terms of the agreement, the Preferred OP Units were redeemed at 97.0% of par in June 2007 from the proceeds related to the sale of assets.

Preferred Shares

The Company’s preferred shares outstanding at December 31 are as follows (in thousands):

	2007	2006

Class F — 8.60% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 600,000 shares issued and outstanding at December 31, 2006	$—	$150,000
Class G — 8.0% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 720,000 shares issued and outstanding at December 31, 2007 and 2006	180,000	180,000
Class H — 7.375% cumulative redeemable preferred shares, without par value, $500 liquidation value; 410,000 shares authorized; 410,000 shares issued and outstanding at December 31, 2007 and 2006	205,000	205,000
Class I — 7.5% cumulative redeemable preferred shares, without par value, $500 liquidation value; 345,000 shares authorized; 340,000 shares issued and outstanding at December 31, 2007 and 2006	170,000	170,000

	$555,000	$705,000

In April 2007, the Company redeemed all outstanding shares of its 8.6% Class F Cumulative Redeemable Preferred Shares, aggregating $150 million, at a redemption price of $25.10750 per Class F Preferred Share (the sum of $25.00 per share and a dividend per share of $0.10750 prorated to the redemption date). The Company recorded a charge to net income applicable to common shareholders of $5.4 million relating to the write-off of original issuance costs.

The Class G depositary shares represent 1/10 of a preferred share and have a stated value of $250 per share. The Class H and I depositary shares represent 1/20 of a Class H and Class I preferred share, respectively, and have a stated value of $500 per share. The Class G, Class H and Class I depositary shares are not redeemable by the Company prior to March 28, 2008, July 28, 2008, and May 7, 2009, respectively, except in certain circumstances relating to the preservation of the Company’s status as a REIT.

The Company’s authorized preferred shares consist of the following:

•	750,000 Class A Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class B Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class C Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class D Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class E Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class F Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class G Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class H Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class I Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class J Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class K Cumulative Redeemable Preferred Shares, without par value

•	750,000 Non Cumulative Preferred Shares, without par value

Common Shares

The Company’s common shares have a $0.10 per share stated value.

In December 2006, the Company entered into forward-sale agreements in anticipation of the merger with IRRETI (Note 4). In February 2007, the Company settled this contract and issued an aggregate of 11.6 million of its common shares for approximately $750 million. In February 2007, the Company issued an additional 5.7 million of its common shares as a part of the consideration to the IRRETI shareholders (Note 4).

Common Shares in Treasury and Deferred Compensation Obligations

In August 2006 and March 2007, the Company’s Board of Directors authorized the Company to repurchase 909,000 and 1,878,311 common shares, respectively, of the Company’s common stock at a cost of $53.15 per share and $62.29 per share, respectively, in connection with the issuance of the Company’s convertible notes in each respective year (Note 9). In June 2007, the Company’s Board of Directors authorized a common share repurchase program. Under the terms of the program, the Company may purchase up to a maximum value of $500 million of its common shares over a two-year period. As of December 31, 2007, the Company had repurchased 5.6 million of its common shares under this program at a weighted average cost of $46.66 per share.

In 2006 and 2005, certain officers and a director of the Company completed a stock for stock option exercise and received approximately 0.3 million and 0.1 million common shares, respectively, in exchange for 0.2 million and 0.1 million common shares of the Company. In addition, vesting of restricted stock grants approximating 0.1 million, less than 0.1 million and 0.1 million common shares in 2007, 2006 and 2005, respectively, was deferred. The Company recorded $6.7 million, $0.8 million and $1.4 million in 2007, 2006 and 2005, respectively, in shareholders’ equity as deferred compensation obligations for the vested restricted stock deferred into the Company’s non-qualified deferred compensation plans.

14.	Other Income

Other income from continuing operations was composed of the following (in thousands):

	For the Year Ended December 31,
	2007	2006	2005

Lease terminations and bankruptcy settlements	$4,961	$13,989	$3,974
Acquisition and financing fees (1)	7,881	414	2,424
Other, net	855	454	960

Total other income	$13,697	$14,857	$7,358

(1)	Includes acquisition fees of $6.3 million earned from the formation of the TIAA-CREF Joint Venture in February 2007, excluding the Company’s retained ownership interest of approximately 15%. The Company’s fees were earned in conjunction with services rendered by the Company in connection with the acquisition of the IRRETI real estate assets. Financing fees were earned in connection with the formation and refinancing of unconsolidated joint ventures, excluding the Company’s retained ownership interest. The Company’s fees are earned in conjunction with the closing and amount of the financing transaction by the joint venture.

15.	Comprehensive Income

Comprehensive income is as follows (in thousands):

	For the Year Ended December 31,
	2007	2006	2005

Net income	$276,047	$253,264	$282,643
Other comprehensive income:
Change in fair value of interest rate contracts	(20,126)	(2,729)	10,619
Amortization of interest rate contracts	(1,454)	(1,454)	(520)
Foreign currency translation	22,716	1,587	—

Other comprehensive income	1,136	(2,596)	10,099

Total comprehensive income	$277,183	$250,668	$292,742

16.	Discontinued Operations and Disposition of Real Estate and Real Estate Investments

Discontinued Operations

During the year ended December 31, 2007, the Company sold 67 properties (including one property held for sale at December 31, 2006, and 22 properties acquired through the IRRETI merger in 2007) and one property was classified as held for sale, which were classified as discontinued operations for the years ended December 31, 2007, 2006 and 2005, aggregating 6.3 million square feet of Company-owned GLA. The Company had one property considered held for sale at December 31, 2007 and 2006. During the period January 1, 2008 through September 30, 2008, the Company sold 11 properties (including one business center and one property held for sale at December 31, 2007). Included in discontinued operations for the three years ending December 31, 2007, are 119 properties aggregating 11.9 million square feet of Company-owned GLA. Of these properties, 93 previously had been included in the shopping center segment and 26 of these properties previously had been included in the business center segment (Note 21). The operations of these properties have been reflected on a comparative basis as discontinued operations in the consolidated financial statements for the three years ended December 31, included herein.

The balance sheet relating to the assets held for sale and the operating results relating to assets sold or designated as assets held for sale after December 31, 2004, are as follows (in thousands):

	December 31,
	2007	2006

Land	$3,365	$685
Building	2,494	7,679
Other real estate assets	4	194

	5,863	8,558
Less: Accumulated depreciation	(67)	(3,326)

	5,796	5,232
Other assets	—	92

Total assets held for sale	$5,796	$5,324

	For the Year Ended December 31,
	2007	2006	2005

Revenues	$36,828	$50,452	$74,409

Expenses:
Operating	10,553	14,304	22,941
Impairment charge	—	—	642
Interest, net	9,965	15,679	16,502
Depreciation	9,225	12,902	17,960
Minority interests	(434)	(440)	1,096

	29,309	42,445	59,141

Income from discontinued operations	7,519	8,007	15,268
Gain on disposition of real estate, net of tax	12,259	11,051	16,667

	$19,778	$19,058	$31,935

The Company sold properties and recorded gains on dispositions, as described below, for the three years ended December 31, 2007 (in millions):

	Number of	Gain on
	Properties	Disposition of
	Sold	Real Estate

2007	67	$12.3
2006	6	11.1
2005	35	16.7

In the second quarter of 2005, the Company recorded an impairment charge of $0.6 million relating to one remaining former Best Products site sold in the third quarter of 2005. This impairment charge was reclassified into discontinued operations (see table above) due to the sale of the property.

Disposition of Real Estate and Real Estate Investments

The Company recorded gains on disposition of real estate and real estate investments for the three years ended December 31, 2007, as follows (in millions):

	For the Year Ended December 31,
	2007	2006	2005

Transfer of assets to DDR Domestic Retail Fund I (1)(2)	$1.8	$—	$—
Transfer of assets to Dividend Capital Total Realty Trust Joint Venture (1)(3)	50.3	—	—
Transfer of assets to DPG Realty Holdings LLC (1)(4)	—	0.6	—
Transfer of assets to DDR Macquarie Fund LLC (1)(5)	—	9.2	81.2
Transfer of assets to DDR MDT PS LLC (1)(6)	—	38.9	—
Transfer of assets to Service Holdings LLC (1)(7)	—	6.1
Land sales (8)	14.0	14.8	6.0
Previously deferred gains and other gains and losses on dispositions (9)	2.8	2.4	0.9

	$68.9	$72.0	$88.1

(1)	This disposition is not classified as discontinued operations due to the Company’s continuing involvement through its retained ownership interest and management agreements.

(2)	The Company transferred two wholly-owned assets. The Company did not record a gain on the contribution of 54 assets, as these assets were recently acquired through the merger with IRRETI.

(3)	The Company transferred three recently developed assets.

(4)	The Company transferred a newly developed expansion area adjacent to a shopping center owned by the joint venture.

(5)	The Company transferred three assets in 2007, newly developed expansion areas adjacent to four shopping centers owned by the joint venture in 2006 and 12 assets in 2005. The Company did not record a gain on the contribution of three assets in 2007, as these assets were recently acquired through the merger with IRRETI.

(6)	The Company transferred six recently developed assets.

(7)	The Company transferred 51 retail sites previously occupied by Service Merchandise.

(8)	These dispositions did not meet the criteria for discontinued operations as the land did not have any significant operations prior to disposition.

(9)	These gains and losses are primarily attributable to the subsequent leasing of units related to master lease and other obligations originally established on disposed properties, which are no longer required.

17.	Transactions With Related Parties

The Company sold a 4% interest in Coventry I to certain Coventry I employees in 2005. At December 31, 2007, the Company owns a 100% interest in Coventry I (Note 2).

As discussed in Note 2, the Company entered into the KLA/SM Joint Venture in March 2002 with Lubert-Adler Real Estate Funds, which is owned in part by a director of the Company. In August 2006, the Company purchased its then partners’ approximate 75% interest in the remaining 52 assets at a gross purchase price of approximately $138 million relating to the partners’ ownership, based on a total valuation of approximately $185 million for all remaining assets, including outstanding indebtedness. The Company sold 51 of the assets to Service Holdings LLC in September 2006.

As discussed in Note 4, in 2005 the Company entered into the Mervyns Joint Venture that acquired the underlying real estate of 36 operating Mervyns stores for approximately $396.2 million. In 2006, the Mervyns Joint Venture purchased one additional site for approximately $11.0 million, and the Company purchased one additional site for approximately $12.4 million. In 2005, the Company also purchased an additional site for approximately $14.4 million. The assets were acquired from several funds, one of which was managed by Lubert-Adler Real Estate Funds, which is owned in part by a director of the Company.

The Company has a lease for office space owned by the mother of the Chairman of the Board and CEO (“CEO”). General and administrative rental expense associated with this office space aggregated $0.6 million for each of the years ended December 31, 2007, 2006 and 2005. The Company periodically utilizes a conference center owned by the trust of Bert Wolstein, deceased founder of the Company, father of the CEO, and one of its principal shareholders, for Company-sponsored events and meetings. The Company paid $0.2 million in 2007 and less than $0.1 million in each year ended 2006 and 2005 for the use of this facility.

Transactions with the Company’s equity affiliates are described in Note 2.

18.	Benefit Plans

Stock-Based Compensation

The Company’s stock option and equity-based award plans provide for grants to employees of the Company of incentive and non-qualified stock options to purchase common shares of the Company, rights to receive the appreciation in value of common shares, awards of common shares subject to restrictions on transfer, awards of common shares issuable in the future upon satisfaction of certain conditions and rights to purchase common shares and other awards based on common shares. Under the terms of the award plans, awards available for grant approximated 1.7 million shares at December 31, 2007. Options may be granted at per share prices not less than fair market value at the date of grant, and in the case of options, must be exercisable within the maximum contractual term of 10 years thereof (or, with respect to incentive options granted to certain shareholders, within five years thereof). Options granted under the plans generally vest one year after the date of grant as to one-third of the optioned shares, with the remaining options vesting over the following two-year period.

In previous years, the Company granted options to its directors. Such options were granted at the fair market value on the date of grant. All of the options granted to the directors are currently exercisable.

Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective method. The Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006, reflect the impact of SFAS 123(R). In accordance with the modified prospective method, the Company’s consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123(R). Prior to the adoption of FAS 123(R), the Company applied APB 25, “Accounting for Stock Issued to Employees,” in accounting for its plans. Accordingly, the Company did not recognize compensation cost for stock options when the option exercise price equaled or exceeded the market value on the date of the grant. See Note 1 for disclosure of pro forma information regarding net income and earnings per share for 2005. Assuming application of the fair value method pursuant to SFAS 123, the compensation cost, which was required to be charged against income for all of the above mentioned plans, was $5.3 million for 2005.

The fair values for stock-based awards granted in 2007, 2006 and 2005 were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	For the Year Ended December 31,
	2007	2006	2005

Weighted average fair value of grants	$9.76	$6.50	$4.52
Risk-free interest rate (range)	4.1% - 4.8%	4.4% - 5.1%	3.2% - 4.3%
Dividend yield (range)	4.0% - 4.9%	4.2% - 5.0%	4.6% - 5.4%
Expected life (range)	3 - 5 years	3 - 4 years	3 - 6 years
Expected volatility (range)	19.2% - 20.3%	19.8% - 20.3%	19.8% - 22.9%

The risk-free rate was based upon a U.S. Treasury Strip with a maturity date that approximates the expected term of the award. The expected life of the award was derived by referring to actual exercise experience. The expected volatility of the stock was derived by referring to changes in the Company’s historical stock prices over a time frame similar to the expected life of the award. The Company has no reason to believe that future stock volatility is likely to materially differ from historical volatility.

The following table reflects the stock option activity described above (aggregate intrinsic value in thousands):

				Weighted-
			Weighted-	Average
			Average	Remaining	Aggregate
	Number of Options		Exercise	Contractual	Intrinsic
	Employees	Directors	Price	Term	Value

Balance December 31, 2004	1,976	88	$25.66
Granted	622	—	41.96
Exercised	(639)	(26)	20.00
Forfeited	(56)	—	34.76

Balance December 31, 2005	1,903	62	$32.46
Granted	302	—	51.19
Exercised	(679)	(20)	29.31
Forfeited	(41)	—	42.85

Balance December 31, 2006	1,485	42	$37.28
Granted	341	—	65.54
Exercised	(148)	—	32.22
Forfeited	(25)	—	47.21

Balance December 31, 2007	1,653	42	$43.37	6.8	$5,706

Options exercisable at December 31,
2007	1,003	42	$35.67	5.7	$5,706
2006	616	42	28.75	6.1	22,517
2005	635	62	25.22	6.2	15,198

The following table summarizes the characteristics of the options outstanding at December 31, 2007 (in thousands):

Options Outstanding				Options Exercisable
		Weighted-
	Outstanding	Average	Weighted-		Weighted-
Range of	as of	Remaining	Average	Exercisable as	Average
Exercise Prices	12/31/07	Contractual Life	Exercise Price	of 12/31/07	Exercise price

$11.50-$13.76	23	2.5	$13.15	23	$13.15
$13.77-$20.63	57	3.6	19.60	57	19.60
$20.64-$27.51	197	4.4	22.70	197	22.70
$27.52-$34.38	42	5.8	29.59	42	29.59
$34.39-$41.27	333	5.9	36.44	330	36.40
$41.28-$48.15	429	6.9	41.83	265	41.68
$48.16-$55.02	264	7.8	50.98	103	50.89
$55.03-$61.90	21	9.0	56.15	5	55.76
$61.91-$68.78	329	8.8	65.79	23	66.75

	1,695	6.8	$43.37	1,045	$35.67

The following table reflects the activity for unvested stock option awards for the year ended December 31, 2007 (in thousands):

		Weighted
		Average
		Grant Date
	Options	Fair Value

Unvested at December 31, 2006	869	$5.42
Granted	341	9.75
Vested	(545)	5.36
Forfeited	(15)	6.10

Unvested at December 31, 2007	650	$7.73

As of December 31, 2007, total unrecognized stock option compensation cost of share-based compensation arrangements aggregated $3.0 million. The cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

Exercises of Employee Stock Options

The total intrinsic value of options exercised for the year ended December 31, 2007, was approximately $3.9 million. The total cash received from employees as a result of employee stock option exercises for the year ended December 31, 2007, was approximately $4.3 million. The Company settles employee stock option exercises primarily with newly issued common shares or with treasury shares, if available.

Restricted Stock Awards

In 2007, 2006 and 2005, the Board of Directors approved grants of 89,172, 64,940 and 88,360 restricted common shares, respectively, to several executives of the Company. The restricted stock grants vest in equal annual amounts over a five-year period. Restricted stock awards have the same cash dividend and voting rights as other common stock and are considered to be currently issued and outstanding. These grants have a weighted-average fair value at the date of grant ranging from $36.32 to $66.75, which was equal to the market value of the Company’s common shares at the date of grant. In 2007, 2006 and 2005, grants of 5,172, 9,497 and 6,912 common shares, respectively, were issued as compensation to the outside directors. These grants were issued equal to the market value of the Company’s stock at the date of grant.

The following table reflects the activity for unvested restricted stock awards for the year ended December 31, 2007 (in thousands):

		Weighted
		Average
		Grant Date
	Awards	Fair Value

Unvested at December 31, 2006	162	$41.04
Granted	89	66.15
Vested	(105)	44.19

Unvested at December 31, 2007	146	$54.47

As of December 31, 2007, total unrecognized compensation of restricted stock award arrangements granted under the plans aggregated $8.0 million. The cost is expected to be recognized over a weighted-average period of approximately 1.3 years.

Performance Units

In 2000, the Board of Directors approved a grant of 30,000 Performance Units (“Performance Units”) to the Company’s CEO. Pursuant to the provisions of the Plan, the 30,000 Performance Units were converted on December 31, 2004, to 200,000 restricted common shares based on the annualized total shareholders’ return for the five years ended December 31, 2004. In 2002, the Board of Directors approved grants aggregating 70,000 Performance Units to the Company’s CEO, former President and current President. The 70,000 Performance Units were converted on December 31, 2006, to 466,666 restricted common shares based on the annualized total shareholders’ return, as defined by the Plan, for the five years ending December 31, 2006. Each of these restricted share grants will vest over the five-year period.

The fair value of each Performance Unit grant was estimated on the date of grant using a simulation approach based model using the following assumptions:

Range

Risk-free interest rate	4.4%-6.4%
Dividend yield	7.8%-10.9%
Expected life	10 years
Expected volatility	20%-23%

The following table reflects the activity for the unvested awards for the year ended December 31, 2007 (in thousands):

Awards

Unvested at December 31, 2006	136
Granted	466
Vested	(217)

Unvested at December 31, 2007	385

As of December 31, 2007, total unrecognized compensation costs of the 2000 and 2002 Performance Units that were granted aggregated $0.1 million and $0.8 million, respectively. The costs are expected to be recognized over two- and four-year terms, respectively.

Outperformance Awards

In December 2005 and August 2006, the Board of Directors approved grants of outperformance long-term incentive plan agreements (“Outperformance Awards”) with certain executive officers. The outperformance agreements provide for awards of the Company’s common shares, or an equivalent amount in cash, at the Company’s option, to certain officers of the Company if stated performance metrics are achieved.

With respect to the award plans granted to the Company’s Chief Executive Officer and President (the “Senior Executive Officers”), the performance metrics are as follows: (a) a specified level of growth in the Company’s funds from operations (the “FFO Target”), (b) an increase in the market price of the Company’s common shares (the “Share Price Target”), (c) an increase in the market price of the Company’s common shares relative to the increase in the market prices of the relative common shares of companies included in a specified peer group (the “Comparative Share Price Target”), together with the Share Price Target (the “Share Price Metrics”), and (d) non-financial performance criteria established by the Compensation Committee of the Board of Directors of the Company (the “Discretionary Metrics”) and, together with the FFO Target and the Share Price Metrics (the “Senior Executive Officer Targets”). The beginning of the measurement period for the Senior Executive Officer Targets is January 1, 2005, because the performance award measurement period for the Chief Executive Officer ended December 31, 2004. The current measurement period ended December 31, 2007.

The Company will issue to the Senior Executive Officers a number of common shares equal to (a) the dollar value assigned to the FFO Target set forth in such officer’s outperformance agreement, divided by (b) the greater of (i) the average closing price for the common shares over the 20 trading days ending on the applicable valuation date (as defined in the outpeformance agreements) or (ii) the closing price per common share on the last trading date before the senior executive officer valuation date (as defined in the outperformance agreements), or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date, March 1, 2008.

If one or both of the Share Price Metrics are achieved, the Company will issue to the Senior Executive Officer a number of shares set forth in the agreement, depending on whether one or both of the Share Price Metrics have been achieved, or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date, March 1, 2008. The value of the number of common shares or equivalent amount paid in cash with respect to the Share Price Metrics that may be paid is capped at the amount specified in each Senior Executive Officer’s outperformance agreement.

If, in the discretion of the Compensation Committee, the Discretionary Metrics have been achieved, the Company will issue to the officer a number of common shares equal to (a) the dollar value assigned to the Discretionary Metrics set forth in such Senior Executive Officer’s outperformance agreement, (b) divided by the greater of (i) the average closing price for the common shares over the 20 trading days ending on the valuation date (as defined in the outperformance agreements) or (ii) the closing price per common share on the last trading date before the senior executive officer valuation date (as defined in the outperformance agreements), or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date, March 1, 2008.

With respect to nine additional executive officers (the “Officers”), the performance metrics are as follows: (a) the FFO Target, (b) a total return to the Company’s shareholders target (the “TRS Target”) and (c) a total return to the Company’s shareholders target relative to that of the total return to shareholders of companies included in a specified peer group (the “Comparative TRS Target,” together with the TRS Target, the “TRS Metrics” and, together with the FFO Target and the TRS Target, the “Officer Targets”). The measurement period for the Officer Targets is January 1, 2005, through the earlier of December 31, 2009, or the date of a change in control.

If the FFO Target is achieved, the Company will issue to each Officer a number of common shares equal to (a) the dollar value assigned to the FFO Target set forth in such officer’s outperformance agreement and (b) divided by the greater of (i) the average closing price for the common shares over the 20 trading days ending on the valuation date (as defined in the outperformance agreements) or (ii) the closing price per common share on the last trading date before the officer valuation date (as defined in the outperformance agreements), or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date, March 1, 2010.

If one or both of the TRS Metrics are achieved, the Company will issue to each Officer a number of shares set forth in the agreement, depending on whether one or both of the TRS Metrics have been achieved, or the equivalent amount of cash, at the Company’s option, as soon as practicable following the applicable vesting date. The value of the number of common shares or equivalent amount paid in cash with respect to the TRS Metrics that may be paid is capped at an amount specified in each Officer’s outperformance agreement, which management believes does not represent an obligation that is based solely or predominantly on a fixed monetary amount known at the grant date.

The fair value of each outperformance unit grant for the share price metrics was estimated on the date of grant using a Monte Carlo approach model based on the following assumptions:

Range

Risk-free interest rate	4.4%-5.0%
Dividend yield	4.4%-4.5%
Expected life	3-5 years
Expected volatility	19%-21%

As of December 31, 2007, $0.2 million and $0.8 million of total unrecognized compensation costs were related to the two market metric components associated with the granted Senior Executive Officer and the Officers outperformance plans, respectively, and expected to be recognized over 0.17- and 2.17-year terms, respectively.

2007 Supplemental Equity Program

In December 2007, the Board of Directors approved the 2007 Supplemental Equity Program (“2007 Program”) for certain executive officers. The 2007 Program provides for an award pool payable in the Company’s common shares, or an equivalent amount in cash, at the Company’s option, to certain officers of the Company if the actual total return on the Company’s common shares during the relevant measurement period exceeds the minimum return.

The 2007 Program allows for measurement periods beginning December 1, 2010 and final measurement period is through the earlier of December 1, 2012, or the date of a change in control.

The minimum return is the greater of (a) an amount equal to a deemed return on the common shares, including the sum of all cash dividends paid with each such dividend deemed to be reinvested as of the ex-dividend date, equal to a 9% annual rate compounded as of the last day of each November during the measurement period, and (b) an amount equal to a deemed return on the common shares, including the sum of all cash dividends paid with each such dividend deemed to be reinvested as of the ex-dividend date, equal to the total return of the FTSE NAREIT Equity Index (total index that includes reinvested dividends) during the measurement period (“Minimum Return”). The actual total return on the common shares during the measurement period will be based on (a) the price of a common share as of the last day of a measurement period plus the sum of all cash dividends on a common share during the measurement period with each such dividend being deemed reinvested in common shares as of the ex-dividend date minus (b) the closing price of a common share on November 30, 2007 (the “Company Total Return”). The price of a common share as of the last day of a measurement period (the “Share Price”) will be the greater of (i) the average closing price of a common share as reported on the New York Stock Exchange over the 20 trading days ending on the relevant valuation date or (ii) the closing price of a common share as reported on the New York Stock Exchange on the trading day immediately preceding the relevant valuation date. However, for purposes of a valuation date that is the date of a change in control (as defined in the 2007 Supplemental Equity Program), the Share Price will mean the final price per common share agreed upon by the parties to the change in control. A separate calculation will be made with respect to any common shares issued after adoption of the 2007 program, other than pursuant to employee compensation arrangements, including any equity-based award plan. The Minimum Return and the Company Total Return on those common shares and the amount of any award pool payable with respect to those shares will be calculated from the date of issuance of those shares.

Subject to adjustments, the award pool will be an amount not to exceed the product of (a) 7.5% multiplied by (b) the product of (i) the amount by which the Company Total Return exceeds the Minimum Return times (ii) the number of weighted average outstanding shares during the relevant measurement period calculated on a fully diluted basis on a Funds from Operations basis. On each valuation date occurring on and after November 30, 2010, the award pool will be reduced by the total value of all shares (or cash) previously awarded pursuant to the 2007 Program. The maximum award pool on any valuation date equals (a) the product of (i) 1.5% times (ii) the Share Price on such valuation date times (iii) the number of outstanding common shares on such valuation date determined on a fully diluted basis on a Funds from Operations basis minus (b) the total value of all shares (or cash), if any, previously awarded pursuant to the 2007 Program.

If for any measurement period beginning on December 1, 2010, the Company Total Return exceeds the Minimum Return, the Company will grant a number of shares equal to the number of shares determined by (i) first multiplying the applicable award pool by the percentage of the award pool and (ii) dividing such product by the share price.

Any shares granted with respect to a measurement period will vest in equal annual installments on each vesting date occurring after the end of such measurement period through and including December 15, 2012. All unvested shares that have not been previously forfeited will vest immediately upon a change in control.

The fair value of each 2007 Program award was estimated on the date of grant using a Monte Carlo approach model based on the following assumptions:

Range

Risk-free interest rate	3.4%
Dividend yield	5.9%
Expected life	5 years
Expected volatility	21%

As of December 31, 2007, $20.9 million of total unrecognized compensation costs are expected to be recognized over a 4.9-year term.

During 2007, 2006 and 2005, approximately $11.0 million, $8.3 million and $5.7 million, respectively, was charged to expense associated with awards under the equity-based award plans relating to stock grants, restricted stock, Performance Units and Outperformance Awards. In addition, in 2007 the Company recorded approximately $0.9 million of stock-based compensation in accordance with the provisions of SFAS 123(R), “Share-Based Payment,” related to the former president’s resignation as an executive officer of the Company, effective May 2007.

401(k) Plan

The Company has a 401(k) defined contribution plan, covering substantially all of the officers and employees of the Company, that permits participants to defer up to a maximum of 15% of their compensation. The Company matches the participant’s contribution in an amount equal to 50% of the participant’s elective deferral for the plan year up to a maximum of 6% of a participant’s base salary plus annual cash bonus, not to exceed the sum of 3% of the participant’s base salary plus annual cash bonus. The Company’s plan allows for the Company to also make additional discretionary contributions. No discretionary contributions have been made. Employees’ contributions are fully vested, and the Company’s matching contributions vest 20% per year. Once an employee has been with the Company five years, all matching contributions are fully vested. The Company funds all matching contributions with cash. The Company’s contributions for each of the three years ended December 31, 2007, 2006 and 2005, were $0.8 million, $0.6 million and $0.6 million, respectively. The 401(k) plan is fully funded at December 31, 2007.

Elective Deferred Compensation Plan

The Company has a non-qualified elective deferred compensation plan for certain officers that permits participants to defer up to 100% of their base salaries and annual performance-based cash bonuses, less applicable taxes and benefits deductions. The Company provides a matching contribution to any participant who has contributed the maximum permitted under the 401(k) plan. This matching contribution is equal to the difference between (a) 3% of the sum of the participant’s base salary and annual performance-based bonus deferred under the 401(k) plan and the deferred compensation combined and (b) the actual employer matching contribution under the 401(k) plan. Deferred compensation related to an employee contribution is charged to expense and is fully vested. Deferred compensation related to the Company’s matching contribution is charged to expense and vests 20% per year. Once an employee has been with the Company five years, all matching contributions are fully vested. The Company’s contributions were $0.2 million, $0.1 million and $0.1 million for the three years ended December 31, 2007. At December 31, 2007, 2006 and 2005, deferred compensation under this plan aggregated approximately $15.6 million, $12.3 million and $9.9 million, respectively. The plan is fully funded at December 31, 2007.

Equity Deferred Compensation Plan

In 2003, the Company established the Developers Diversified Realty Corporation Equity Deferred Compensation Plan (the “Plan”), a non-qualified compensation plan for certain officers and directors of the Company to defer the receipt of restricted shares and, for compensation earned prior to December 31, 2004, the gain otherwise recognizable upon the exercise of options (see Note 13 regarding the deferral of stock to this Plan). At December 31, 2007 and 2006, there were 0.8 million and 0.6 million common shares, respectively, of the Company in the Plan valued at $29.3 million and $39.6 million, respectively. The Plan is fully funded at December 31, 2007.

Directors’ Deferred Compensation Plan

In 2000, the Company established the Directors Deferred Compensation Plan (the “Directors Plan”), a non-qualified compensation plan for the directors of the Company to defer the receipt of quarterly compensation. In 2007, the Company funded this obligation with common shares. At December 31, 2007, there were less than 0.1 million common shares of the Company in the Plan valued at $2.0 million. The Plan is fully funded at December 31, 2007.

Other Compensation

During 2006 and 2005, the Company recorded $0.7 million and $1.5 million of charges, respectively, as additional compensation to the Company’s CEO, relating to an incentive compensation agreement associated with the Company’s investment in the Retail Value Fund Program. Pursuant to this agreement, the Company’s CEO was entitled to receive up to 25% of the distributions made by Coventry I (Note 2), provided the Company achieved certain performance thresholds in relation to funds from operations growth and/or total shareholder return. This agreement was terminated in January 2007 as part of the Company’s acquisition of Coventry I (Note 2).

19.	Earnings and Dividends Per Share

Earnings Per Share (“EPS”) have been computed pursuant to the provisions of SFAS No. 128. The following table provides a reconciliation of income from continuing operations and the number of common shares used in the computations of “basic” EPS, which utilizes the weighted average of common shares outstanding without regard to dilutive potential common shares, and “diluted” EPS, which includes all such shares.

	For the Year Ended December 31,
	(In thousands, except per share amounts)
	2007	2006	2005

Income from continuing operations	$187,418	$162,183	$162,568
Plus: Gain on disposition of real estate and real estate investments	68,851	72,023	88,140
Less: Preferred stock dividends	(50,934)	(55,169)	(55,169)

Basic and Diluted — Income from continuing operations applicable to common shareholders	$205,335	$179,037	$195,539

Number of Shares:
Basic — Average shares outstanding	120,879	109,002	108,310
Effect of dilutive securities:
Stock options	456	546	677
Operating partnership minority interests	—	—	—
Restricted stock	162	65	155

Diluted — Average shares outstanding	121,497	109,613	109,142

Per share data:
Basic earnings per share data:
Income from continuing operations applicable to common shareholders	$1.70	$1.65	$1.81
Income from discontinued operations	0.16	0.17	0.29

Net income applicable to common shareholders	$1.86	$1.82	$2.10

Diluted earnings per share data:
Income from continuing operations applicable to common shareholders	$1.69	$1.64	$1.79
Income from discontinued operations	0.16	0.17	0.29

Net income applicable to common shareholders	$1.85	$1.81	$2.08

Options to purchase 1.7 million, 1.5 million and 2.0 million common shares were outstanding at December 31, 2007, 2006 and 2005, respectively (Note 18), a portion of which has been reflected above in diluted per share amounts using the treasury stock method. Options aggregating 0.6 million and 0.1 million common shares were antidilutive at December 31, 2007 and 2005, respectively, and none of the options outstanding at 2006 were antidilutive. Accordingly, the antidilutive options were excluded from the computations.

Basic average shares outstanding does not include restricted shares totaling 145,980, 161,958 and 191,406 that were not vested at December 31, 2007, 2006 and 2005, respectively, or Performance Units totaling 385,333, 136,000 and 170,000 that were not vested at December 31, 2007, 2006 and 2005, respectively.

The exchange into common shares of the minority interests, associated with OP Units, was not included in the computation of diluted EPS for 2007, 2006 or 2005 because the effect of assuming conversion was antidilutive (Note 13).

The Senior Convertible Notes, which are convertible into common shares of the Company with initial conversion prices of approximately $74.75 and $65.11 were not included in the computation of diluted EPS for 2007, and the 2006 Senior Convertible Notes, with an initial conversion price of approximately $65.11, were not included in the computation of diluted EPS for the year ended December 31, 2006, as the Company’s stock price did not exceed the strike price of the conversion feature. These notes were not outstanding in 2005 (Note 9).

The forward equity contract entered into in December 2006 for 11.6 million common shares of the Company was not included in the computation of diluted EPS for 2006 because the effect of assuming conversion was antidilutive (Note 13). This contract was not outstanding in 2007 and 2005.

20.	Federal Income Taxes

The Company elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1993. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that the Company distribute at least 90% of its taxable income to its shareholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes to its shareholders. As the Company distributed sufficient taxable income for the three years ended December 31, 2007, no U.S. federal income or excise taxes were incurred.

If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any alternative minimum tax) and may not be able to qualify as a REIT for the four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, at December 31, 2007, the Company has one taxable REIT subsidiary that generates taxable income from non-REIT activities and is subject to federal, state and local income taxes.

At December 31, 2007, 2006 and 2005, the tax cost basis of assets was approximately $8.8 billion, $7.3 billion and $6.9 billion, respectively.

The following represents the combined activity of all of the Company’s taxable REIT subsidiaries (in thousands):

	For the Year Ended December 31,
	2007	2006	2005

Book income (loss) before income taxes	$47,315	$7,770	$(5,166)

Components of income tax (benefit) expense are as follows:
Current:
Federal	$1,188	$3,410	$—
State and local	1,759	490	—

	2,947	3,900	—

Deferred:
Federal	(12,962)	(6,428)	(1,875)
State and local	(1,939)	(945)	(276)

	(14,901)	(7,373)	(2,151)

Total benefit	$(11,954)	$(3,473)	$(2,151)

In 2007, the Company recognized an aggregate income tax benefit of approximately $14.6 million. In the first quarter, the Company recognized $15.4 million of the benefit as a result of the reversal of a previously established valuation allowance against deferred tax assets. The reserves were related to deferred tax assets established in prior years, at which time it was determined that it was more likely than not that the deferred tax asset would not be realized and, therefore, a valuation allowance was required. Several factors were considered in the first quarter of 2007 that contributed to the reversal of the valuation allowance. The most significant factor was the sale of merchant build assets by the Company’s taxable REIT subsidiary in the second quarter of 2007 and similar projected taxable gains for future periods. Other factors included the merger of various taxable REIT subsidiaries and the anticipated profit levels of the Company’s taxable REIT subsidiaries, which will facilitate the realization of the deferred tax assets. Management regularly assesses established reserves and adjusts these reserves when facts and circumstances indicate that a change in estimates is necessary. Based upon these factors, management determined that it is more likely than not that the deferred tax assets will be realized in the future and, accordingly, the valuation allowance recorded against those deferred tax assets is no longer required.

The 2006 income tax benefit is primarily attributable to the Company’s ability to deduct intercompany interest costs due to the increased gain on disposition of real estate. The allowance of intercompany interest expense within the Company’s taxable REIT subsidiaries is subject to certain intercompany limitations based upon taxable income as required under Internal Revenue Code Section 163(j).

The differences between total income tax expense or benefit and the amount computed by applying the statutory federal income tax rate to income before taxes were as follows (in thousands):

	For the Year Ended December 31,
	2007	2006	2005

Statutory rate of 34% applied to pre-tax income (loss)	$16,087	$2,642	$(1,757)
Effect of state and local income taxes, net of federal tax benefit	2,366	388	(258)
Valuation allowance (decrease) increase	(22,180)	(13,043)	2,855
Other	(8,227)	6,540	(2,991)

Total benefit	$(11,954)	$(3,473)	$(2,151)

Effective tax rate	(25.27)%	(44.70)%	41.64%

Deferred tax assets and liabilities of the Company’s taxable REIT subsidiaries were as follows (in thousands):

	For the Year Ended December 31,
	2007	2006	2005

Deferred tax assets (1)	$41,825	$45,100	$53,394
Deferred tax liabilities	(688)	(237)	(2,861)
Valuation allowance (1)	(17,410)	(36,037)	(49,080)

Net deferred tax asset	$23,727	$8,826	$1,453

(1)	The majority of the deferred tax assets and valuation allowance is attributable to interest expense, subject to limitations and basis differentials in assets due to purchase price accounting.

Reconciliation of GAAP net income to taxable income is as follows (in thousands):

	For the Year Ended December 31,
	2007	2006	2005

GAAP net income	$276,047	$253,264	$282,643
Plus: Book depreciation and amortization (1)	112,202	93,189	64,854
Less: Tax depreciation and amortization (1)	(99,894)	(80,852)	(52,362)
Book/tax differences on gains/losses from capital transactions	12,384	12,161	(4,382)
Joint venture equity in earnings, net (1)	(4,321)	(41,695)	(111,351)
Dividends from subsidiary REIT investments	32,281	33,446	96,868
Deferred income	9,471	(2,136)	1,495
Compensation expense	8,818	(9,215)	(10,589)
Miscellaneous book/tax differences, net	(20,950)	(6,068)	(12,186)

Taxable income before adjustments	326,038	252,094	254,990
Less: Capital gains	(116,108)	(69,977)	(84,041)

Taxable income subject to the 90% dividend requirement	$209,930	$182,117	$170,949

(1)	Depreciation expense from majority-owned subsidiaries and affiliates, which are consolidated for financial reporting purposes, but not for tax reporting purposes, is included in the reconciliation item “Joint venture equity in earnings, net.”

Reconciliation between cash dividends paid and the dividends paid deduction is as follows (in thousands):

	For the Year Ended December 31,
	2007	2006	2005

Cash dividends paid	$353,094	$306,929	$285,710
Less: Dividends designated to prior year	(6,967)	(6,900)	(14,651)
Plus: Dividends designated from the following year	6,967	6,900	6,900
Less: Portion designated capital gain distribution	(116,108)	(69,977)	(84,041)
Less: Return of capital	(27,056)	(54,835)	(22,969)

Dividends paid deduction	$209,930	$182,117	$170,949

Characterization of distributions is as follows (per share):

	For the Year Ended December 31,
	2007	2006	2005

Ordinary income	$1.51	$1.31	$1.24
Capital gains	0.83	0.50	0.61
Return of capital	0.23	0.50	0.21

	$2.57	$2.31	$2.06

All of the fourth quarter dividends for each of the years ended December 31, 2007, 2006 and 2005, have been allocated and reported to shareholders in the subsequent year. Dividends per share reported to shareholders for the years ended December 31, 2007, 2006 and 2005, are summarized as follows:

		Gross
2007	Date	Ordinary	Capital Gain	Return of	Total
Dividends	Paid	Income	Distributions	Capital	Dividends

4th quarter 2006	01/08/07	$0.34	$0.20	$0.05	$0.59
1st quarter	04/09/07	0.39	0.21	0.06	0.66
2nd quarter	07/03/07	0.39	0.21	0.06	0.66
3rd quarter	10/02/07	0.39	0.21	0.06	0.66
4th quarter	01/08/08	—	—	—	—

		$1.51	$0.83	$0.23	$2.57

		Gross
2006	Date	Ordinary	Capital Gain	Return of	Total
Dividends	Paid	Income	Distributions	Capital	Dividends

4th quarter 2005	01/08/06	$0.30	$0.12	$0.12	$0.54
1st quarter	04/03/06	0.33	0.13	0.13	0.59
2nd quarter	07/05/06	0.34	0.12	0.13	0.59
3rd quarter	10/02/06	0.34	0.13	0.12	0.59
4th quarter	01/08/07	—	—	—	—

		$1.31	$0.50	$0.50	$2.31

		Gross
2005	Date	Ordinary	Capital Gain	Return of	Total
Dividends	Paid	Income	Distributions	Capital	Dividends

4th quarter 2004	01/06/05	$0.26	$0.13	$0.05	$0.44
1st quarter	04/04/05	0.32	0.16	0.06	0.54
2nd quarter	07/05/05	0.33	0.16	0.05	0.54
3rd quarter	10/03/05	0.33	0.16	0.05	0.54
4th quarter	01/08/06	—	—	—	—

		$1.24	$0.61	$0.21	$2.06

21.	Segment Information

The Company had two reportable business segments, shopping centers and business centers, determined in accordance with SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” The Company sold the majority of its business center assets in 2005. Each shopping center and business center is considered a separate operating segment, and both segments utilize the accounting policies described in Note 1; however, each shopping center on a stand-alone basis is less than 10% of the revenues, profit or loss, and assets of the combined reported operating segment and meets the majority of the aggregation criteria under SFAS 131.

At December 31, 2007, the shopping center segment consisted of 710 shopping centers (including 317 owned through unconsolidated joint ventures and 40 that are otherwise consolidated by the Company) in 45 states, plus Puerto Rico and Brazil. During the period January 1, 2008 through September 30, 2008, the Company sold nine shopping centers and one business center. At December 31, 2006, the shopping center segment consisted of 467 shopping centers (including 167 owned through unconsolidated joint ventures and 39 that are otherwise consolidated by the Company) in 44 states, plus Puerto Rico and Brazil. At December 31, 2005, the shopping center segment consisted of 469 shopping centers (including 200 owned through unconsolidated joint ventures and 37 that are otherwise consolidated by the Company) in 44 states, plus Puerto Rico. At December 31, 2007, 2006 and 2005, the business center segment consisted of seven business centers in five states.

The table below presents information about the Company’s reportable segments for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	2007
	Business	Shopping
	Centers	Centers	Other	Total

Total revenues	$5,198	$931,664		$936,862
Operating expenses	(2,076)	(237,900)		(239,976)

	3,122	693,764		696,886
Unallocated expenses (1)			$(534,479)	(534,479)
Equity in net income of joint ventures		43,229		43,229
Minority equity interests			(18,218)	(18,218)

Income from continuing operations				$187,418

Total real estate assets	$101,989	$8,882,749		$8,984,738

	2006
	Business	Shopping
	Centers	Centers	Other	Total

Total revenues	$4,437	$769,836		$774,273
Operating expenses	(1,923)	(194,284)		(196,207)

	2,514	575,552		578,066
Unallocated expenses (1)			$(437,327)	(437,327)
Equity in net income of joint ventures		30,337		30,337
Minority equity interests			(8,893)	(8,893)

Income from continuing operations				$162,183

Total real estate assets	$90,772	$7,359,921		$7,450,693

	2005
	Business	Shopping
	Centers	Centers	Other	Total

Total revenues	$4,260	$669,903		$674,163
Operating expenses	(1,675)	(168,730)		(170,405)

	2,585	501,173		503,758
Unallocated expenses (1)			$(369,211)	(369,211)
Equity in net income of joint ventures		34,873		34,873
Minority equity interests			(6,852)	(6,852)

Income from continuing operations				$162,568

Total real estate assets	$86,374	$6,942,963		$7,029,337

(1)	Unallocated expenses consist of general and administrative, interest income, interest expense, other income/expense, tax benefit/expense and depreciation and amortization as listed in the consolidated statements of operations.

22.	Subsequent Events

Debt Repayment

In January 2008, the Company repaid $100.0 million of its unsecured fixed-rate notes upon maturity.

DDR Holborn Brampton LP

In January 2008, the Company formed a 50%-owned joint venture. This joint venture acquired land in Brampton, Ontario, Canada for CDN $19.0 million for future development.

23.	Quarterly Results of Operations (Unaudited)

The following table sets forth the quarterly results of operations, as restated for discontinued operations, for the years ended December 31, 2007 and 2006 (in thousands, except per share amounts):

	First	Second	Third	Fourth	Total

2007
Revenues	$218,206	$250,464	$231,547	$236,645	$936,862
Net income	62,536	127,437	43,283	42,791	276,047
Net income applicable to common shareholders	48,744	111,429	32,716	32,224	255,113
Basic:
Net income per common share	$0.42	$0.90	$0.27	$0.27	$1.86
Weighted average number of shares	114,851	124,455	123,329	120,786	120,879
Diluted:
Net income per common share	$0.42	$0.89	$0.26	$0.27	$1.85
Weighted average number of shares	115,661	125,926	123,727	121,103	121,497
2006
Revenues	$189,503	$187,625	$193,877	$203,268	$774,273
Net income	49,727	78,736	62,812	61,989	253,264
Net income applicable to common shareholders	35,935	64,943	49,020	48,197	198,095
Basic:
Net income per common share	$0.33	$0.59	$0.45	$0.44	$1.82
Weighted average number of shares	108,962	109,393	109,120	108,638	109,002
Diluted:
Net income per common share	$0.33	$0.59	$0.45	$0.44	$1.81
Weighted average number of shares	109,609	110,866	109,670	109,308	109,613

In February 2007, a subsidiary of the Company merged with IRRETI (Note 4). As such, the first quarter of 2007 results of operations shown above are not comparable to the remaining quarters.

24.	Other Events

Subsequent to the filing of the Company’s Annual Report on Form 10-K on February 29, 2008, the Company retrospectively adjusted its audited consolidated financial statements for the years ended December 31, 2007, 2006 and 2005, due to certain provisions of SFAS No. 144, that require the Company to report the results of operations of a property if it has either been disposed or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, the Company retrospectively adjusted its audited consolidated financial statements for the years ended December 31, 2007, 2006 and 2005, to reflect properties that were sold during the nine-month period ended September 30, 2008 and that were not classified as discontinued operations at December 31, 2007. The effect of the retrospective adjustment represents an increase of $0.7 million, $2.2 million and a decrease of $0.2 million in its previously reported income from continuing operations for the years ended December 31, 2007, 2006 and 2005, respectively. As a result of the foregoing, Notes 4, 12, 14, 16, 19, 21, and 23 (unaudited) to the consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 have been updated. There is no effect on the Company’s previously reported net income, financial condition or cash flows.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation
(Registrant)
Date December 3, 2008	By:	/S/ Christa A. Vesy
Christa A. Vesy
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
23	Consent of PricewaterhouseCoopers LLP